Execution Version

INDENTURE*

Dated as of February 4, 2021

Among

HAWAIIAN BRAND INTELLECTUAL PROPERTY, LTD. and

HawaiianMiles Loyalty, Ltd.,
as Issuers

HAWAIIAN AIRLINES, INC., and
Hawaiian Holdings, Inc.,

as Parent Guarantors

THE OTHER GUARANTORS FROM TIME TO TIME PARTY HERETO

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee and Collateral Custodian

5.750% SENIOR SECURED NOTES DUE 2026
* Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.

28804.00065

-i-

-ii-

-iii-

-iv-

SCHEDULES
Schedule 1.01(a)	Contribution Agreements
Schedule 4.06(e)	Material HawaiianMiles Agreements

-v-

INDENTURE, dated as of February 4, 2021 among Hawaiian Brand Intellectual Property, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Brand Issuer”), HawaiianMiles Loyalty, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Loyalty Issuer,” and together with the Brand Issuer, the “Issuers” and each an “Issuer”), Hawaiian Airlines, Inc. (“Hawaiian”) and Hawaiian Holdings, Inc. (“Hawaiian Holdings”, and together with Hawaiian, the “Parent Guarantors”), as the parent guarantors, the other Guarantors from time to time party hereto, and Wilmington Trust, National Association, a national banking association, as Trustee and Collateral Custodian.
W I T N E S S E T H
WHEREAS, the Issuers have duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) $1,200,000,000 aggregate principal amount of 5.750% Senior Secured Notes due 2026 (the “Initial Notes”) and (ii) any Additional Notes that may be issued after the Closing Date in compliance with this Indenture;
WHEREAS, the obligations of the Issuers with respect to the due and punctual payment of interest, principal and premium, if any, on the Notes and the performance and observation of each covenant and agreement under this Indenture on the part of the Issuers to be performed or observed will be unconditionally and irrevocably guaranteed by the Guarantors;
WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuers and authenticated and delivered hereunder, the valid obligations of the Issuers and (ii) to make this Indenture a valid agreement of the Issuers have been done; and
WHEREAS, the Guarantors party hereto have duly authorized the execution and delivery of this Indenture as guarantors of the Notes, and all things necessary (i) to make the Note Guarantee, when the Notes are executed and duly issued by the Issuers and authenticated and delivered hereunder, the valid obligations of such Guarantors and (ii) to make this Indenture a valid agreement of such Guarantors, in accordance with its terms, have been done.
NOW, THEREFORE, the Issuers, the Guarantors, the Trustee and the Collateral Custodian agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.
ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01    Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Notes Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Account Control Agreements” means each multi-party security and control agreement entered into by any Grantor, a financial institution which maintains one or more deposit accounts or securities accounts and the Trustee or the Collateral Agent, as applicable, that have been pledged to the Trustee or Collateral Agent, as applicable, as Collateral under the Collateral Documents or any other Notes Document, in each case giving the Trustee or Collateral Agent, as applicable, “control” (as defined in Section 8-106 or 9-104 of the UCC) over the applicable account and in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as applicable.
“Act of Required Debtholders” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.
“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Section 2.01 and Section 4.09 hereof, as part of the same series as the Initial Notes.
“Additional Senior Secured Debt” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.
“Administration Agreements” means the administration agreements, dated on or about the Closing Date, between each of (i) the Issuers and the Cayman Guarantors (as applicable), (ii) the Administrator, (iii) Walkers Fiduciary Limited in its capacity as share trustee and (iv) Hawaiian.
“Administrator” means Walkers Fiduciary Limited in its capacity as administrator under the Administration Agreements.
“AEOI Regulations” means the Cayman Islands regulations which have been issued to give effect to the US IGA and CRS.
“Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, or is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person, if such controlling person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided that the PBGC shall not be an Affiliate of any Issuer or any Guarantor; and provided further that Walkers Fiduciary Limited shall not be an Affiliate of the Issuers or the Cayman Guarantors.
“Agent” means each of the Trustee, the Collateral Agent, the Depositary and the Collateral Custodian.
“Airport Authority” means any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities, which in each case is an owner, administrator, operator or manager of one or more airports or related facilities.
“Allocable Share” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.

“Allocation Date” means, with respect to any Payment Date and the related Quarterly Reporting Period, the Business Day that is two (2) Business Days prior to such Payment Date.
“Anti-Corruption Laws” means all laws, rules and regulations of the United States applicable to Hawaiian Holdings or its Subsidiaries from time to time intended to prevent or restrict bribery or corruption.
“Appeal Amounts” has the meaning ascribed to such term in the definition of “Hawaiian Case Milestones.”
“Applicable Procedures” means, with respect to any selection of Notes, transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Notes Depositary, Euroclear and/or Clearstream that apply to such selection, transfer or exchange.
“Appraisal” means an appraisal of the value of the Collateral by an Approved Appraisal Firm delivered by Hawaiian to the Trustee pursuant to Section 4.16.
“Approved Appraisal Firm” means each of MBA Aviation, BDO, BK Associates, Inc., and Duff & Phelps, LLC.
“Available Funds” means, with respect to any Payment Date, the sum of (i) the amount of funds allocated to the Notes pursuant to the Collateral Agency and Accounts Agreement for such Payment Date and transferred from any Collection Account to the Notes Payment Account on or prior to such Payment Date as contemplated under Section 4.03 and pursuant to the terms of the Collateral Agency and Accounts Agreement, (ii) any amounts transferred to the Notes Payment Account from the Notes Reserve Account for application on such Payment Date as set forth in Section 4.05, and (iii) any other amount deposited into the Notes Payment Account by or on behalf of any Issuer on or prior to such Payment Date.
“Bankruptcy Case” means (i) an entity (A) commences a voluntary case or proceeding, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing its inability generally to, pay its debts as they become due or (ii) a court of competent jurisdiction enters an order or decree under any bankruptcy law that (A) is for relief against such entity, (B) appoints a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of such entity or for all or substantially all of the property of such entity or (C) orders the liquidation of such entity, and in each case under clause (ii) the order or decree remains unstayed and in effect for 60 consecutive days.
“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.
“Bankruptcy Default” means any Event of Default described in Section 6.02(a)(v), Section 6.02(a)(vi), and Section 6.02(a)(xiv).

“Bankruptcy Law” means the Bankruptcy Code or any similar federal, state or foreign law relating to reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other debtor relief, including, without limitation, Part V and sections 86-88 (inclusive) of the Companies Act (as amended) of the Cayman Islands and the Companies Winding Up Rules 2018 of the Cayman Islands, each as amended from time to time, and any bankruptcy, insolvency, winding up, reorganization or similar law enacted under the laws of the Cayman Islands or any other applicable jurisdiction.
“Barclays Co-Branded Credit Card Agreement” means the Amended and Restated Co-Branded Credit Card Agreement, dated as of March 9, 2018, between Hawaiian and Barclays Bank Delaware, as amended, amended and restated, supplemented or otherwise modified from time to time (including, without limitation, pursuant to that certain Loyalty Partner Consent and Amendment to the Loyalty Program Agreement dated as of the Closing Date).
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board of Directors” means:
(1)    with respect to a corporation or an exempted company, the board of directors of the corporation or exempted company, as applicable, or any committee thereof duly authorized to act on behalf of such board;
(2)    with respect to a partnership, the board of directors of the general partner of the partnership;
(3)    with respect to a limited liability company, the managing member or members, manager or managers or any controlling committee of managing members or managers thereof; and
(4)    with respect to any other Person, the board or committee of such Person serving a similar function.
“Brand Collection Account” means the non-interest bearing trust account of Brand Issuer held at Wilmington Trust, National Association, account name: “Brand Collection Account,” which account is established and maintained at the New York office of the Depositary and under the control of the Collateral Agent pursuant to the Collateral Agency and Accounts Agreement, or any successor account that is an Eligible Account and which is under the control of the Collateral Agent pursuant to the Collateral Agency and Accounts Agreement.
“Brand Intellectual Property” means all worldwide rights, owned or purported to be owned, or later developed or acquired and owned or purported to be owned, by Hawaiian or any of its Subsidiaries, in and to all Intellectual Property comprising (a) all trademarks, service marks, brand names, designs, and logos that include the word “Hawaiian” or any successor brand (collectively, the “Trademarks”) and (b) the “hawaiianairlines.com” domain name and similar domain names or any successor domain names (collectively, the “Domain Names”), including (i) all causes of action and claims now or hereafter held by Hawaiian or any of its Subsidiaries in respect of the Trademarks and Domain Names, including, without limitation, the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof and (ii) all other trademark rights corresponding thereto and all other trademark rights of any kind whatsoever accruing under the Trademarks and Domain Names; together, in each case, with the goodwill of the business connected with such use of, and symbolized by, each of the Trademarks and Domain Names.
“Brand IP Case Milestones Termination Event” means during a Hawaiian Bankruptcy Case any of clause (f), (h) or (i) of the definition of “Hawaiian Case Milestones” (and without giving effect to the lead-in to such definition, which excludes the Brand IP Licenses) are not met or satisfied with respect to any Brand IP License or at the conclusion of the Hawaiian Bankruptcy Case, Hawaiian has not assumed the Hawaiian Brand Sublicense or, to the extent applicable, HoldCo 2 has not assumed the HoldCo 2 Brand License.
“Brand IP License Assumption Order” has the meaning ascribed to it in each Brand IP License, as context requires.
“Brand IP Licenses” means the HoldCo 2 Brand License and the Hawaiian Brand Sublicense.
“Brand Issuer to Loyalty Issuer License” means that certain Loyalty Program Brand License Agreement, dated as of the date hereof, by and between the Brand Issuer, as licensor, and Loyalty Issuer, as licensee.
“Brand License Termination Payment” has the meaning ascribed to it in the Hawaiian Brand Sublicense.
“Brand Management Agreement” means that certain Brand Management Agreement, dated as of the date hereof, among the Brand Issuer, HoldCo 2, Hawaiian, as manager, and the Collateral Agent.
“Brand Suspension Event” has the meaning ascribed to it in each Brand IP License, as context requires.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, Wilmington, Delaware, Honolulu, Hawaii or such other domestic city in which the corporate trust office of the Trustee or Collateral Agent is located (in each case, as set forth in the Collateral Agency and Accounts Agreement, as such locations may be updated pursuant to the Collateral Agency and Accounts Agreement) are required or authorized to remain closed.
“Capital Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Markets Offering” means any offering of “securities” (as defined under the Securities Act) in (a) a public offering registered under the Securities Act, or (b) an offering not required to be registered under the Securities Act (including, without limitation, a private placement under Section 4(a)(2) of the Securities Act, an exempt offering pursuant to Rule 144A and/or Regulation S of the Securities Act and an offering of exempt securities).
“Capital Stock” means:
(1)    in the case of a corporation, corporate stock;
(2)    in the case of an association, exempted company or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Equivalents” means any or all of the following:
(1)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(2)    direct obligations of state and local government entities, in each case maturing within one year from the date of acquisition thereof, which have a rating of at least A- (or the equivalent thereof) from S&P or A3 (or the equivalent thereof) from Moody’s;
(3)    obligations of domestic or foreign companies and their subsidiaries (including, without limitation, agencies, sponsored enterprises or instrumentalities chartered by an Act of Congress, which are not backed by the full faith and credit of the United States), including, without limitation, bills, notes, bonds, debentures, and mortgage-backed securities, in each case maturing within one year from the date of acquisition thereof;
(4)    Investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 (or the equivalent thereof) from S&P or P-2 (or the equivalent thereof) from Moody’s;
(5)    Investments in certificates of deposit (including Investments made through an intermediary, such as the certificated deposit account registry service), banker’s acceptances,

time deposits, eurodollar time deposits and overnight bank deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any other commercial bank of recognized standing organized under the laws of the United States or any State thereof that has a combined capital and surplus and undivided profits of not less than $250.0 million;
(6)    fully collateralized repurchase agreements with a term of not more than six months for underlying securities that would otherwise be eligible for investment;
(7)    Investments in money in an investment company registered under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in clauses (1) through (6) of this definition. This could include, but not be limited to, money market funds or short-term and intermediate bonds funds;
(8)    money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA (or the equivalent thereof) by S&P and Aaa (or the equivalent thereof) by Moody’s and (iii) have portfolio assets of at least $5.0 billion;
(9)    deposits available for withdrawal on demand with commercial banks organized in the United States having capital and surplus in excess of $100.0 million;
(10)    securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A- by S&P or A3 by Moody’s; and
(11)    any other securities or pools of securities that are classified under GAAP as cash equivalents or short-term investments on a balance sheet.
“Cash Trap Cure” shall be deemed to occur on, (a) in the case of a Cash Trap Event that arises under Section 6.01(a)(i), the earlier of (i) the occurrence of a deposit of funds into the Collection Accounts in an amount sufficient to satisfy the Debt Service Coverage Ratio Test with respect to the Cash Trap Event before the related Payment Date and (ii) the first day of the Quarterly Reporting Period following the Quarterly Reporting Period related to the Determination Date on which the Debt Service Coverage Ratio Test has been satisfied for two consecutive Determination Dates following the Determination Date on which the Cash Trap Event was triggered, (b) in the case of a Cash Trap Event that arises under Section 6.01(a)(ii), the date on which the balance in the Notes Reserve Account is at least equal to the Notes Reserve Account Required Balance, and (c) in the case of a Cash Trap Event that arises under Section 6.01(a)(iii), the date that no Event of Default under this Indenture shall exist or be continuing.
“Cash Trap Period” means the period commencing on the occurrence of a Cash Trap Event, and ending on the earlier of (a) the date (if any) on which the Cash Trap Cure is consummated and (b) the date all Obligations (other than contingent obligations not due and owing) have been paid in full in cash.
“Cayman AML Regulations” means the Anti-Money Laundering Regulations (2020 Revision) and The Guidance Notes on the Prevention and Detection of Money Laundering and Terrorist Financing in the Cayman Islands (or equivalent legislation and guidance, as applicable), and each as amended and revised from time to time.
“Cayman Guarantors” means HoldCo 1 and HoldCo 2.
“Cayman Share Mortgages” means the equitable mortgages over shares in (a) the Loyalty Issuer, dated the Closing Date, between HoldCo 2 and the Collateral Agent, (b) the Brand Issuer, dated the Closing Date, between HoldCo 2 and the Collateral Agent, (c) HoldCo 2, dated the Closing Date, between HoldCo 1 and the Collateral Agent, and (d) HoldCo 1, dated the Closing Date, between Hawaiian and the Collateral Agent, each for the benefit of the Senior Secured Parties.
“Clearstream” means Clearstream Banking S.A. and its successors.
“Closing Date” means the date of original issuance of the Notes.
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all the assets and properties subject to the Liens created by the Collateral Documents.
“Collateral Agency and Accounts Agreement” means that certain Collateral Agency and Accounts Agreement dated as of the Closing Date, among the Issuers, the other Grantors from time to time party thereto, the Trustee, each other Senior Secured Debt Representative from time to time party thereto, Wilmington Trust, National Association, as the depositary (the “Depositary”) and the Collateral Agent.
“Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent for the Senior Secured Parties.
“Collateral Custodian” means Wilmington Trust, National Association, as collateral custodian, together with its permitted successors and assigns in such capacity, or any successor or replacement thereto selected pursuant to and in accordance with Section 7.11.
“Collateral Documents” means, collectively, this Indenture, any Account Control Agreements, the Security Agreement, the Hawaiian Security Agreement, each IP Security Agreement, the Collateral Agency and Accounts Agreement, the Cayman Share Mortgages and other agreements, instruments or documents that create or purport to create a Lien in favor of the Collateral Agent for the benefit of the Senior Secured Parties or the Trustee for the benefit of the Notes Secured Parties, in each case, as may be amended and restated from time to time, and so long as such agreement, instrument or document shall not have been terminated in accordance with its terms.

“Collateral Sale” means the Disposition of any Collateral.
“Collection Account” means, individually or collectively as the context may require, (i) the Loyalty Collection Account and (ii) the Brand Collection Account.
“Collections” means, with respect to any Quarterly Reporting Period, the aggregate amount of Transaction Revenues deposited in the Collection Accounts during such period. For the avoidance of doubt, amounts deposited into any Collection Account to pre-fund the Required Deposit Amount shall not constitute Collections.
“Competitor” means (i) any Person operating a commercial passenger air carrier business, (ii) any other Person that competes with the business of Hawaiian, any Cayman Guarantor, any Issuer or any Subsidiary thereof and (iii) any Affiliate of any Person described in clause (i) or (ii) (other than any Affiliate of such Person under common control with such Person, which Affiliate is not actively involved in the management and/or operations of such Person).
“Contingent Payment Event” means any indemnity, termination payment or liquidated damages under a HawaiianMiles Agreement.
“Contribution Agreement” means each of the agreements set forth on Schedule 1.01(a) and each other contribution agreement entered into after the date hereof pursuant to which Hawaiian contributes (a) all of its rights, title and interest to the Brand Intellectual Property owned or purported to be owned, or later developed or acquired and owned, by Hawaiian, directly or indirectly, to the Brand Issuer or (b) (i) all of its rights, title and interest to the Loyalty Program Intellectual Property owned or purported to be owned, or later developed or acquired and owned, by Hawaiian, (ii) all rights to establish, create, organize, initiate, participate, operate, assist, benefit from, promote or otherwise be involved in or associated with, in any capacity, the HawaiianMiles Program, or any other customer loyalty miles program or any similar customer loyalty program, other than in connection with any Permitted Acquisition Loyalty Program, (iii) all of its payment rights under any HawaiianMiles Agreement (but not any of its obligations thereunder), including its rights to receive payment under or with respect to any HawaiianMiles Agreement and all payments due and to become due thereunder, and (iv) cash proceeds from the Premier Club Program, in each case of clauses (i) through (iv), directly or indirectly, to the Loyalty Issuer.
“Controlled Accounts” means each Collection Account, the Notes Payment Account, the Notes Reserve Account and the ECF Account.
“Corporate Trust Office” shall be at the address of the Trustee or the Collateral Custodian, as applicable, specified in Section 12.02 hereof or such other address as to which the Trustee or the Collateral Custodian, respectively, may give notice to the Holders and the Issuers.
“CRS” means the OECD Standard for Automatic Exchange of Financial Account Information—Common Reporting Standard.
“Currency” means miles, points and/or other units that are a medium of exchange constituting a convertible, virtual, and private currency that is tradable property and that can be sold or issued to Persons.

“Data Protection Laws” means all laws, rules and regulations applicable to each applicable Issuer, Guarantor or Subsidiary thereof regarding privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), processing, encryption, security, safeguarding, loss, disclosure and use of Personal Data (including Personal Data of employees, contractors, customers, loan applicants and third parties), On-line Tracking Data, and email and mobile communications, including any approvals or notices required in connection therewith.
“Day Count Fraction” means the number of days elapsed in such period on a 30/360 basis.
“Debt Service Coverage Ratio” means, with respect to any Determination Date commencing with the Determination Date for the Quarterly Reporting Period ending on June 30, 2021, the ratio obtained by dividing (i) the sum of (x) the aggregate amount of Collections deposited to the Collection Accounts during the related Quarterly Reporting Period and (y) Cure Amounts deposited to the Collection Accounts on or prior to such Payment Date (and which remain on deposit in a Collection Account on such Payment Date) by (ii) the Interest Distribution Amount for the related Payment Date.
“Debt Service Coverage Ratio Test” shall be satisfied as of any Determination Date if the Debt Service Coverage Ratio is not less than:
(i)for the Determination Dates in July 2021, October 2021, January 2022 and April 2022, 1.25 to 1.0;
(ii)for the Determination Dates in July 2022, October 2022, January 2023 and April 2023, 1.50 to 1.0;
(iii)for the Determination Dates in July 2023, October 2023, January 2024 and April 2024, 1.75 to 1.0; and
(iv)for any Determination Date thereafter, 2.0 to 1.0.
“Deeds of Undertaking” means (i) the deed of undertaking in respect of the Loyalty Issuer to be entered into on or about the Closing Date among the Loyalty Issuer, HoldCo 2, the Collateral Agent and Walkers Fiduciary Limited, (ii) the deed of undertaking in respect of the Brand Issuer to be entered into on or about the Closing Date among the Brand Issuer, HoldCo 2, the Collateral Agent and Walkers Fiduciary Limited, (iii) the deed of undertaking in respect of HoldCo 2 to be entered into on or about the Closing Date among HoldCo 2, HoldCo 1, the Collateral Agent and Walkers Fiduciary Limited, and (iv) the deed of undertaking in respect of HoldCo 1 to be entered into on or about the Closing Date among HoldCo 1, Hawaiian, the Collateral Agent and Walkers Fiduciary Limited.
“Default” means any event that, unless cured or waived, is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
“Deposit Account” has the meaning given to it in the UCC.
“Depositary” means Wilmington Trust, National Association, as depositary under the Collateral Agency and Accounts Agreement.
“Determination Date” means, with respect to any Payment Date and the related Quarterly Reporting Period, commencing with the Quarterly Reporting Period ending June 30, 2021, the Business Day that is three Business Days prior to such Payment Date.
“Direction of Payment” means a notice to each counterparty of a HawaiianMiles Agreement, which shall include instructions to such counterparties to pay all amounts due to Hawaiian Holdings or any Subsidiary thereof under the applicable HawaiianMiles Agreement directly to the Loyalty Collection Account.
“Discharge of Senior Secured Debt Obligations” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.
“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“DTC” means The Depository Trust Company.
“Eligible Account” means: (a) a segregated deposit account maintained with a depository institution or trust company whose short term unsecured debt obligations are rated at least, if rated by S&P, A-1 by S&P, if rated by Moody’s, P-1 by Moody’s, and, if rated by Fitch, F-1 by Fitch, (b) a segregated account which is maintained with a depository institution or trust company whose long term unsecured debt obligations are rated at least, if rated by S&P, A by S&P, if rated by Moody’s, A2 by Moody’s and, if rated by Fitch, BBB- by Fitch or (c) a segregated trust account maintained in the corporate trust department of a federally or state chartered depository institution whose long-term unsecured debt obligations are rated at least, if rated by S&P, A by S&P, if rated by Moody’s, A2 by Moody’s and, if rated by Fitch, BBB- by Fitch, subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. §9.10(b) in effect on the Closing Date.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
“Euroclear” means Euroclear Bank SA/NV and its successors, as operator of the Euroclear System.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Exchange Rate” means, on any day, the rate at which the currency other than the Required Currency may be exchanged into the Required Currency at approximately 11:00 a.m., New York City time, on such date on the Bloomberg Key Cross Currency Rates Page for the relevant currency. To the extent that such rate does not appear on any Bloomberg Key Cross Currency Rate Page, the Exchange Rate shall be determined by Hawaiian in good faith.
“Excluded Intellectual Property” means (a) all Intellectual Property other than (i) the Loyalty Program Intellectual Property and (ii) the Brand Intellectual Property and (b) all Hawaiian Traveler Data.
“Excluded Property” means:
(i)    any lease, license, instrument, charter, permit, franchise, authorization, contract or other agreement, and any of its rights or interest thereunder or any property subject thereto, if and to the extent (but only to the extent) that a security interest:
    (A)    is prohibited by or in violation of any law, rule or regulation applicable to such Grantor;
    (B)    would (x) result in a breach of the terms of, or constitute a default under, such lease, license, instrument, charter, permit, franchise, authorization, contract or other agreement unless and until any required consent shall have been obtained or (y) give any other party to such lease, license, instrument, charter, permit, franchise, authorization, contract or other agreement the right to terminate its obligations thereunder pursuant to a valid and enforceable provision;
    (C)    is expressly permitted under such lease, license, instrument, charter, permit, franchise, authorization, contract or other agreement only with consent of the parties thereto (other than consent of a Grantor) and such necessary consents to such grant of a security interest have not been obtained;
in each case of the foregoing clauses (A) through (C) unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest under the Collateral Documents pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other Requirement of Law (including the Bankruptcy Code); provided that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, instrument, charter, permit, franchise, authorization, contract or other agreement not subject to the prohibitions specified in the foregoing clauses (A) through (C) above;
(ii)    any “intent to use” trademark applications for which a statement of use has not been filed with and accepted by the United States Patent and Trademark Office (but only until such statement is filed and accepted);

(iii)    cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Senior Secured Debt or Junior Lien Debt in connection with a permitted repayment thereof and in favor of the Collateral Agent (in the case of Senior Secured Debt) or the collateral agent, administrative agent or trustee in respect of such Junior Lien Debt; provided that (A) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged and (B) the satisfaction or discharge of such Indebtedness is expressly permitted under the Transaction Documents; and
(iv)    cash and Cash Equivalents distributed to Hawaiian by the Issuers in accordance with the terms of this Indenture;
provided, however, that (1) “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property) and (2) in the case of any lease, license, instrument, charter, permit, franchise, authorization, contract or other agreement to which any Obligor is a party, and any of its rights or interest thereunder or any property subject thereto (including any general intangibles), if and to the extent (but only to the extent) that a security interest therein to be granted by such Obligor would (a) result in a breach of the terms of, or constitute a default under, such lease, license, instrument, charter, permit, franchise, authorization, contract or other agreement unless and until any required consent of any Obligor shall have been obtained or (b) give any other Obligor party to such lease, license, instrument, charter, permit, franchise, authorization, contract or other agreement the right to terminate its obligations thereunder, each such Obligor hereby agrees that its consent to such security interest is hereby provided and any such right to terminate such obligations is hereby waived, in each case in connection with the security interests granted hereby or by any Collateral Document (and such Obligor agrees that such property referred to in this clause (2) shall not constitute Excluded Property) solely to the extent the consent of such Obligor would be sufficient to overcome such prohibition.
“Extraordinary Resolution” has the meaning ascribed to such term in the Specified Organizational Documents of each SPV Party, as applicable.
“FATCA”: Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, or any U.S. or non-U.S. fiscal or regulatory legislation, rules, practices or guidance notes adopted pursuant to any such intergovernmental agreement, including the US IGA.
“Fees” means the fees set forth in the fee letter, dated as of January 22, 2021, between the Trustee, the Collateral Agent and the Issuers, at the times set forth therein.
“Fitch” means Fitch, Inc., also known as Fitch Ratings, and its successors.
“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board, such other statements by such other entity as have been approved by a significant segment of the accounting profession and the rules and regulations of the SEC governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.
“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.
“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, Section 2.06(b) or Section 2.06(d) hereof.
“Government Securities” means securities that are:
(1)    direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or
(2)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the Person thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government. Governmental Authority shall not include any Person in its capacity as an Airport Authority.
“Grantor” means each Issuer and each other Obligor that shall at any time pledge Collateral under a Collateral Document.
“Guarantee” means a guarantee (other than (i) by endorsement of negotiable instruments for collection or (ii) customary contractual indemnities, in each case in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions).
“Guarantor” means the Parent Guarantors, the Cayman Guarantors or any other entity that becomes a guarantor with respect to the Notes.
“Hawaiian Bankruptcy Case” means (1) Hawaiian (A) commences a voluntary case or proceeding, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing its inability generally to, pay its debts as they become due or (2) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against Hawaiian, (B) appoints a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of Hawaiian or for all or substantially all of the property of Hawaiian or (C) orders the liquidation of Hawaiian, and in each case under clause (2) the order or decree remains unstayed and in effect for 60 consecutive days.
“Hawaiian Brand Sublicense” means that certain Brand Sublicense Agreement, dated as of the date hereof, by and between HoldCo 2, as licensor, Hawaiian, as licensee, and Hawaiian Holdings, as guarantor.
“Hawaiian Case Milestones” means that, during a Hawaiian Bankruptcy Case:
Each of the following, other than with respect to the Brand IP Licenses (including where Transaction Documents is referenced herein):
(a)    each Issuer and each Guarantor shall continue to perform its respective obligations under the Transaction Documents and there shall be no material interruption in the flow of funds under such Transaction Documents in accordance with the terms thereunder; provided, that (i) the performance by the Issuers and the Guarantors under this clause (a) shall in all respects be subject to any applicable materiality qualifiers, cure rights and/or grace periods provided for under the respective Transaction Documents, and (ii) the Guarantors shall have thirty (30) days from the Petition Date (as defined below) to cure any failure to perform that requires court authorization to perform;
(b)    the debtors in respect of the Hawaiian Bankruptcy Case (the “Debtors”) shall file with the applicable U.S. bankruptcy court (the “Bankruptcy Court”), within ten (10) days of the date of petition in respect of the Hawaiian Bankruptcy Case (the “Petition Date”), a customary and reasonable motion to assume, under section 365 of title 11 of the Bankruptcy Code, the IP Agreements, the Material HawaiianMiles Agreements, and the Administration Agreements to which the Debtors are a party (the “Executory Documents”) and continue to perform all obligations under the Transaction Documents (the “Assumption Motion”), and shall thereafter pursue (including by contesting any objections to) the approval of the Assumption Motion;
(c)    the Bankruptcy Court shall have entered a customary and reasonable final order (the “Assumption Order”) granting the Assumption Motion, within sixty (60) days after the

Petition Date, and such Assumption Order shall not be amended, stayed (unless the party seeking a stay has posted a cash bond in an amount equal to or greater than the maximum amount of the Brand License Termination Payment that could be asserted if the Hawaiian Brand Sublicense were to terminate (without reduction for any potential mitigation)), vacated, or reversed;
(d)    the parties agree and acknowledge that the Assumption Motion and Assumption Order shall be customary and reasonable and the Assumption Order shall provide, among other things, that: (i) the Debtors are authorized to assume the Executory Documents and perform all obligations under the Transaction Documents and implement actions contemplated thereby and, pursuant to the Assumption Order, will assume such Executory Documents pursuant to section 365 of the Bankruptcy Code; (ii) Transaction Documents are binding and enforceable against the parties thereto in accordance with their terms, without exception or amendment; (iii) any amounts payable under the Transaction Documents are actual and necessary costs and expenses of preserving the Debtors’ estates and shall be entitled to priority as an allowed administrative expenses of the Debtors pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code; (iv) the Debtors must cure any defaults under the Transaction Documents as a condition to assumption; and (v) the Debtors are authorized to take any action necessary to implement the terms of the Assumption Order;
(e)    each Debtor, each Issuer and each Guarantor (i) shall not take any action to materially interfere with the assumption of the Executory Documents or performance under the Transaction Documents, or support any other Person to take any such action; and (ii) shall take all steps commercially reasonably necessary, to contest any action that would materially interfere with the assumption of the Executory Documents and performance of all obligations under the Transaction Documents, including, without limitation, litigating any objections and/or appeals;
(f)    each Debtor, each Issuer and each Guarantor (i) shall not file any motion seeking to avoid, reject, disallow, subordinate, or recharacterize any obligation under the Transaction Documents or support any other Person to take any such action and (ii) shall take all steps commercially reasonably necessary, to contest any action that would seek to avoid, reject, disallow, subordinate, or recharacterize any obligation under the Transaction Documents, including, without limitation, litigating any objections and/or appeals;
(g)    in the event there is an appeal of the Assumption Order:
(i)    if the appeal has not been dismissed within sixty (60) days, then (A) the Notes Reserve Account Required Balance shall increase by $750,000 per month as long as such appeal is pending, up to a cap of $15 million, and (B) such additional amounts accrued pursuant to clause (A) above shall be released to Hawaiian within five (5) Business Days after the end of such appeal; and
(ii)    the Debtors shall pursue a court order requiring any appellants to post a cash bond in an amount equal to $15 million, to an account held solely for the sole benefit of the Senior Secured Parties (clauses (i) and (ii) the “Appeal Amounts”). For the avoidance of doubt, in the event that there are separate appeals of the Assumption Order and an order approving the assumption of either of the Brand IP Licenses or the Brand Issuer to Loyalty Issuer License, there shall only be one Appeal Amount;

(h)    the Hawaiian Bankruptcy Case shall not, and is not converted into, a case under chapter 7 of the Bankruptcy Code; and
(i)    each of any plan of reorganization filed or supported by any Debtor and the plan of reorganization shall either (i) expressly provide for assumption or reinstatement of the Transaction Documents to which such Debtor is party and reinstatement or replacement of each of the related guarantees, subject to applicable cure periods or (ii) provide that the Notes are paid in full in cash on the effective date of the plan of reorganization.
For the avoidance of doubt, notwithstanding the foregoing, during the pendency of and following any stay or appeal of the Assumption Order, each Issuer and other Guarantor must continue to perform all obligations under the Transaction Documents, including making any and all payments under the Transaction Documents in accordance with the terms thereof and as described above and, in the event of any such payment default (subject to any applicable cure or grace periods under the applicable Transaction Documents), nothing shall limit any of the Holders’, the Trustee’s or the Collateral Agent’s rights and remedies including but not limited to any termination rights under the Transaction Documents.
“Hawaiian Change of Control” means any of the following events:
(1)    the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Hawaiian Holdings and its Subsidiaries, taken as a whole, to any Person, other than to any Person which owns or operates (directly or indirectly through a contractual arrangement) a Permitted Airline Business (a “Permitted Person”) or a Subsidiary of a Permitted Person, in each case, if immediately after such transaction no Person is the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock of such Permitted Person (measured by voting power rather than number of shares); or
(2)    the acquisition by any Person or group of 50% or more of the total voting power of the Voting Stock of Hawaiian Holdings other than in connection with (A) any transaction or series of transactions in which Hawaiian Holdings shall become a wholly owned subsidiary of a Parent Entity of which no Person or group, as noted above, holds 50% or more of the total voting power or (B) any merger or consolidation of Hawaiian Holdings with or into a Permitted Person or a Subsidiary of a Permitted Person, in each case, if immediately after such transaction no Person is the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock of the entity that ultimately acquired the Voting Stock of Hawaiian Holdings or into whose Voting Stock the Voting Stock of Hawaiian Holdings is converted in the merger or other transaction (measured by voting power rather than number of shares);
provided, in each case, there is also a Rating Decline. For the avoidance of doubt, any Permitted Hawaiian Reorganization shall be deemed not to constitute a Hawaiian Change of Control. For purposes of the foregoing definition, (i) “Parent Entity” means, with respect to any Person, any other Person of which such Person is a direct or indirect wholly-owned Subsidiary, and (ii) “Person” shall include any “person” (as that term is used in Section 13(d)(3) of the Exchange Act).
“Hawaiian Intercompany Loan” means any loan made by the Issuers to Hawaiian with proceeds from the issuance of the Notes.

“Hawaiian Intercompany Note” means the promissory note(s) evidencing the Hawaiian Intercompany Loan.
“Hawaiian Loyalty Program Sublicense” means that certain Loyalty Program Intellectual Property Sublicense Agreement, dated as of the date hereof, by and between HoldCo 2, as licensor, and Hawaiian, as licensee, and Hawaiian Holdings, as guarantor.
“Hawaiian Security Agreement” means that certain Hawaiian Security Agreement, dated on the Closing Date, among Hawaiian and the Collateral Agent, as it may be amended and restated from time to time.
“Hawaiian Traveler Data” means data (a) generated, produced or acquired as a result of the issuance, modification or cancellation of customer tickets from Hawaiian or for flights on Hawaiian, including data in or derived from passenger name records (including name and contact information) associated with flights on Hawaiian, or (b) that relates to a customer’s flight-related experience, but excluding in the case of clause (a) information that would not be generated, produced or acquired in the absence of the HawaiianMiles Program or any other loyalty program.
“HawaiianMiles Agreements” means, at any time, all currently existing, future and successor co-branding, partnering or similar agreements related to or entered into in connection with the HawaiianMiles Program, including each Material HawaiianMiles Agreement, but excluding each Retained Agreement existing at such time. For the avoidance of doubt, the Barclays Co-Branded Credit Card Agreement shall in all cases be deemed to be a HawaiianMiles Agreement and shall in no case constitute a Retained Agreement.
“HawaiianMiles Customer Data” means all data owned or purported to be owned, or later developed or acquired and owned or purported to be owned, by Hawaiian or any of its Subsidiaries (including the Loyalty Issuer) and used, generated or produced primarily as part of the HawaiianMiles Program, including all of the following: (a) a list of all members of the HawaiianMiles Program; and (b) the HawaiianMiles Member Profile Data for each member of the HawaiianMiles Program, but excluding Hawaiian Traveler Data.
The parties hereto acknowledge and agree that customer name, contact information (including name, mailing address, email address, and phone numbers) and communication and promotion opt-ins (as described in clause (b) of the definition of “HawaiianMiles Member Profile Data”) are included in both HawaiianMiles Customer Data and Hawaiian Traveler Data; provided that the foregoing communication and promotion opt-ins are not specific to the HawaiianMiles Program, and if such communication and promotion opt-ins are specific to the HawaiianMiles Program, such information and data shall only be considered to be HawaiianMiles Customer Data (it being understood that Hawaiian shall be entitled to continue marketing its airline business in the ordinary course).
“HawaiianMiles Member Profile Data” means, with respect to each member of the HawaiianMiles Program, such member’s (a) name, mailing address, email address, and phone numbers, (b) communication and promotion opt-ins, (c) total miles balance, (d) third party engagement history, (e) accrual and redemption activity, including any data related to member segment designations or member segment activity or qualifications and (f) HawaiianMiles Program account number and annual member status, but excluding Hawaiian Traveler Data.
“HawaiianMiles Program” means any Loyalty Program, including the Premier Club Program, which is operated, owned or controlled, directly or indirectly by Hawaiian Holdings or any of its Subsidiaries, or principally associated with Hawaiian Holdings or any of its Subsidiaries, as in effect from time to time, whether under the “HawaiianMiles” name or otherwise, in each case including any successor program, but excluding any Permitted Acquisition Loyalty Program.
“HawaiianMiles Program Revenues” means, with respect to any period, the aggregate amount of revenues of the HawaiianMiles Program during such period (including any Retained Agreement Revenues).
“HawaiianMiles Transaction Revenues” means, with respect to any period and without duplication, the aggregate amount of revenues of the Loyalty Issuer under the HawaiianMiles Agreements during such period together with all other payments to the Loyalty Issuer under the HawaiianMiles Agreements during such period.
“Hedging Obligations” means, with respect to any Person, all obligations and liabilities of such Person under:
(1)    interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(2)    other agreements or arrangements designed to manage interest rates or interest rate risk; and
(3)    other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, fuel prices or other commodity prices, but excluding (x) clauses in purchase agreements and maintenance agreements pertaining to future prices and (y) fuel purchase agreements and fuel sales that are for physical delivery of the relevant commodity.
“HoldCo 1” means Hawaiian Finance 1, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands.
“HoldCo 2” means Hawaiian Finance 2, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands.
“HoldCo 2 Brand License” means that certain Brand License Agreement, dated as of the date hereof, by and between the Brand Issuer, as licensor, and HoldCo 2, as licensee.
“HoldCo 2 Loyalty Program License” means that certain Loyalty Program Intellectual Property License Agreement, dated as of the date hereof, by and between the Loyalty Issuer, as licensor, and HoldCo 2, as licensee.
“Holder” means, in the case of the Notes, a “noteholder,” which means the Person in whose name a Note is registered on the Registrar’s books, which shall initially be the respective nominee of DTC.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
(1)    in respect of borrowed money;
(2)    evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3)    in respect of banker’s acceptances;
(4)    representing Capital Lease Obligations;
(5)    representing the balance deferred and unpaid of the purchase price of any property or services due more than six (6) months after such property is acquired or such services are completed, but excluding in any event trade payables arising in the ordinary course of business; or
(6)    representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815—Derivatives and Hedging and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
“Indenture” means this Indenture, as amended or supplemented from time to time.
“Independent Director” means, at any time with respect to any SPV Party, a director of such SPV Party that (1) satisfies the Independent Director Criteria at such time and (2) is a duly appointed “Independent Director” under and as defined in such SPV Party’s Specified Organizational Document.
“Independent Director Criteria” means criteria that shall be satisfied only in respect of a natural person that (a) is a director who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience; (b) is provided by a company nationally recognized in the United States or the Cayman Islands for providing professional independent managers and directors, that is not an Affiliate of any Obligor or the Collateral Agent and that provides professional independent managers and directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director; and (c) is not, and has never been, and will not while serving as Independent Director be, any of the following: (i) a member, partner, equityholder, manager, director, officer or employee of any Issuer or any of its equityholders, the Collateral Agent or any Affiliates of the foregoing (except immaterial equity ownership in a Parent Guarantor or other than as an Independent Director of any SPV Party or any other Affiliate of an Issuer that is required by a creditor to be a single purpose bankruptcy-remote entity, provided that such Person is employed by a company that routinely provides professional independent managers or directors); (ii) a creditor, supplier or service provider (including provider of professional services) to either Issuer, the Collateral Agent or any of their respective equityholders or Affiliates (other than a nationally recognized company that routinely provides professional independent managers and directors and other corporate services to the Issuers, the Collateral Agent or any of their respective equityholders or Affiliates in the ordinary course of business); (iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or (iv) a Person that controls (whether directly, indirectly or otherwise) any of clause (i), (ii) or (iii) above.
Any director who is an employee of Walkers Fiduciary Limited shall be deemed to meet the requirements of an “Independent Director” for purposes of this definition.
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Initial Purchasers” means the persons named as initial purchasers in the Purchase Agreement, dated as of January 28, 2021.
“Intellectual Property” means all patents and pending patent applications, registered trademarks or service marks and pending applications to register any trademarks or service marks, brand names, trade dress, know how, registered copyrights and pending applications for registration of copyrights, Trade Secrets, registered domain names, and other intellectual property, whether registered or unregistered, including social media accounts, unregistered copyrights in software and source code and pending applications to register any of the foregoing, and all data.
“Intercreditor Agreements” means the Junior Lien Intercreditor Agreement and the Collateral Agency and Accounts Agreement.
“Interest Distribution Amount” means, with respect to each Payment Date, an amount equal to (a) the product of (i) the Interest Rate for the related Interest Period, multiplied by (ii) the Day Count Fraction, multiplied by (iii) the outstanding principal amount of the Notes as of the first day of the related Interest Period, plus (b) any unpaid Interest Distribution Amounts from prior Payment Dates plus, to the extent permitted by law, interest thereon at the applicable Interest Rate for the related Interest Period.
“Interest Period” means, for each Payment Date, the period from and including the Payment Date immediately preceding such Payment Date (or, with respect to the initial Payment Date, the Closing Date) to but excluding such Payment Date.
“Interest Rate” means, at any time, the sum of (a) 5.750% per annum plus (b) the Special Interest Rate at such time.

“Investments” means, with respect to any Person, all direct or indirect investments made by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances (but excluding advance payments and deposits for goods and services in the ordinary course of business) or capital contributions (excluding commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
“IP Agreements” means (a) each Contribution Agreement; (b) each IP License and the Brand Issuer to Loyalty Issuer License; (c) each Management Agreement and (d) each other contribution agreement, license or sublicense related to the Brand Intellectual Property or the Loyalty Program Intellectual Property that is required to be entered into after the Closing Date pursuant to the terms of any Transaction Document.
“IP License Transaction Revenues” means, with respect to any period and without duplication, the aggregate amount of payments received by the Issuers pursuant to the IP Licenses during such period.
“IP Licenses” means (a) the Brand IP Licenses and (b) the Loyalty IP Licenses.
“IP Security Agreements” shall have the meaning set forth in the Security Agreement.
“Issuer” means any Issuer.
“Issuer Bankruptcy Event” means (i) an Issuer (A) commences a voluntary case or proceeding, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, (E) admits in writing its inability generally to, pay its debts as they become due, or (F) passes a resolution for its voluntary winding up or liquidation or (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against such Issuer, (B) appoints a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of such Issuer or for all or substantially all of the property of such Issuer or (C) orders the liquidation of such Issuer, and in each case under clause (ii) the order or decree remains unstayed and in effect for 60 consecutive days.
“Issuer Change of Control” means the occurrence of any of the following:
(i)    the failure of Hawaiian to directly own 100% of the equity interests (other than the special share issued to the Special Shareholder) of HoldCo 1;
(ii)    the failure of HoldCo 1 to directly own 100% of the equity interests (other than the special share issued to the Special Shareholder) of HoldCo 2; or

(iii)    the failure of HoldCo 2 to directly own 100% of the equity interests (other than the special shares issued to the Special Shareholder) of each Issuer.
“Issuer Order” means a written request or order signed on behalf of each Issuer by an Officer of such Issuers and delivered to the Trustee.
“Issuers” has the meaning set forth in the preamble hereto until a successor replaces the applicable entity in accordance with the applicable provisions of this Indenture and, thereafter, includes such successor.
“Junior Lien Debt” means, any Indebtedness owed to any other Person, so long as (i) such Indebtedness is expressly subordinated in right of payment to the Notes and any other Senior Secured Debt Obligations in the agreement, indenture or other instrument governing such Indebtedness and in a Junior Lien Intercreditor Agreement, (ii) the Liens on the Collateral securing such Indebtedness are subordinated to the Liens on the Collateral securing the Notes and any other Senior Secured Debt Obligations pursuant to a Junior Lien Intercreditor Agreement, (ii) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the Weighted Average Life to Maturity of the Notes, (iii) the maturity date for such Indebtedness shall be at least 91 days after the latest maturity date of any Notes, (iv) such Indebtedness shall not be subject to or benefit from any Guarantee by any Person other than an Obligor, and (v) the terms and conditions governing such Indebtedness of the Obligors shall (a) be reasonably acceptable to the Required Debtholders or (b) not be materially more restrictive, when taken as a whole, on the Issuers (as determined in good faith by the Issuers), than the terms of the then-outstanding Notes (except for (x) terms that are conformed (or added) in the Transaction Documents for the benefit of the Holders holding then-outstanding Notes pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of the Issuers, (y) covenants, events of default and guarantees applicable only to periods after the latest maturity date then in effect for any Notes (as of the date of the incurrence of such Junior Lien Debt) and (z) pricing, fees, rate floors, premiums, optional prepayment or redemption terms) unless the Holders under the then-outstanding Notes receive the benefit of such more restrictive terms; provided that (I) in no event shall such Indebtedness be subject to events of default, mandatory prepayment or acceleration resulting (either directly or through a cross-default or cross-acceleration provision) from a Bankruptcy Case of Hawaiian or any of its Subsidiaries (other than the SPV Parties) except on the same terms as the Notes and (II) any such Indebtedness shall include separateness provisions regarding the SPV Parties substantially similar to the provisions set forth in Section 4.13.
“Junior Lien Debt Documents” means any documents, instruments, notes, credit agreements, purchase agreements or other agreements entered into in connection with the incurrence or issuance of any Junior Lien Debt.
“Junior Lien Intercreditor Agreement” means an intercreditor and subordination agreement among the Collateral Agent, the Grantors party thereto, the Trustee and the other representatives party thereto, including the representative of the holders of Junior Lien Debt, and substantially in the form attached as an exhibit to the Collateral Agency and Accounts Agreement with any necessary changes so long as no such change is adverse to the interests of the Senior Secured Parties, as evidenced by an Officer’s Certificate delivered to the Trustee pursuant to Section 12.04 and to the Collateral Agent pursuant to the Collateral Agency and Accounts Agreement.
“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or in the place of payments.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (but excluding any lease, sublease, use or license agreement or swap agreement or similar arrangement by any Grantor described in the definition of “Permitted Disposition”), including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and any agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Liquidity” means the sum of (i) all unrestricted cash and Cash Equivalents and “short-term investment securities” (as referred to in the Hawaiian Holdings’ Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and/or other public filings with the SEC) of Hawaiian (excluding, for the avoidance of doubt, any cash or Cash Equivalents held in the Controlled Accounts and any other accounts subject to account control agreements), (ii) the aggregate principal amount committed and available to be drawn by Hawaiian and the Issuers (taking into account all borrowing base limitations or other restrictions) under all revolving credit facilities of Hawaiian and the Issuers and (iii) the scheduled net proceeds (after giving effect to any expected repayment of existing Indebtedness using such proceeds) of any Capital Markets Offering of Hawaiian or the Issuers that has priced but has not yet closed (until the earliest of the closing thereof, the termination thereof without closing or the date that falls five (5) Business Days after the initial scheduled closing date thereof).
“Loyalty Collection Account” means the non-interest bearing trust account of Loyalty Issuer held at Wilmington Trust, National Association, account name: “Loyalty Collection Account,” which account is established and maintained at the New York office of the Depositary and under the control of the Collateral Agent pursuant to the Collateral Agency and Accounts Agreement, or any successor account that is an Eligible Account and which is under the control of the Collateral Agent pursuant to the Collateral Agency and Accounts Agreement.
“Loyalty IP Licenses” means the HoldCo 2 Loyalty Program License and the Hawaiian Loyalty Program Sublicense.
“Loyalty Program” means (a) any customer loyalty program available to individuals (i.e. natural persons) that grants members in such program Currency based on a member’s purchasing behavior and that entitles a member to accrue and redeem such Currency for a benefit or reward, including flights and/or other goods and services, or (b) any other membership program available to individuals (i.e. natural persons) that grants members in such program benefits in connection with travel on an airline, including reduced costs on airfare, bag fees and upgrades in exchange for a periodic cash payment.

“Loyalty Program Intellectual Property” means (a) the HawaiianMiles Customer Data and (b) all Intellectual Property (but excluding data, which is addressed in clause (a)) owned or purported to be owned, or later developed or acquired and owned or purported to be owned, by Hawaiian or any of its Subsidiaries (including the Issuers) and required or necessary to operate the HawaiianMiles Program, but excluding (i) all Intellectual Property used to operate the Hawaiian airline business that, even if used in connection with the HawaiianMiles Program, would be required or necessary to operate the Hawaiian airline business in the absence of the HawaiianMiles Program, and (ii) the following specified Intellectual Property: (1) the Brand Intellectual Property, (2) HA as a stock symbol and (3) the Hawaiian website (including all content and source code) and the Hawaiian mobile app.
“Loyalty Program Management Agreement” means that certain Loyalty Program Management Agreement, dated as of the date hereof, among the Loyalty Issuer, HoldCo 2, Hawaiian, as manager, and the Collateral Agent.
“LTV Ratio” means, on any date, the ratio (expressed as a percentage) equal to (a) the aggregate principal amount of Senior Secured Debt outstanding on such date, divided by (b) the value of the Collateral determined pursuant to the most recent Appraisal submitted to the Trustee in accordance with Section 4.16 (including any additional Appraisal submitted to the Trustee in accordance with Section 4.16); it being acknowledged and agreed that the LTV Ratio will be deemed to be less than 62.5% from and after the Closing Date until the first date on which an Appraisal is submitted to the Trustee in accordance with Section 4.16.
“Make-Whole Amount” means, an amount equal to the greater of (a) 1.00% of the principal amount of the Notes to be redeemed and (b) the excess (to the extent positive) of:
(17)the present value at such redemption date of (1) the redemption price of such Notes at January 20, 2024 (such redemption price (expressed in percentage of principal amount) being set forth in accordance with Section 3.07), plus (2) all required interest payments due on such Notes to and including the date set forth in clause (1) (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points and assuming that the rate of interest on the principal amount from such redemption date to the date set forth in clause (1) will equal the rate of interest on that principal amount in effect on the applicable redemption date; over
(ii) the principal amount of the Notes to be redeemed.
“Management Agreements” means each of the Brand Management Agreement and the Loyalty Program Management Agreement.
“Material Adverse Effect” means a material adverse effect on (a) the consolidated business, operations or financial condition of Hawaiian and its Subsidiaries, taken as a whole, (b) the validity or enforceability of the Transaction Documents or the rights or remedies of the Holders and the Senior Secured Parties thereunder, (c) the ability of the Issuers to pay the Obligations under the Transaction Documents, (d) the validity, enforceability or collectability of the Material HawaiianMiles Agreements or the IP Agreements generally or any material portion of the Material HawaiianMiles Agreements or the IP Agreements, taken as a whole, (e) the business and operations of the HawaiianMiles Program, taken as a whole, or (f) the ability of the Obligors to perform their material obligations under the IP Agreements, the Hawaiian Intercompany Loan or the Material HawaiianMiles Agreements to which it is a party; provided, that no condition or event that (i) has been disclosed in the public filings for Hawaiian or (ii) relates to the COVID-19 pandemic and is generally known, in each case, on or prior to January 28, 2021 shall be considered a “Material Adverse Effect” under this Indenture.
“Material HawaiianMiles Agreements” means (a) any Significant HawaiianMiles Agreement and (b) each other HawaiianMiles Agreement identified as a Material HawaiianMiles Agreement as set forth on Schedule 4.06(e) hereto, as updated from time to time pursuant to the terms of this Indenture.
“Material Indebtedness” means (a) with respect to Hawaiian Holdings and its Subsidiaries, Indebtedness of Hawaiian Holdings and its Subsidiaries (other than the Notes) outstanding under the same agreement in a principal amount exceeding $100.0 million; and (b) with respect to any SPV Party, Indebtedness of any SPV Party (other than the Notes) outstanding under the same agreement in a principal amount exceeding $100.0 million.
“Material Modification” means:
(1)    any amendment or waiver of, or modification or supplement to, a Significant HawaiianMiles Agreement occurring on or after the Closing Date which: (a) extends, waives, delays or contractually or structurally subordinates one or more payments due to any Obligor or any Subsidiary thereof with respect to such HawaiianMiles Agreement; (b) reduces the rate or amount of payments due to any Obligor or any Subsidiary thereof with respect to such HawaiianMiles Agreement; (c) gives any Person other than Obligors party to such HawaiianMiles Agreement additional or improved termination rights with respect to such HawaiianMiles Agreement; (d) shortens the term of such HawaiianMiles Agreement or expands or improves any counterparty’s rights or remedies following a termination; or (e) imposes new payment obligations on any Obligor or any Subsidiary thereof under such HawaiianMiles Agreement; in each case under this clause (1), if such amendment, waiver, modification or supplement could reasonably be expected to result in a Material Adverse Effect; and
(2)     any amendment or waiver of, or modification or supplement to, an IP Agreement or the Hawaiian Intercompany Loan which: (a) shortens the scheduled maturity or term thereof, (b) amends, modifies or otherwise changes the calculation or rate of fees, expenses or termination payments due and owing thereunder in a manner reducing the amount owed to any Issuer, (c) changes the contractual subordination of payments thereunder, reduces the frequency of payments thereunder or permits payments due to any Issuer to be deposited to an account other than a Collection Account, (d) changes the amendment standards applicable to such agreement (other than changes affecting rights of the Trustee or the Collateral Agent to consent to amendments, which is covered by clause (e)) in a manner that would reasonably be expected to result in a Material Adverse Effect, or (e) materially impairs the rights of the Trustee or the Collateral Agent to enforce or consent to amendments to any provisions of any such agreement in accordance therewith.

Notwithstanding anything to the contrary in this definition of “Material Modification”, the entrance into a Permitted Replacement HawaiianMiles Agreement shall not constitute a Material Modification.
“Material Subsidiaries” means one or more Subsidiaries, for which (a) the assets of all such Subsidiaries constitute, in the aggregate, more than 5.0% of the total assets of Hawaiian and its Subsidiaries on a consolidated basis (determined as of the last day of the most recent fiscal quarter of Hawaiian for which financial statements are available to the Trustee pursuant to Section 4.17) and (b) the revenues of all such Subsidiaries account for, in the aggregate, more than 5.0% of the total revenues of Hawaiian and its Subsidiaries on a consolidated basis for the twelve-month period ending on the last day of the most recent fiscal quarter of Hawaiian for which financial statements are available to the Trustee pursuant to Section 4.17.
“Miles” means the Currency under the HawaiianMiles Program.
“Moody’s” means Moody’s Investors Service, Inc.
“Net Proceeds” means (a) with respect to any Collateral Sale, Recovery Event or Contingent Payment Event, the aggregate cash and Cash Equivalents received by Hawaiian Holdings or any of its Subsidiaries in respect thereof, net of: (i) the direct costs and expenses relating to such Collateral Sale, Recovery Event or Contingent Payment Event, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Collateral Sale, Recovery Event or Contingent Payment Event, taxes paid or payable as a result of the Collateral Sale, Recovery Event or Contingent Payment Event, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements; and (ii) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP; and (b) with respect to any issuance or incurrence of Indebtedness (including Permitted Pre-paid Miles Purchases), the cash proceeds thereof, net of (i) any fees, underwriting discounts and commissions, premiums, and other costs and expenses incurred in connection with such issuance and (ii) attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses, and brokerage, consultant, accountant, and other customary fees.
“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued under a supplemental indenture.
“Notes Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Notes Depositary with respect to the Notes, and any and all successors thereto appointed as Notes Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
“Notes Documents” means this Indenture, the Collateral Documents, any supplemental indentures executed in favor of the Trustee or the Collateral Agent and any other instrument or agreement (which is designated as a Notes Document therein) executed and delivered by any Issuer or any Guarantor to the Trustee or the Collateral Agent.
“Notes Reserve Account Required Balance” means, with respect to any date, an amount equal to the Interest Distribution Amount due with respect to the Notes on the next occurring Payment Date.
“Notes Secured Parties” means the Holders of the outstanding Notes from time to time.
“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Notes and interest accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Issuer, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Notes and all other obligations and liabilities of the Issuers to any Agent or any Holder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under this Indenture or the other Collateral Documents, whether on account of principal, interest, reimbursement obligations, fees, indemnities, out-of-pocket costs, and expenses (including all fees, charges and disbursements of counsel to any Agent or any Holder that are required to be paid by the Issuers pursuant hereto or under any other Collateral Document) or otherwise.
“Obligors” means collectively Hawaiian, Hawaiian Holdings, the Issuers, and the Cayman Guarantors, each an “Obligor.”
“Offering Memorandum” means the Offering Memorandum, dated January 28, 2021 relating to the offering of the Notes.
“Officer’s Certificate” means a certificate signed on behalf of an Issuer or Hawaiian (or such other applicable Person) by a Responsible Officer of an Issuer or Hawaiian (or such other applicable Person), respectively.
“On-line Tracking Data” means any information or data collected in relation to on-line activities that can reasonably be associated with a particular user or computer or other device.
“Opinion of Counsel” means a written opinion from legal counsel. Such counsel may be an employee of or counsel to the Issuers or the Guarantors.
“Participant” means, with respect to the Notes Depositary, Euroclear or Clearstream, a Person who has an account with the Notes Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
“Payment Date” means (a) the 20th calendar day of January, April, July and October of each year, or if such day is not a Business Day, the next succeeding Business Day, commencing July 20, 2021, and (b) each Termination Date.

“Payment Date Statement” means a written statement substantially in the form attached hereto as Exhibit E setting forth the amounts to be paid pursuant to Section 4.01 on the related Payment Date.
“Payroll Accounts” means depository accounts used only for payroll.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.
“Permitted Airline Business” means any business that is the same as, or reasonably related, ancillary, supportive or complementary to, or a reasonable extension of, the business in which Hawaiian and its Subsidiaries (other than the SPV Parties) are engaged on the Closing Date, including travel-related and leisure-related businesses, and travel, leisure and support services and experiences and other similar services and experiences.
“Permitted Acquisition Loyalty Program” means a Loyalty Program owned, operated or controlled, directly or indirectly, by a Specified Acquisition Entity or any of its Subsidiaries, or principally associated with such Specified Acquisition Entity or any of its Subsidiaries so long as (a) the Permitted Acquisition Loyalty Program is not operated in a fashion that is more competitive, taken as a whole, than the HawaiianMiles Program (as determined by Hawaiian in good faith), (b) Hawaiian does not take any action that would reasonably be expected to disadvantage the HawaiianMiles Program relative to the Permitted Acquisition Loyalty Program, (c) no members of the HawaiianMiles Program are targeted for membership in the Permitted Acquisition Loyalty Program (excluding any general advertisements, promotions or similar general marketing activities related to the Permitted Acquisition Loyalty Program), (d) except as attributable to market or business conditions as determined in good faith by Hawaiian, Hawaiian will devote substantially similar resources to the HawaiianMiles Program, including Hawaiian distribution and marketing channels, as were applicable immediately prior to the consummation of the acquisition of the Specified Acquisition Entity and (e) Hawaiian does not announce to the public, the members of the HawaiianMiles Program or the members of the Permitted Acquisition Loyalty Program that the Permitted Acquisition Loyalty Program is the primary Loyalty Program for Hawaiian.
“Permitted Disposition” means any of the following:
(1)    the Disposition of Collateral expressly permitted under the applicable Collateral Documents;
(2)    the licensing or sub-licensing or granting of similar rights of Intellectual Property or other general intangibles pursuant to any HawaiianMiles Agreement or as otherwise permitted by (or pursuant to) the IP Agreements;
(3)    the Disposition of cash or Cash Equivalents constituting Collateral in exchange for other cash or Cash Equivalents constituting Collateral and having reasonably equivalent value therefor;
(4)    to the extent constituting a Disposition, (i) the incurrence of Liens that are expressly permitted to be incurred pursuant to Section 4.10 or (ii) the making of (x) any

Restricted Payment that is expressly permitted to be made, and is made, pursuant to Section 4.08 or (y) any Permitted Investment;
(5)    Dispositions pursuant to the terms of any IP Agreement;
(6)    surrender or waive contractual rights and settle, release, surrender or waive contractual or litigation claims (or other Disposition of assets in connection therewith);
(7)    the expiration of the following registered Intellectual Property: (A) any copyright, the term of which has expired under applicable law; (B) any patent, the term of which has expired under applicable law, taking into account all patent term adjustments and extensions, and provided that all maintenance fees are paid; and (C) any trademark or service mark, the term of which has expired under applicable law because a declaration or statement of use to maintain the registration cannot be submitted to, or has been finally rejected by, the relevant governmental authority because such trademark or service mark is no longer in use; in each case, subject to the terms and conditions of the IP Agreements;
(8)     the abandonment or cancellation of Intellectual Property in the ordinary course of business; and
(9)     any transfer, deletion, de-identification or purge of any Personal Data that is required or permitted under applicable privacy laws, under any of the Issuers’ or Guarantors’ public-facing privacy policies or in the ordinary course of business (including in connection with terminating inactive HawaiianMiles Program member accounts) pursuant to the applicable Issuer’s or other Guarantor’s privacy and data retention policies consistent with past practice.
“Permitted Hawaiian Reorganization” means the entry by Hawaiian Holdings into any reorganization pursuant to Section 251(g) of the General Corporation Law of the State of Delaware pursuant to which a new holding company structure is implemented above Hawaiian Holdings.
“Permitted Investments” means:
(1)    to the extent constituting an Investment, Investments in any SPV Party arising from the transactions contemplated in the Transaction Documents;
(2)    any Investment in cash, Cash Equivalents and any foreign equivalents;
(3)    any Investments received in a good faith compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (ii) litigation, arbitration or other disputes;
(4)    prepayment of any Senior Secured Debt in accordance with the terms and conditions of this Indenture and the other Transaction Documents and Senior Secured Debt Documents;
(5)    any guarantee of Indebtedness of the SPV Parties to the extent otherwise expressly permitted under this Indenture;

(6)    accounts receivable arising in the ordinary course of business;
(7)    redemption or purchase of the Notes; and
(8)    any Investment made as a result of the receipt of non-cash consideration from a Disposition of assets.
“Permitted Liens” means:
(1)    Liens securing the Senior Secured Debt, including pursuant to the this Indenture and the other Collateral Documents, so long as (other than with respect to Liens granted under this Indenture) such Indebtedness and such Liens are subject to the Collateral Agency and Accounts Agreement;
(2)    Liens securing Junior Lien Debt; provided that such Liens secured by the Collateral shall (i) rank junior to the Liens secured by the Collateral securing the Obligations and (ii) be subject to a Junior Lien Intercreditor Agreement;
(3)    Liens of a collection bank arising under Section 4-208 of the New York Uniform Commercial Code or any comparable or successor provision on items in the course of collection and liens in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law or customary contract within the general parameters customary in the industry;
(4)    Liens in favor of depositary banks arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;
(5)    Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
(6)    Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;
(7)    Liens arising by operation of law in connection with judgments, attachments or awards which do not constitute an Event of Default under this Indenture;
(8)    to the extent constituting Liens, the rights granted by any Obligor to another Obligor or the Collateral Agent pursuant to any IP Agreement (other than any rights granted thereunder following any amendment or modification thereof that is not permitted by the terms of such agreement, this Indenture, an IP License or any other Transaction Document);
(9)    (i) any overdrafts and related liabilities arising from treasury, netting, depositary and cash management services or in connection with any automated clearing house transfers of funds, in each case as it relates to cash or Cash Equivalents, if any, and (ii) Liens arising by operation of law or that are contractual rights of set off in favor of the depositary bank or securities intermediary in respect of any deposit or securities accounts;

(10)    to the extent constituting Liens, licenses, sub-licenses and similar rights as they relate to any Intellectual Property (A) granted to any third-party counterparty of any HawaiianMiles Agreement pursuant to the terms of such agreement or (B) as otherwise expressly permitted by the IP Licenses and the Collateral Documents to be granted to any Person (other than any sub-license or similar right granted thereunder following any amendment or modification thereof that is not permitted by the terms of such agreement or this Indenture);
(11)    Liens incurred in the ordinary course of business of Hawaiian or any Subsidiary of Hawaiian with respect to obligations that do not exceed in the aggregate $10.0 million at any one time outstanding;
(12)    rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by any Obligor or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof, in each case so long as such rights (A) do not interfere in any material respect with the business of Hawaiian and its Subsidiaries, taken as a whole, and (B) do not relate to Intellectual Property or HawaiianMiles Agreements except as expressly provided in the Collateral Documents;
(13)    Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Senior Secured Debt or Junior Lien Debt in connection with a permitted repayment thereof and in favor of the Collateral Agent (in the case of Senior Secured Debt) or the collateral agent, administrative agent or trustee in respect of such Junior Lien Debt; provided that (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted under the Transaction Documents;
(14)    with respect to any Subsidiary organized under the law of a jurisdiction outside of the United States, other liens and privileges arising mandatorily by any Requirement of Law;
(15)    Liens arising in connection with the IP Agreements;
(16)    Liens (including all rights) of counterparties under the HawaiianMiles Agreements under the terms thereof; and
(17)    any extension, modification, renewal or replacement of the Liens described in clauses (1) through (16) above, provided that such extension, modification, renewal or replacement does not increase the amount of Indebtedness associated therewith.
“Permitted Noteholders” means, at any time, Holders holding more than 50% of the aggregate outstanding principal amount of the Notes.

“Permitted Pre-paid Miles Purchases” means Pre-paid Miles Purchases permitted by Section 4.09.
“Permitted Replacement HawaiianMiles Agreement” means any HawaiianMiles Agreement entered into by Hawaiian or the Loyalty Issuer to replace any Significant HawaiianMiles Agreement that has been (or will be) terminated, cancelled or expired; provided that:
(1)the Rating Agency Condition has been met;
(2)the counterparty to such Permitted Replacement HawaiianMiles Agreement shall have a corporate rating from at least two of S&P, Moody’s and Fitch of not lower than the lower of (x) BBB, Baa2 and BBB, respectively and (y) the corresponding corporate ratings of the counterparty so replaced;
(3)the projected revenues (as determined in good faith by the Obligors) under such Permitted Replacement HawaiianMiles Agreement for the immediately succeeding 12 months shall equal no less than 85% of the actual revenues of the Significant HawaiianMiles Agreement that it is replacing for the 12 months preceding the termination of such Significant HawaiianMiles Agreement;
(4)such Permitted Replacement HawaiianMiles Agreement shall expressly permit the applicable Obligor to pledge its rights thereunder to the Collateral Agent; and
(5)such Permitted Replacement HawaiianMiles Agreement shall not have a scheduled termination date prior to the scheduled termination date of the Significant HawaiianMiles Agreement so replaced.
“Permitted SPV Business” any business that is the same as, or reasonably related, ancillary, supportive or complementary to, or a reasonable extension of, the business in which the SPV Parties are engaged on the Closing Date after giving effect to the transactions contemplated to occur on the Closing Date by the Transaction Documents.
“Person” means any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization, Airport Authority or Governmental Authority or any agency or political subdivision thereof.
“Personal Data” means (a) any information or data that alone or together with any other data or information can be used to identify, directly or indirectly, a natural person or otherwise relates to an identified or identifiable natural person and (b) any other information or data considered to be personally identifiable information or data under applicable law.
“Plan” means a Single Employer Plan or a Multiple Employer Plan that is a pension plan subject to the provisions of Title IV of ERISA, Sections 412 or 430 of the Code or Section 302 of ERISA.

“Pre-paid Miles Purchases” means the sale by Hawaiian Holdings or any Subsidiary thereof of pre-paid Miles to a counterparty of a HawaiianMiles Agreement or any similar transaction involving a counterparty of a HawaiianMiles Agreement advancing funds to Hawaiian Holdings or any Subsidiary thereof against future payments to Hawaiian Holdings or any Subsidiary thereof by such counterparty under such HawaiianMiles Agreement.
“Premier Club Program” means the Loyalty Program under the name the “Premier Club Program” as of the Closing Date which is operated, owned or controlled, directly or indirectly by Hawaiian Holdings or any of its Subsidiaries, or principally associated with Hawaiian Holdings or any of its Subsidiaries, as in effect from time to time, whether under the “Premier Club Program” name or otherwise, in each case including any successor program.
“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.
“proceeds” means all “proceeds” as such term is defined in Article 9 of the UCC, including, without limitation, payments or distributions made with respect to any investment property, whatever is receivable or received when Collateral or proceeds are sold, leased, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and any and all proceeds of loans.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Qualified Replacement Assets” means assets used or useful in the business of the Issuers and the Guarantors that shall be Collateral.
“Quarterly Reporting Period” means (a) initially, the period commencing on the Closing Date and ending on June 30, 2021 and (b) thereafter, each successive period of three consecutive months.
“Rating Agency” means each of Moody’s and Fitch.
“Rating Agency Condition” means, with respect to the Notes and any action, an Issuer has provided evidence to the Trustee that each Rating Agency that has provided (and continues to maintain) a rating for the Notes as required under the Transaction Documents has provided a written confirmation that such action will not result in either (A) a withdrawal of its credit ratings on the then-existing Notes or (B) the assignment of credit ratings on the then-existing Notes below the lower of (x) the then-current credit ratings on such Notes or (y) the initial credit ratings assigned to such Notes (in each case, without negative implications); provided that any time that there are no Notes rated by a Rating Agency, references to any condition or requirement that the “Rating Agency Condition” shall have been satisfied shall have no effect and no such action shall be required.

“Rating Decline” means if, within 60 days after public notice of the occurrence of a Hawaiian Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency), the rating of the Notes by each Rating Agency that has provided a rating for the Notes shall be decreased by one or more gradations; provided that a Rating Decline shall not be deemed to have occurred if each such Rating Agency has not expressly indicated that such downgrade is a result of such Hawaiian Change of Control.
“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Collateral.
“Redemption Premium” means an amount equal to: (a) on or prior to February 4, 2024, the Make-Whole Amount, (b) after February 4, 2024 but on or prior February 4, 2025, 50.0% of the Interest Rate at such time multiplied by the principal amount of the Notes being redeemed; and (c) after February 4, 2025, zero.
“Regulation S” means Regulation S promulgated under the Securities Act.
“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.
“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Notes Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.
“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Notes Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.
“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii) hereof.
“Required Debtholders” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.
“Required Deposit Amount” means, at any time for any Quarterly Reporting Period, the sum of (1) the amount (as estimated by Hawaiian) necessary to pay in full on the related Payment Date (a) all outstanding payments estimated to be due pursuant to Section 4.01(a) through (d) and (b) if a Mandatory Prepayment Event has occurred or Cash Trap Period is in effect at such time, under Section 4.01(e) through (g) and (2) the corresponding amount described in clause (1) for each Series of Senior Secured Debt other than the Notes. Solely for the Quarterly Reporting Period ended June 30, 2021, the Required Deposit Amount shall include the amount necessary to pay payments due pursuant to Section 4.01(a) through (d) for the period from the Closing Date until December 31, 2021.

“Required Excess Cash Flow” means, (a) with respect to any Payment Date relating to a Quarterly Reporting Period in which a Cash Trap Period was in effect as of the first day of the related Quarterly Reporting Period, an amount equal to the lesser of (i) 50% of the excess of (A) the Notes’ Allocable Share of the Collections received in the Collection Accounts during such Quarterly Reporting Period while such Cash Trap Period was in effect, over (B) the amount to be distributed pursuant to Section 4.01(a) through (f) on such Payment Date and (ii) the amount necessary to pay the outstanding principal balance of the Notes (and accrued interest thereon and all other Obligations) in full and (b) with respect to any Quarterly Reporting Period in which a Cash Trap Event is not in effect at the beginning of such period but is in effect at the end, 50% of the excess of (A) the Notes’ Allocable Share of the sum of (1) the amounts on deposit in the Collection Accounts on the date of such Cash Trap Event plus (2) the amounts deposited in the Collection Accounts during the period from such Cash Trap Event until the last day of such Quarterly Reporting Period, over (B) the amount to be distributed pursuant to Section 4.01(a) through (f) on the related Payment Date (or under this clause (b), such lesser amount as is necessary to pay the outstanding principal balance of the Notes (and accrued interest thereon and all other Obligations) in full); provided that, in each case with respect to clauses (a) and (b), if a Cash Trap Cure has occurred on or prior to such Payment Date or a Cash Trap Period is otherwise no longer in effect as of such Payment Date, “Required Excess Cash Flow” with respect to such Payment Date shall equal $0. For the avoidance of doubt, a Cash Trap Event under Section 6.01(a) shall be in effect for a Quarterly Reporting Period if the relevant Debt Service Coverage Ratio Test was not satisfied at the end of the immediately preceding period.
“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, or requirements of, any Governmental Authority, in each case having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Responsible Officer” means, (a) with respect to any Person (other than the Trustee or the Collateral Custodian), the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Director, any Manager, any Managing Member or any Vice-President of such Person, and (b) with respect to the Trustee or the Collateral Custodian, any officer within the Corporate Trust Office of the Trustee or the Collateral Custodian, as applicable (or any successor division, unit or group of the Trustee or the Collateral Custodian, as applicable) who shall have direct responsibility for the administration of this Indenture.
“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.
“Retained Agreement” means, at any time, all currently existing (at such time) co-branding, partnering or similar agreements related to or entered into in connection with the HawaiianMiles Program and with respect to which the payment rights thereunder have not been transferred to the Loyalty Issuer (including pursuant to Section 4.06).
“Retained Agreement Revenues” means, with respect to any period, the aggregate amount of revenues attributable to the Retained Agreements during such period.
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.
“Rule 904” means Rule 904 promulgated under the Securities Act.
“S&P” means Standard & Poor’s Ratings Services.
“Sanctioned Country” means, at any time, a country, territory or region which is itself the subject or target of any Sanctions, which as of the Closing Date include Crimea, Cuba, Iran, North Korea and Syria.
“Sanctioned Person” means, at any time, (a) a Person which is subject or target of any Sanctions or (b) any Person owned or controlled by any such Person or Persons.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.
“Sale of a Grantor” means, with respect to any Collateral, an issuance, sale, lease, conveyance, transfer or other disposition of the Capital Stock of the applicable Grantor that owns such Collateral.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Security Agreement” means that certain Security Agreement, dated on the Closing Date, among the Issuers, the Cayman Guarantors and the Collateral Agent, as it may be amended and restated from time to time.

“Senior Secured Debt” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.
“Senior Secured Debt Documents” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.
“Senior Secured Debt Obligations” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.
“Senior Secured Debt Representative” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.
“Senior Secured Parties” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.
“Series of Senior Secured Debt” has the meaning ascribed to such term in the Collateral Agency and Accounts Agreement.
“Significant HawaiianMiles Agreement” means (a) the Barclays Co-Branded Credit Card Agreement, (b) any Permitted Replacement HawaiianMiles Agreement and (c) as of any date, each other HawaiianMiles Agreement that generated HawaiianMiles Transaction Revenues equal to 15% or more of the HawaiianMiles Transaction Revenues received over the twelve months prior to such date, in each case, as amended, restated, extended, replaced, supplemented, or otherwise modified from time to time as permitted by this Indenture and the other Collateral Documents.
“Special Interest Rate” means (a) if the LTV Ratio exceeds 62.5% on a Determination Date, 2.0% for each subsequent Interest Period until such time as the LTV Ratio does not exceed 62.5%, and (b) otherwise, zero.
“Special Purpose Provision” means, with respect to any SPV Party, the provisions specified as “Special Purpose Provisions” in such SPV Party’s Specified Organizational Document.
“Special Shareholder” means, with respect to each SPV Party, the Special Shareholder (as defined in such SPV Party’s Specified Organizational Document) with respect to such SPV Party.
“Specified Accounts” means accounts of Hawaiian Holdings or any Subsidiary thereof (other than any SPV Party), solely to the extent any such accounts hold funds set aside by Hawaiian Holdings or any Subsidiary thereof (other than any SPV Party) to manage the collection and payment of amounts collected, withheld or incurred by Hawaiian Holdings or such Subsidiary thereof for the benefit of unaffiliated third parties relating to: (a) escrow accounts; (b) payroll accounts; (c) federal income tax withholding and backup withholding tax, employment taxes, transportation excise taxes and security related charges; (d) any and all state and local income tax withholding, employment taxes and related charges and fees and similar taxes, charges and fees, including, but not limited to, state and local payroll withholding taxes, unemployment and supplemental unemployment taxes, disability taxes, workman’s or workers’

compensation charges and related charges and fees; (e) state and local taxes imposed on overall gross receipts, sales and use taxes, fuel excise taxes and hotel occupancy taxes; (f) passenger facility fees and charges collected on behalf of and owed to various administrators, institutions, authorities, agencies and entities; (g) other similar federal, state or local taxes, charges and fees (including without limitation any amount required to be withheld or collected under applicable law); (h) accrued and unpaid employee compensation payments (including salaries, wages, benefits and expense reimbursements, 401(k) and other retirement plans and employee benefits, including rabbi trusts for deferred compensation and health care benefits); or (i) other fiduciary, tax or trust accounts or accounts held in trust for, or otherwise pledged to or segregated for the benefit of, an unaffiliated third party; provided that in no event shall any Controlled Account be a “Specified Account”.
“Specified Acquisition Entity” means any entity that is (x) acquired by Hawaiian Holdings or any of its Subsidiaries (other than Loyalty Issuer, Brand Issuer, HoldCo 1 or HoldCo 2) after the Closing Date (whether such entity becomes wholly or less than one hundred percent (100%) owned by Hawaiian Holdings or any of its Subsidiaries (other than Loyalty Issuer, Brand Issuer, HoldCo 1 or HoldCo 2)) or (y) another commercial airline (including any business lines or divisions thereof) with which Hawaiian Holdings or such a Subsidiary of Hawaiian Holdings merges or enters into an acquisition transaction with.
“Specified Collateral” means the property of the Issuers described in Sections 4.04(c), 4.05(c) and 4.12(b) with respect to which the Issuers have granted a Lien on in favor of the Trustee to secure the Obligations.
“Specified IP” means that certain Intellectual Property which cannot be transferred or contributed to the applicable Issuer due to applicable law, domain registrar restrictions or existing contractual restrictions.
“Specified Organizational Documents” means (i) the Amended and Restated Memorandum of Association of the Loyalty Issuer, dated as of the Closing Date, (ii) the Amended and Restated Memorandum of Association of the Brand Issuer, dated as of the Closing Date, (iii) the Amended and Restated Memorandum of Association of HoldCo 2, dated as of the Closing Date, and (iv) the Amended and Restated Memorandum of Association of HoldCo 1, dated as of the Closing Date, in each case, as amended, restated or otherwise modified from time to time as permitted thereby and by this Indenture and the other Collateral Documents.
“SPV Parties” means the Issuers, HoldCo 1 and HoldCo 2.
“Stated Maturity” means, with respect to any installment of interest or principal on the Notes, the date on which the payment of interest or principal was scheduled to be paid under this Indenture as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership, limited liability company or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; provided, that any instrument evidencing Indebtedness convertible or exchangeable for Stock shall not be deemed to be Stock, unless and until any such instruments are so converted or exchanged.
“Stock Equivalents” means all equity securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable; provided, that any instrument evidencing Indebtedness convertible or exchangeable for Stock shall not be deemed to be Stock, unless and until any such instruments are so converted or exchanged.
“Subsidiary” means, with respect to any Person:
(1)    any corporation, company, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and
(2)    any partnership, joint venture or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Taxes” means any and all present or future taxes, levies, imposts, duties, assessments, fees, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the earlier to occur of (a) January 20, 2026 and (b) the date of acceleration of the Notes in accordance with the terms of this Indenture.
“Third Party Processors” means a third party provider or other third party that accesses, collects, stores, transmits, transfers, processes, discloses or uses Personal Data on behalf of an Issuer.
“Third-Party Rights” means, with respect to any Intellectual Property, any rights existing on the Closing Date granted to any Person (other than Hawaiian or any of its Affiliates) to use such Intellectual Property under the HawaiianMiles Agreements or other third-party non-exclusive licenses granted in the ordinary course.
“Total DSCR” means, with respect to any proposed incurrence or issuance of Senior Secured Debt or Junior Lien Debt on any date of determination, the ratio obtained by dividing (i) the aggregate amount of Collections deposited to the Collection Accounts during the most recently completed Quarterly Reporting Period by (ii) the aggregate amount of interest that will accrue on the Senior Secured Debt and the Junior Lien Debt for a three-month period, determined based on the outstanding amount of the Senior Secured Debt and the Junior Lien Debt as of such date of determination and the amount Senior Secured Debt and/or Junior Lien Debt to be issued or incurred, which calculation will be determined by Hawaiian in good faith and certified to the Trustee.
“Trade Secrets” means all confidential and proprietary information, including trade secrets (as defined under the Uniform Trade Secrets Act or the federal Defend Trade Secrets Act of 2016) and proprietary know-how, which may include all inventions (whether or not patentable), invention disclosures, methods, processes, designs, algorithms, source code, customer lists and data (including HawaiianMiles Customer Data), databases, compilations, collections of data, practices, processes, specifications, test procedures, flow diagrams, research and development, and formulas.
“Transaction Documents” means the Notes Documents, the IP Agreements, the Hawaiian Intercompany Note, the Material HawaiianMiles Agreements, the Deeds of Undertaking, the Administration Agreements and the Specified Organizational Documents.
“Transaction Revenues” means, with respect to any period and without duplication, (a) the HawaiianMiles Transaction Revenues during such period and (b) the IP License Transaction Revenues during such period. For the avoidance of doubt, (i) amounts deposited into the Collection Accounts to pre-fund the Required Deposit Amount and (ii) Cure Amounts shall not constitute Transaction Revenues.
“Treasury Rate” means with respect to any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to the redemption date (or, if such Federal Reserve Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to the third anniversary of the Closing Date (or, if such period is shorter than the shortest period which such yield is so published or otherwise so publicly available, such shortest period).
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder as in effect on the date hereof.
“Trustee” means Wilmington Trust, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“UCC” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.
“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Notes Depositary, representing Notes that do not bear the Private Placement Legend.
“US IGA” means the intergovernmental agreement to improve international tax compliance and the exchange of information between the Cayman Islands and the United States.
“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(x) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(y) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments or amortization made on such Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.
Section 1.02    Other Definitions.

Term	Defined in Section
“Applicable Mandatory Repurchase Offer Proceeds”	3.09(a)
“Applied Mandatory Prepayment Amount”	3.08(a)
“Authentication Order”	2.02
“Brand Issuer”	Preamble
“Cash Trap Events”	6.01
“Contingent Payment Event Proceeds”	3.09(a)
“Covenant Defeasance”	8.03
“Cure Amounts”	4.03(e)
“ECF Account”	4.12
“ECF Repurchase Date”	4.22(b)
“ECF Repurchase Offer”	4.22(a)

“ECF Repurchase Offer Notices”	4.22(d)
“ECF Repurchase Offer Period”	4.22(b)
“ECF Repurchase Price”	4.22(b)
“Event of Default”	6.02(a)
“Excess PPM Net Proceeds”	3.08(a)
“Excess Recovery Event Proceeds”	3.09(a)
“Executory Documents”	Definition of “Hawaiian Case Milestones”
“Hawaiian”	Preamble
“Hawaiian Change of Control Offer”	4.23(a)
“Hawaiian Change of Control Payment”	4.23(a)
“Hawaiian Change of Control Payment Date”	4.23(a)
“Initial Notes”	Recitals
“Legal Defeasance”	8.02
“Loyalty Issuer”	Preamble
“Mandatory Offer Repurchase Price”	3.09(c)
“Mandatory Prepayment Event”	3.08(a)
“Mandatory Repurchase Date”	3.09(c)
“Mandatory Repurchase Offer”	3.09(a)
“Mandatory Repurchase Offer Amount”	3.09(c)
“Mandatory Repurchase Offer Event”	3.09(a)
“Mandatory Repurchase Offer Notices”	3.09(c)
“Mandatory Repurchase Offer Period”	3.09(c)
“Note Guarantees”	10.01(a)
“Note Register”	2.03
“Notes Payment Account”	4.04(a)
“Notes Reserve Account”	4.05(a)

“Parent” or “Parent Guarantor”	Preamble
“Paying Agent”	2.03
“Payment Waterfall”	4.01
“Permitted Person”	Definition of “Hawaiian Change of Control”
“Prepayment Date”	3.08(a)
“Prepayment Record Date”	3.08(b)
“Recovery Event Proceeds”	3.09(a)
“Redemption Date”	3.07(a)
“Registrar”	2.03

“Remitted Amount”	3.08(a)
“Required Currency”	12.18
“Restricted Payments”	4.08(a)

Section 1.03    [Reserved].
Section 1.04    Rules of Construction.
Unless the context otherwise requires:
(a)a term has the meaning assigned to it;
(b)an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c)“or” is not exclusive;
(d)words in the singular include the plural, and in the plural include the singular;
(e)“will” shall be interpreted to express a command;
(f)provisions apply to successive events and transactions;
(g)references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;
(h)unless the context otherwise requires, any reference to an “Article,” “Section,” “clause” or “Exhibit” refers to an Article, Section, clause or Exhibit, as the case may be, of this Indenture; and
(i)the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause, other subdivision or Exhibit.
Section 1.05    Acts of Holders.

(a)    Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee, the Collateral Custodian, if applicable, and, where it is hereby expressly required, to the Issuers. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, the Collateral Custodian and the Issuers, if made in the manner provided in this Section 1.05.

(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.
(c)    The ownership of Notes shall be proved by the Note Register.
(d)    Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Collateral Custodian or the Issuers in reliance thereon, whether or not notation of such action is made upon such Note.
(e)    The Issuers may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuers prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.
(f)    Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(f) shall have the same effect as if given or taken by separate Holders of each such different part.
(g)    Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.
(h)    The Issuers may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.
ARTICLE 2
THE NOTES
Section 2.01    Form and Dating; Terms.
(a)    General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.
(b)    Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect prepayments, exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby resulting from exchange from one Global Note to another shall be made by the Trustee or the Collateral Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.
(c)    Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Notes Depositary, and registered in the name of the Notes Depositary or the nominee of the Notes Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.
Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Notes Depositary or its nominee, as the case may be, in connection with transfers of interest, exchanges, prepayments and redemption as hereinafter provided.
(d)    Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.
The terms and provisions contained in the Notes in Exhibit A attached hereto shall constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
The Notes shall be subject to repurchase by the Issuers pursuant to a Mandatory Repurchase Offer as provided in Section 3.09 hereof, an ECF Repurchase Offer as provided in Section 4.22 hereof or a Hawaiian Change of Control Offer as provided in Section 4.23 hereof. The Notes shall not be redeemable or prepayable, other than as provided in Article 3.
Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuers without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided that if such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will have one or more separate CUSIP and/or other securities numbers; provided further, that the Issuers’ ability to issue Additional Notes shall be subject to the Issuers’ compliance with Section 4.09 hereof. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.
(e)    Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.
Section 2.02    Execution and Authentication.
One or more Responsible Officers of each Issuer shall sign the Notes on behalf of the Issuers by manual or facsimile signature.
If a Responsible Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.
A Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. A Note shall be dated the date of its authentication unless otherwise provided by a board resolution, a supplemental indenture or an Officer’s Certificate. On the Closing Date, the Trustee shall, upon receipt of an Issuer Order (an

“Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon receipt of an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.
The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent of services of notices and demands.
Section 2.03    Registrar and Paying Agent.
The Issuers shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuers may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without prior notice to any Holder. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuers hereby appoint the Trustee at its Corporate Trust Office as Registrar and Paying Agent for the Notes unless another Registrar or Paying Agent, as the case may be, is appointed prior to the time the Notes are first issued. The Issuers shall notify the Trustee of the name and address of any Agent not a party to this Indenture.
The Issuers initially appoint DTC to act as Notes Depositary with respect to the Global Notes.
Section 2.04    Paying Agent to Hold Money in Trust.
The Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of interest, principal and premium, if any, on the Notes, and shall notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuers or a Subsidiary) shall have no further liability for the money. If the Issuers or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee shall serve as Paying Agent for the Notes.
Section 2.05    Holder Lists.
The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least five Business Days before each Payment

Date and at such other times as the Trustee may reasonably request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.
Section 2.06    Transfer and Exchange.
(a)    Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Notes Depositary or to a successor Notes Depositary or a nominee of such successor Notes Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Notes Depositary (x) notifies the Issuers that it is unwilling or unable to continue as Notes Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Notes Depositary is not appointed by the Issuers within 120 days or (ii) there shall have occurred and be continuing a Default with respect to the Notes. Upon the occurrence of any of the preceding events in (i) or (ii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Notes Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.07 and Section 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or Section 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i) or (ii) above and pursuant to Section 2.06(b)(ii)(B) and Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or Section 2.06(c) hereof.
(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Notes Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(i)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted

Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).
(ii)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Notes Depositary in accordance with the Applicable Procedures directing the Notes Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) subsequent to any of the events in clauses (i) or (ii) of Section 2.06(a), a written order from a Participant or an Indirect Participant given to the Notes Depositary in accordance with the Applicable Procedures directing the Notes Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Notes Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided, that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of the certificates in the form of Exhibit B hereto. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.
(iii)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:
(A)    if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or
(B)    if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.
(iv)    Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:
(A)    if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or
(B)    if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this Section 2.06(b)(iv), if the Registrar or Issuers so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
If any such transfer is effected pursuant to this Section 2.06(b)(iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(iv).
Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.
(i)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any Holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clauses (i) or (ii) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:
(A)    if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)    if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(C)    if such beneficial interest is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;
(D)    if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;
(E)    if such beneficial interest is being transferred to the Issuers, the Guarantors or any of their respective Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or
(F)    if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and upon receipt of an Authentication Order, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Notes Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.
(ii)    Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Section 2.06(c)(i)(A) and Section 2.06(c)(i)(C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Exhibit B hereto, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.
(iii)    Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A Holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) hereof and if the Registrar receives the following:
(A)    if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or
(B)    if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case, if the Registrar or Issuers so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(iv)    Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from or through the Notes Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.
(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.
(i)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted

Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
(A)    if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;
(B)    if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(C)    if such Restricted Definitive Note is being transferred to a non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;
(D)    if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;
(E)    if such Restricted Definitive Note is being transferred to the Issuers, the Guarantors or any of the Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or
(F)    if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) of this Section 2.06(d)(i), the applicable Restricted Global Note, in the case of clause (B) of this Section 2.06(d)(i), the applicable 144A Global Note, and in the case of clause (C) of this Section 2.06(d)(i), the applicable Regulation S Global Note.
(ii)    Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:
(A)    if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or
(B)    if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this Section 2.06(d)(ii), if the Registrar or Issuers so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the applicable conditions in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.
(iii)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.
If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clauses (ii) or (iii) of this Section 2.06(d) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):
(i)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:
(A)    if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(B)    if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or
(C)    if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.
(ii)    Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:
(A)    if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
(B)    if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this Section 2.06(e)(ii), if the Registrar or Issuers so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(iii)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.
(f)    [Reserved].

(g)    Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:
(i)    Private Placement Legend.
(A)    Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear a legend in substantially the following form:
“[[in the case of Rule 144A Global Note:] THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO HAWAIIAN AIRLINES, INC., HAWAIIAN HOLDINGS, INC., HOLDCO 1, HOLDCO 2, BRAND ISSUER, LOYALTY ISSUER OR ONE OF THEIR RESPECTIVE SUBSIDIARIES, (2) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (3) TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (4) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER (IF AVAILABLE) OR ANOTHER AVAILABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS OTHER THAN RULE 144A OR REGULATION S, OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS. IN ADDITION, THE NOTES MAY NOT TRANSFERRED TO OR HELD BY A COMPETITOR (AS DEFINED IN THE INDENTURE).]
[[in the case of Regulation S Global Note:] THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD OR DELIVERED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY US PERSON, UNLESS SUCH NOTES ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF IS AVAILABLE. THE FOREGOING SHALL NOT APPLY FOLLOWING THE EXPIRATION OF FORTY DAYS FROM THE LATER OF (I) THE DATE ON WHICH THESE NOTES WERE FIRST OFFERED AND (II) THE DATE OF ISSUANCE OF THESE NOTES.]”

(B)    Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.
(ii)    Global Note Legend. Each Global Note shall bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE NOTES DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(H) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(A) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR NOTES DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE NOTES DEPOSITARY TO A NOMINEE OF THE NOTES DEPOSITARY OR BY A NOMINEE OF THE NOTES DEPOSITARY TO THE NOTES DEPOSITARY OR ANOTHER NOMINEE OF THE NOTES DEPOSITARY OR BY THE NOTES DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR NOTES DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR NOTES DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
(iii)    Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:
“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD OR DELIVERED IN THE UNITED STATES OR TO, OR FOR THE

ACCOUNT OR BENEFIT OF, ANY US PERSON, UNLESS SUCH NOTES ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF IS AVAILABLE. THE FOREGOING SHALL NOT APPLY FOLLOWING THE EXPIRATION OF FORTY DAYS FROM THE LATER OF (I) THE DATE ON WHICH THESE NOTES WERE FIRST OFFERED AND (II) THE DATE OF ISSUANCE OF THESE NOTES”
(h)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Notes Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Notes Depositary at the direction of the Trustee to reflect such increase.
(i)    General Provisions Relating to Transfers and Exchanges.
(i)    To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.
(ii)    No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.07, Section 2.10, Section 3.06, Section 3.07, Section 3.08, Section 3.09, Section 4.22, Section 4.23 and Section 9.05 hereof).
(iii)    Neither the Registrar nor the Issuers shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
(iv)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)    The Issuers shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Hawaiian Change of Control Offer, ECF Repurchase Offer, a Mandatory Repurchase Offer or other tender offer, in whole or in part, except the unredeemed or untendered portion of any Note being redeemed or repurchased in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Payment Date.
(vi)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of interest, principal and premium, if any, on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.
(vii)    Upon surrender for registration of transfer of any Note at the office or agency of the Issuers designated pursuant to Section 4.24 hereof, the Issuers shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.
(viii)    At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuers shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.
(ix)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.
(x)    The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a Participant or Indirect Participant in, the Notes Depositary or other Person with respect to the accuracy of the records of the Notes Depositary or its nominee or of any Participant or Indirect Participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant or Indirect Participant, member, beneficial owner, or other Person (other than the Notes Depositary) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. The Trustee may rely and shall be fully protected in relying upon information furnished by the Notes Depositary with respect to its members, Participants or Indirect Participants, and any beneficial owners.

(xi)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among the Notes Depositary’s participants, members, or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. None of the Trustee, the Collateral Custodian nor any of their agents shall have any responsibility for any actions taken or not taken by the Notes Depositary.
(xii)    Each purchaser of the Notes offered hereby will be deemed to have represented and agreed to provide the Issuers and its agents with any correct, complete and accurate information and documentation that may be required for the Issuers to comply with FATCA, the AEOI Regulations and the CRS, and to prevent the imposition of U.S. federal withholding tax under FATCA on payments to or for the benefit of the Issuers, including but not limited to a properly completed and executed “Entity Self-Certification Form” or “Individual Self-Certification Form” (in the forms published by the Cayman Islands Department for International Tax Cooperation, which forms can be obtained at https://www.ditc.ky/crs/crs-legislation-resources/) on or prior to the date on which it becomes a holder of Notes. In the event such purchaser fails to provide such information or documentation, or to the extent that its ownership of Notes would otherwise cause the Issuers to be subject to any tax under FATCA, (A) the Issuers (and any agent acting on their behalf) are authorized to withhold amounts otherwise distributable to the purchaser as compensation for any tax imposed under FATCA or any fine or penalty imposed under the CRS as a result of such failure or the purchaser’s ownership, and (B) to the extent necessary to avoid an adverse effect on the Issuers as a result of such failure or the purchaser’s ownership, the Issuers will have the right to compel the purchaser to sell its Notes and, if it does not sell its Notes within 10 Business Days after notice from the Issuers or its agents, the Issuers will have the right to sell such Notes at a public or private sale called and conducted in any manner permitted by law, and to remit the net proceeds of such sale (taking into account any taxes incurred by the Issuers in connection with such sale) to the purchaser as payment in full for such Notes. The Issuers may also assign each such Note a separate securities identifier in the Issuers’ sole discretion. It agrees that the Issuers and its agents or representatives may (1) provide any information and documentation concerning its investment in its Notes to the Cayman Islands Tax Information Authority, the IRS and any other relevant tax authority and (2) take such other steps as they deem necessary or helpful to ensure that the Issuers comply with FATCA, the AEOI Regulations and the CRS.
(xiii)    Each Issuer is subject to anti-money laundering legislation in the Cayman Islands. Accordingly, if Notes are issued in the form of certificated Notes, each Issuer may, except in relation to certain categories of institutional investors, require a detailed verification of the identity of the purchaser of such certificated Notes and the source of the payment used by such purchaser for purchasing such certificated Notes. The laws of other major financial centers may impose similar obligations upon the Issuers. Each Holder of a beneficial interest will, by its acquisition of such an interest, be deemed to have represented and agreed to provide the Issuers or their agents with such information and documentation that may be required for the Issuers to achieve compliance with Cayman AML Regulations and shall update or replace such information or documentation, as necessary.
Section 2.07    Replacement Notes.
If any mutilated Note is surrendered to the Trustee, the Issuers shall execute, and the Trustee shall authenticate and deliver in exchange therefor, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.
If there shall be delivered to the Issuers and the Trustee (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Issuers or the Trustee that such Note has been acquired by a bona fide purchaser, the Issuers shall execute, and upon the Issuers’ request the Trustee shall authenticate and make available for delivery, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.
In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuers, in their discretion, may, instead of issuing a new Note, pay such Note.
Upon the issuance of any new Note under this Section, the Issuers may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.
Every replacement Note is a contractual obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.
Section 2.08    Outstanding Notes.
The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in this Section 2.08 or Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.
If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent (other than the Issuers, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date, repurchase date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.
Subject to Section 2.09, in determining whether the Holders of the requisite principal amount of outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, the principal amount of Notes that shall be deemed to be outstanding for such purposes shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof pursuant to Section 6.02.
Section 2.09    Treasury Notes; Competitors.
(a)    In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, or by any Affiliate of the Issuers, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuers or any obligor upon the Notes or any Affiliate of the Issuers or of such other obligor.
(b)    In determining whether the Holders of the requisite principal amount of the outstanding Notes have given or taken any request, demand, authorization, direction, notice, consent, waiver or other action pursuant to, or in connection with, this Indenture, the Notes, Guarantees, or Notes Documents, Notes owned by a Competitor will be disregarded and deemed not to be outstanding (it being understood that in determining whether the Trustee is protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Notes in respect of which the Trustee has received prior written notice from the Issuers that such Notes are owned by a Holder that is a Competitor will be so disregarded).
Section 2.10    Temporary Notes.
Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial Holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial Holders, respectively, of Notes under this Indenture.
Section 2.11    Cancellation.
The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act) in accordance with its customary procedures. Certification of the disposal of all cancelled Notes shall be delivered to the Issuers upon its written request. The Issuers may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
Section 2.12    Defaulted Interest.
If the Issuers or the Guarantors default in a payment of interest or principal on the Notes or in the payment of any other amount become due under this Indenture, whether at the Stated Maturity, by acceleration or otherwise, the Issuers shall on written demand of the Trustee pay interest, to the extent permitted by law, on all overdue amounts up to (but not including) the date of actual payment (after as well as before judgment) at a rate equal to the rate then applicable, pursuant to clause (a) or (b) below, as the Issuers shall elect:
(a)    The Issuers may elect to make such payment to the persons who are Holders of the Notes on a subsequent special record date. The Issuers shall fix the payment date for such defaulted interest and the special record date therefor, which shall not be more than 15 days nor less than 10 days prior to such payment date. At least 10 days before the special record date, the Issuers shall mail to the Trustee and to each Holder of the Notes a notice that states the special record date, the payment date and the amount of interest to be paid.
(b)    The Issuers may elect to make such payment in any other lawful manner.
Payment of defaulted interest and any interest thereon to the Trustee shall be deemed to satisfy the Issuers’ obligation to pay such defaulted interest and any interest thereon for all purposes of this Indenture.
Section 2.13    CUSIP and ISIN Numbers.
The Issuers in issuing the Notes may use “CUSIP” and/or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” and/or “ISIN” numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other elements of identification printed on the Notes, and any such notice shall not be affected by any defect in or omission of such numbers.

Section 2.14    Prohibition on Transfers to Competitors.
The transfer of any Notes to any Competitor is prohibited, and by acceptance of any transferred Note the transferee shall be deemed to represent that it is not a Competitor.
Section 2.15    Issuers.
(a)    Joint and Several Liability. All Obligations of the Issuers under this Indenture and the other Transaction Documents shall be joint and several Obligations of the Issuers, each as principal. Anything contained in this Indenture and the other Transaction Documents to the contrary notwithstanding, the Obligations of each Issuer hereunder, solely to the extent that such Issuer did not receive proceeds of Notes hereunder, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the Obligations of such Issuer (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Issuer, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Issuer in respect of intercompany Indebtedness to any other Obligor or Affiliates of any other Obligor to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by Obligor hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Issuer pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Issuer and other Affiliates of any Obligor of Obligations arising under guarantees by such parties.
(b)    Subrogation. Until the Obligations shall have been paid in full in cash, each Issuer shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy which it now has or may hereafter have against the other Issuer or any other Obligor of the Obligations. Each Issuer further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights such Issuer may have against the other Issuer, any collateral or security or any such other Obligor, shall be junior and subordinate to any rights the Notes Secured Parties may have against the other Issuer, any such collateral or security, and any such other Obligor.
(c)    Obligations Absolute. Each Issuer hereby waives, for the benefit of the Notes Secured Parties: (1) any right to require any Notes Secured Parties, as a condition of payment or performance by such Issuer, to (i) proceed against any other Issuer or any other Person, (ii) proceed against or exhaust any security held from any other Issuer, any Guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Notes Secured Party in favor of any other Issuer or any other Person, or (iv) pursue any other remedy in the power of any Notes Secured Party whatsoever; (2) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any other Issuer including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the other Issuer from any cause other than payment in full of the Obligations; (3) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (4) any defense based upon any Notes Secured Party’s errors or omissions in the administration of the Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct; (5) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Issuer’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Issuer’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments, recharacterization and counterclaims, and (iv) promptness, diligence and any requirement that any Notes Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (6) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to such Issuer and any right to consent to any thereof; (7) any defense based upon any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Transaction Documents and (8) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
The obligations of the Issuers hereunder shall not, to the extent permitted by applicable law, be affected by (i) the failure of the Trustee, the Collateral Agent or a Holder to assert any claim or demand or to enforce any right or remedy against any other Obligor under the provisions of this Indenture or any other Transaction Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Transaction Documents; (iv) the release, exchange, waiver or foreclosure of any security held by the Collateral Agent or the Trustee for the Obligations or any of them; (v) the failure of the Trustee or a Holder to exercise any right or remedy against any other Obligor; or (vi) the release or substitution of any Collateral or any other Obligor.
To the extent permitted by applicable law, each Issuer hereby waives any defense that it might have based on a failure to remain informed of the financial condition of the other Issuer and of any other Obligor and any circumstances affecting the ability of the Issuers to perform under this Indenture.
Each Issuer further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Trustee, any Holder or any other Notes Secured Party upon the bankruptcy or reorganization of the other Issuer or any Guarantor, or otherwise.

ARTICLE 3
REDEMPTION
Section 3.01    Notices to Trustee.
If the Issuers elect to redeem Notes pursuant to Section 3.07 hereof, they shall furnish to the Trustee, not less than 10 days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 3.03 hereof but not more than 60 days before a redemption date (except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture), an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.
Section 3.02    Selection of Notes to Be Redeemed.
If less than all of the Notes are to be redeemed at any time, such Notes shall be selected for redemption by the Trustee (1) if the Notes are listed on an exchange and such listing is known to the Trustee, in compliance with the requirements of such exchange or in the case of Global Notes, in accordance with customary procedures of the Notes Depositary or (2) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as most nearly approximates a pro rata basis subject to customary procedures of the Notes Depositary. Such Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 10 days nor more than 60 days prior to the redemption date from the outstanding Notes not previously called for redemption.
The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in minimum amounts of $1.00 or integral multiples of $1.00 in excess thereof; no Notes of $1.00 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1.00, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.
The Trustee shall not be responsible for any actions taken or not taken by DTC pursuant to its Applicable Procedures.
Section 3.03    Notice of Redemption.
If the Issuers elect to redeem Notes pursuant to Section 3.07 hereof, the Issuers shall deliver notices of redemption electronically or by first-class mail, postage prepaid, at least 10 but not more than 60 days before the purchase or redemption date to each Holder of Notes (with a copy to the Trustee) at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11 hereof. Notices of redemption may be conditional.
The notice shall identify the Notes to be redeemed and shall state:
(a)    the redemption date;
(b)    the redemption price;
(c)    if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the redemption date upon surrender of such Note, a new Note of Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed shall be issued in the name of the Holder of the Notes upon cancellation of the original Note;
(d)    the name and address of the Paying Agent;
(e)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(f)    that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;
(g)    the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;
(h)    that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and
(i)    any condition to such redemption.
At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ names and at their expense; provided that the Issuers shall have delivered written notice to the Trustee, at least 5 Business Days prior to the date on which notice of redemption is to be sent (unless a shorter notice shall be agreed to by the Trustee) in the form of an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, without limitation, the consummation of an incurrence or issuance of debt or equity or a Hawaiian Change of Control or other corporate transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.
Section 3.04    Effect of Notice of Redemption.
Once notice of redemption is sent in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, unless such redemption is conditioned on the happening of a future event. The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.
Section 3.05    Deposit of Redemption or Purchase Price.
Prior to 4:00 p.m. (Eastern time) on the Business Day prior to the redemption or purchase date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.
If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a record date but on or prior to the related Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
Section 3.06    Notes Redeemed or Purchased in Part.
Upon surrender of a Definitive Note that is redeemed or purchased in part, the Issuers shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided, that each new Note shall be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07    Optional Redemption.
(a)    At any time prior to January 20, 2024, the Issuers may on one or more occasions redeem all or a part of the Notes, upon notice as described under Section 3.03 hereof, at a redemption price equal to 100.0% of the principal amount of the Notes to be redeemed plus the Redemption Premium as of the date of redemption (the “Redemption Date”), plus accrued and unpaid interest, if any, thereon, to, but not including, the applicable Redemption Date; provided that on or prior to January 20, 2024, the Issuers may redeem up to 40% of original outstanding principal amount of the Notes with proceeds from any one or more equity offerings of the Parent Guarantors at a redemption price equal to 105.750%, plus accrued and unpaid interest on the principal amount being redeemed up to, but excluding, the applicable Redemption Date.
(b)    On and after January 20, 2024, the Issuers may on one or more occasions redeem all or a part of the Notes upon notice as described under Section 3.03 hereof, at a redemption price equal to 100.0% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but not including the Redemption Date, plus the applicable Redemption Premium as of such Redemption Date.
Without limiting the generality of the foregoing, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to their stated maturity, in each case, in respect of any Event of Default (including any Bankruptcy Default) (each an “Acceleration Event”), the Redemption Premium with respect to an optional redemption of the Notes shall also be due and payable as though the Notes had been optionally redeemed in full at the time of such Acceleration Event and shall constitute part of the Obligations payable to Holders of the Notes in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s loss as a result thereof. If the Redemption Premium becomes due and payable, it shall be deemed to be principal of the Notes, and interest shall accrue on the full principal amount of the Notes (including the Redemption Premium) from and after the applicable Acceleration Event. Any Redemption Premium payable above shall be presumed to be the liquidated damages sustained by each Holder of the Notes as the result of the acceleration of the Notes and each Issuer agrees that it is reasonable under the circumstances currently existing. The Redemption Premium shall also be payable in the event the Notes (and/or this Indenture) are satisfied, released or discharged by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other similar means. Each Issuer EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING Redemption PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION event. Each Issuer expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Redemption Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Redemption Premium shall be payable notwithstanding the then prevailing market rates at the time acceleration occurs; (C) there has been a course of conduct between the Holders of the Notes and the Issuers giving specific consideration in this transaction for such agreement to pay the Redemption Premium; and (D) each Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each Issuer expressly acknowledges that its agreement to pay the Redemption Premium to the Holders of the Notes as herein described is a material inducement to the Holders to purchase the Notes.
(c)    Notwithstanding this Section 3.07, in connection with a Hawaiian Change of Control Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any third party making such a tender offer in lieu of the Issuers, purchase all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 20 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to 101% of the principal amount thereof plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the applicable Redemption Date (subject to the right of Holders on record on the relevant record date to receive interest on the relevant interest payment).
(d)    If the optional Redemption Date is on or after a record date and on or before the corresponding Payment Date, the accrued and unpaid interest, if any, to, but not including, the Redemption Date will be paid on the Redemption Date to the Holder in whose name the Note is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuers.
(e)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through Section 3.06 hereof.
Section 3.08    Mandatory Prepayments.
(a)    Upon the receipt of Net Proceeds by Hawaiian Holdings or any of its Subsidiaries from (i) the issuance or incurrence of any Indebtedness of the Issuers (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 4.09), (ii) any Collateral Sale or (iii) a Permitted Pre-paid Miles Purchase for which Net Proceeds, together with the aggregate amount of Net Proceeds previously received from Permitted Pre-paid Miles Purchases during the same fiscal year, are in excess of $40.0 million (such excess, “Excess PPM Net Proceeds”) (each of the events set forth in the foregoing clauses (i), (ii), and (iii), a “Mandatory Prepayment Event”), the Issuers will cause the Notes’ Allocable Share of such Net Proceeds or Excess PPM Net Proceeds, as applicable (the “Applied Mandatory Prepayment Amount”), plus accrued and unpaid interest on the aggregate principal amount of Notes to be prepaid to, but excluding, the Prepayment Date (as defined below) (the “Remitted Amount”), to be remitted to the Trustee to be paid by the Trustee to Holders as of the Prepayment Record Date (as defined below) by a date that is (a) with respect to the Mandatory Prepayment Event set forth in clause (i), five (5) Business Days after the receipt of such Net Proceeds, (b) with respect to the Mandatory Prepayment Event set forth in clause (ii), five (5) Business Days after the receipt of such Net Proceeds, and (c) with respect to the Mandatory Prepayment Event set forth in clause (iii), ten (10) Business Days after the receipt of such Net Proceeds (such remittance date, as the case may be, a “Prepayment Date”).
(b)    On such Prepayment Date, the Trustee will apply the Remitted Amount to prepay the maximum principal amount of Notes that may be prepaid with the portion of such

Remitted Amount representing the Applied Mandatory Prepayment Amount at a prepayment price equal to the redemption price that would be due if the Notes were being redeemed pursuant to Section 3.07 on the applicable Prepayment Date, plus accrued and unpaid interest on the principal amount being prepaid up to, but excluding, the Prepayment Date. The “Prepayment Record Date” for any Prepayment Date will be the Business Day prior to the Prepayment Date.
(c)    Notwithstanding anything to the contrary in Section 3.08(a) or (b), if following a Mandatory Prepayment Event but prior to the related Prepayment Date, the Issuers pay the related Applied Mandatory Prepayment Amount (inclusive of any applicable premium) to the Holders on an intervening Payment Date pursuant to the provisions of Section 4.01, no mandatory prepayment pursuant to the provisions of Section 3.08(a) and (b) will be required.
(d)    In connection with any mandatory prepayment of the Notes pursuant to this Section 3.08, the Issuers, or the Trustee of behalf of the Issuers pursuant to written instructions from the Issuers to the Trustee, shall issue a written notice to the Holders at least two (2) Business Days prior to the Prepayment Date, which notice shall include a description of the Mandatory Prepayment Event, the aggregate principal amount of Notes to be prepaid, the prepayment price and the Prepayment Date.
(e)    Any prepayment made pursuant to this Section 3.08 shall be made pursuant to the procedures set forth in this Indenture, except to the extent inconsistent with Section 3.08(c). The Issuers shall not be required to make any mandatory prepayment or sinking fund payment with respect to the Notes, except pursuant this Section 3.08 and Section 3.09(b).
Section 3.09    Mandatory Repurchase Offers.
(a)    In the event that Hawaiian Holdings or any of its Subsidiaries receives Net Proceeds in respect of (i) a Recovery Event (“Recovery Event Proceeds”) that causes the aggregate amount of all Recovery Event Proceeds received since the Closing Date to exceed $20.0 million (such excess amounts, “Excess Recovery Event Proceeds”) or (ii) any Contingent Payment Event (“Contingent Payment Event Proceeds”) that causes the aggregate amount of all Contingent Payment Event Proceeds received since the Closing Date to exceed $50.0 million (each of the events set forth in clauses (i) and (ii), a “Mandatory Repurchase Offer Event”), the Issuers shall make, except as provided in Section 3.09(b), an offer (a “Mandatory Repurchase Offer”) to all Holders to purchase the maximum principal amount of Notes on a pro rata basis that may be purchased out of the Notes’ Allocable Share of such Excess Recovery Event Proceeds or Contingent Payment Event Proceeds, as applicable (the “Applicable Mandatory Repurchase Offer Proceeds”).
(b)    Upon the occurrence of a Mandatory Repurchase Offer Event in respect of a Recovery Event, the Issuers must provide notice to the Trustee of the Recovery Event and, as long as no Event of Default shall have occurred and be continuing at the time of such Mandatory Repurchase Offer Event, the Issuers shall have the option to (x) invest the Recovery Event Proceeds within 365 days of receipt thereof in Qualified Replacement Assets or (y) repair, replace or restore the assets which are the subject of such Recovery Event; provided further, that any Recovery Event Proceeds from such Recovery Event that are not invested within such 365-day period will thereafter not constitute Excess Recovery Event Proceeds, but any such amounts in excess of $20.0 million will be deemed to be an Applied Mandatory Prepayment Amount and must be applied as a mandatory prepayment in accordance with Section 3.08.
(c)    The Mandatory Repurchase Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Mandatory Repurchase Offer Period”). Promptly after the expiration of the Mandatory Repurchase Offer Period (the “Mandatory Repurchase Date”), the Issuers shall apply all of the Applicable Mandatory Repurchase Offer Proceeds to repurchase all of the Notes tendered in the Mandatory Repurchase Offer at a repurchase price equal to 100.0% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest thereon to, but excluding, the Mandatory Repurchase Date (the “Mandatory Offer Repurchase Price”); provided that if the aggregate Mandatory Offer Repurchase Price for all Notes tendered in such Mandatory Repurchase Offer exceeds the total amount of Applicable Mandatory Repurchase Offer Proceeds, then such tendered Notes shall be repurchased pro rata up to the maximum amount of Notes that can be repurchased with such Applicable Mandatory Repurchase Offer Proceeds.
(d)    If the Mandatory Repurchase Date is on or after a record date and on or before the related Payment Date, any accrued and unpaid interest up to but excluding the Mandatory Repurchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Mandatory Repurchase Offer.
(e)    Subject to Section 3.09(b), notices of a Mandatory Repurchase Offer (“Mandatory Repurchase Offer Notices”) shall be sent by first class mail or sent electronically, no later than (a) with respect to the Mandatory Repurchase Offer Event set forth in clause (i) of Section 3.09(a), five (5) Business Days after the receipt of Net Proceeds therefrom and (b) with respect to the Mandatory Repurchase Offer Event set forth in clause (ii) of Section 3.09(a), ten (10) Business Days after the receipt of Net Proceeds therefrom, in each case, to each Holder at such Holder’s registered address or otherwise in accordance with the applicable procedures of DTC. The Mandatory Repurchase Offer Notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Mandatory Repurchase Offer. The Mandatory Repurchase Offer shall be made to all Holders. The Mandatory Repurchase Offer Notice, which shall govern the terms of the Mandatory Repurchase Offer, shall state:
(i)    that the Mandatory Repurchase Offer is being made pursuant to this Section 3.09 and the length of time the Mandatory Repurchase Offer shall remain open;
(ii)    the Applicable Mandatory Repurchase Offer Proceeds, the repurchase price and the Mandatory Repurchase Date;
(iii)    that any Note not tendered or accepted for payment shall continue to accrue interest;
(iv)    that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Mandatory Repurchase Offer shall cease to accrue interest after the Mandatory Repurchase Date;

(v)    that Holders electing to have a Note purchased pursuant to a Mandatory Repurchase Offer may elect to have Notes purchased in minimum amounts of $1.00 or integral multiples of $1.00 in excess thereof only;
(vi)    that Holders electing to have a Note purchased pursuant to any Mandatory Repurchase Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuers, the Notes Depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least two (2) Business Days before the Mandatory Repurchase Date;
(vii)    that Holders shall be entitled to withdraw their election if the Issuers, the Notes Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Mandatory Repurchase Offer Period, a facsimile or other electronic transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;
(viii)    that, if the aggregate principal amount of Notes surrendered by the Holders thereof exceeds the amount that can be repurchased with the Applicable Mandatory Repurchase Offer Proceeds, the Trustee shall select the Notes (while the Notes are in global form pursuant to the procedures of the Notes Depositary) to be purchased on a pro rata basis based on the principal amount of the Notes tendered (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $1.00, or integral multiples of $1.00 in excess thereof, shall remain outstanding after such purchase) to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as most nearly approximates a pro rata basis subject to customary procedures of the Notes Depositary; and
(ix)    that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.
(f)    To the extent that the aggregate principal amount of Notes validly tendered or otherwise surrendered in connection with a Mandatory Repurchase Offer is less than the Applicable Mandatory Repurchase Offer Proceeds, the Issuers may, after purchasing all such Notes validly tendered and not withdrawn, use the remaining Applicable Mandatory Repurchase Offer Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of the Notes validly tendered pursuant to any Mandatory Repurchase Offer exceeds the amount that can be repurchased with the Applicable Mandatory Repurchase Offer Proceeds, the Issuers will allocate the Applicable Mandatory Repurchase Offer Proceeds to purchase Notes on a pro rata basis on the basis of the aggregate principal amount of tendered Notes; provided that no Notes will be selected and purchased in an unauthorized denomination. Upon completion of any repurchase of Notes in a Mandatory Repurchase Offer, the amount of Applicable Mandatory Repurchase Offer Proceeds shall be reset at zero.

(g)    On or before the Mandatory Repurchase Date, the Issuers shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Notes or portions thereof validly tendered pursuant to the Mandatory Repurchase Offer, or if the aggregate Mandatory Offer Repurchase Price for all Notes so tendered in such Mandatory Repurchase Offer does not exceed the total amount of Applicable Mandatory Repurchase Offer Proceeds, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.
(h)    The Issuers, the Notes Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the repurchase price of the Notes properly tendered by such Holder and accepted by the Issuers for repurchase, and the Issuers shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a minimum denomination of $1.00 or an integral multiple of $1.00 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers shall publicly announce the results of the Mandatory Repurchase Offer on or as soon as practicable after the Mandatory Repurchase Date.
(i)    To the extent that the provisions of any securities laws or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Issuers shall not be deemed to have breached their obligations described in this Indenture by virtue of compliance therewith.
ARTICLE 4
COVENANTS
Section 4.01    Payment of Notes.
On each Payment Date prior to (i) the occurrence and continuance of an Issuer Bankruptcy Event or (ii) the occurrence and continuance of any other Event of Default with respect to which the Collateral Agent (at the direction of the Required Debtholders) or the Trustee (at the direction of the Permitted Noteholders) has provided the Issuers with at least two (2) Business Days’ prior written notice that this Section 4.01 shall no longer apply, all Available Funds in the Notes Payment Account on such Payment Date (based upon instructions in the Payment Date Statement furnished to it on the related Determination Date by the Issuers) shall be distributed by the Trustee in the following order of priority (the “Payment Waterfall”):
(a)    first, (x) to the payment of governmental fees owing by the Issuers and the Cayman Guarantors, then (y) ratably to the Trustee and the Collateral Custodian, Fees, costs, expenses, reimbursements and indemnification amounts due and payable to such Persons pursuant to the terms of this Indenture and the other Collateral Documents in an amount not to exceed $200,000 in the aggregate per annum and then (z) ratably, for the Notes’ Allocable Share of the fees, expenses, government fees and other amounts due and owing to the Administrator and any Independent Director (or any such service provider providing the services of an Independent Director) of any SPV Party (to the extent not otherwise paid) in an amount not to exceed $100,000 in the aggregate per annum;
(b)    second, to the Trustee, on behalf of the Holders, an amount equal to the Interest Distribution Amount with respect to such Payment Date minus the amount of interest paid by the Issuers in connection with any redemptions, prepayments or repurchases of any Notes pursuant to this Indenture after the immediately preceding Payment Date and prior to such Payment Date;
(c)    third, on the Termination Date only, to the Trustee, on behalf of the Holders, in an amount equal to the outstanding principal amount of the Notes;
(d)    fourth, to the Notes Reserve Account, to the extent the amount on deposit in the Notes Reserve Account is less than the Notes Reserve Account Required Balance for the following Payment Date;
(e)    fifth, to the extent not already paid, to the Trustee on behalf of the Holders, the Remitted Amount for any mandatory prepayments required pursuant to Section 3.08;
(f)    sixth, without duplication of any amounts paid under clause 4.01(a), to pay (x) ratably to the Trustee and the Collateral Custodian, and then (y) to any other Person (other than Hawaiian and any of its Subsidiaries), any additional Obligations due and payable to such Person on such Payment Date to the extent not paid pursuant to clause (a) through clause (f) of this Section 4.01;
(g)    seventh, if a Cash Trap Period is in effect as of the last day of the related Quarterly Reporting Period and a Cash Trap Cure has not occurred on or prior to such Payment Date, then to the ECF Account, an amount equal to the Required Excess Cash Flow for such Payment Date;
(h)    eighth, to the extent any amounts are due and owing under any other Senior Secured Debt, to the Collateral Agent for further distribution to the appropriate Person pursuant to the Collateral Agency and Accounts Agreement; and
(i)    ninth, (i) if an Event of Default has occurred and is continuing, all remaining amounts shall be remitted to, and remain on deposit in, the applicable Collection Account (as specified in the Payment Date Statement) (and held under the sole control of the Collateral Agent) or (ii) if no Event of Default has occurred and is continuing, all remaining amounts shall be released to or at the direction of the Issuers, which may be distributed directly or indirectly to Hawaiian without any restriction.
For the avoidance of doubt, to the extent Available Funds with respect to any Payment Date are insufficient to pay amounts due under this Indenture to the Agents, Holders or any other Person on such Payment Date, the Issuers, and to the extent provided in Article 10 hereof, the

Guarantors, are fully obligated to timely pay such amounts to the Agents, Holders or other Persons.
Section 4.02    Collections.
(a)    Hawaiian shall instruct and use commercially reasonable efforts to cause sufficient counterparties to HawaiianMiles Agreements to direct all net payments of HawaiianMiles Program Revenues into the Loyalty Collection Account such that in any Quarterly Reporting Period, at least 85% of the aggregate amount of HawaiianMiles Program Revenues are deposited directly into the Loyalty Collection Account. To the extent any Issuer or Guarantor or any of their respective controlled Affiliates receives any such payments to an account other than the Loyalty Collection Account, such Person shall cause such amounts to be deposited into the Loyalty Collection Account within two (2) Business Days after receipt and identification thereof.
(b)    [Reserved].
(c)    Other than as required to provide for any successor account that becomes the Loyalty Collection Account, no Issuer or Guarantor shall revoke, or permit to be revoked, any Direction of Payment.
Section 4.03    Collection Account; Debt Service Coverage Ratio Cure.
(a)    Hawaiian shall determine the Required Deposit Amount and notify the Trustee and the Collateral Agent in writing of such Required Deposit Amount for each Quarterly Reporting Period no later than the fifth Business Day of such Quarterly Reporting Period; provided that at any time that Hawaiian determines that the Required Deposit Amount for a Quarterly Reporting Period is greater (including as a result of the occurrence of a Cash Trap Event) or less, than the Required Deposit Amount for such Quarterly Reporting Period as previously calculated, then Hawaiian shall promptly (i) notify the Trustee and the Collateral Agent in writing and (ii) such revised Required Deposit Amount shall thereafter be applicable for such Quarterly Reporting Period, unless subsequently revised; provided that the effect of such increase shall be to stop further withdrawals from any Collection Account but shall not require the deposit of additional funds. The Issuers shall only be permitted to withdraw or release funds from the Collection Accounts in accordance with the terms of the Collateral Agency and Accounts Agreement.
(b)    Subject to the terms of the Collateral Documents, the Guarantors may or may cause any of their Affiliates (with written notice to the Collateral Agent) to deposit amounts into a Collection Account from time to time prior to a Payment Date, but such amounts (other than Cure Amounts or to the extent constituting Transaction Revenues) shall not constitute “Collections” for purposes of the Debt Service Coverage Ratio.
(c)    [Reserved].
(d)    [Reserved].

(e)    To the extent that Collections received in the Collection Accounts with respect to any Quarterly Reporting Period are insufficient to satisfy the Debt Service Coverage Ratio Test for such Quarterly Reporting Period, the Issuers may deposit, or cause to be deposited into the Collection Accounts, funds in an amount necessary to satisfy the Debt Service Coverage Ratio Test for such Quarterly Reporting Period (such deposited amounts, the “Cure Amounts”); provided that such deposit and deemed cures shall not occur more than five (5) times in the aggregate since the Closing Date and no more than two (2) times in any four (4) fiscal periods. To the extent that Cure Amounts are received in a Collection Account on or prior to the Payment Date with respect to the Quarterly Reporting Period in which such funds are necessary to satisfy the Debt Service Coverage Ratio Test, Cure Amounts will be treated as Collections for such Quarterly Reporting Period for purposes of the Debt Service Coverage Ratio. Any Cure Amounts received in a Collection Account on or prior to the Determination Date for such Quarterly Reporting Period shall be allocated to the Notes Payment Account and other Senior Secured Debt, if any, on the Allocation Date with respect to such Quarterly Reporting Period pursuant to the terms of the Collateral Agency and Accounts Agreement. Any Cure Amounts received in a Collection Account following the Determination Date with respect to such Quarterly Reporting Period shall not be allocated to the Notes Payment Account on the Allocation Date with respect to such Quarterly Reporting Period and shall be allocated to the Quarterly Reporting Period in which such funds were deposited.
Section 4.04    Notes Payment Account.
(a)    The Issuers shall establish and maintain or cause to be maintained at the Collateral Custodian, a segregated non-interest bearing trust account in the name of one or both Issuers (as specified in the applicable Account Control Agreement), for the purpose of holding amounts transferred thereto from the Collection Accounts on each Allocation Date pursuant to the terms of the Collateral Agency and Accounts Agreement (such account, the “Notes Payment Account”). The Notes Payment Account shall be subject at all times to an Account Control Agreement. Amounts on deposit in the Notes Payment Account shall remain uninvested.
(b)    On each Allocation Date, the Notes Payment Account shall be funded with amounts allocated from the Collection Accounts as contemplated under Section 4.03 in accordance with the terms of the Collateral Agency and Accounts Agreement.
(c)    As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations, the Issuers hereby grant to the Trustee for the benefit of the Notes Secured Parties a security interest in and lien upon, all of the Issuers’ right, title and interest in and to (i) the Notes Payment Account, (ii) all funds held in the Notes Payment Account, and all certificates and instruments, if any, from time to time representing or evidencing any account or such funds, (iii) all Investments from time to time of amounts in the Notes Payment Account and all certificates and instruments, if any, from time to time representing or evidencing such Investments, (iv) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Trustee or any Notes Secured Party or any assignee or agent on behalf of the Trustee or any Notes Secured Party in substitution for or in addition to any of the then existing Collateral in the Notes Payment Account, and (v) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Collateral in the Notes Payment Account.
(d)    Each Issuer and Guarantor hereby acknowledges and agrees that at all times, the Trustee shall be the only Person that has a right to withdraw from the Notes Payment Account and the funds on deposit in the Notes Payment Account shall at all times continue to be Collateral security for all of the Obligations.
(e)    If, at any time, the Notes Payment Account shall no longer be an Eligible Account, the Issuers shall provide prompt written notice to the Trustee and, within sixty (60) days, move the Notes Payment Account to a new depositary institution pursuant to Section 7.11.
Section 4.05    Notes Reserve Account.
(a)    The Issuers shall establish and maintain or cause to be maintained at the Collateral Custodian, a segregated non-interest bearing trust account in the name of one or both Issuers (as specified in the applicable Account Control Agreement) (such account, the “Notes Reserve Account”), for the purpose of holding a minimum balance of not less than the Notes Reserve Account Required Balance at all times, and the Issuers will maintain a minimum balance of not less than the Notes Reserve Account Required Balance in the Notes Reserve Account at all times, except for periods between any Determination Date and Payment Date to the extent resulting from the application of funds in the Notes Reserve Account into the Notes Payment Account. The Notes Reserve Account shall be subject at all times to an Account Control Agreement.
(b)    So long as the Collateral Custodian has not been notified by the Trustee or any Issuer that an Event of Default exists, then the Collateral Custodian shall, at the written direction of either Issuer from time to time cause the funds held in the Notes Reserve Account, from time to time, to be invested in one or more Cash Equivalents selected by such Issuer (which Cash Equivalents shall at all times be subject to the Lien created hereunder); provided that in no event shall the Collateral Custodian: (i) have any responsibility whatsoever as to the validity or quality of any Cash Equivalent, (ii) be liable for the selection of Cash Equivalents or for investment losses incurred thereon or in respect of losses incurred as a result of the liquidation of any Cash Equivalent before its stated maturity pursuant to this Section 4.05 or the failure of an Issuer to provide timely written investment direction or (iii) have any obligation to invest or reinvest any such amounts in the absence of such investment direction. Notwithstanding anything else in this Indenture to the contrary, in no event shall any Issuer direct any investment in any such Cash Equivalent that will mature later than the Business Day before the next occurring Payment Date. It is agreed and understood that the entity serving as the Trustee or the Collateral Custodian may earn fees associated with the investments outlined above in accordance with the terms of such investments. In no event shall the Trustee or the Collateral Custodian be deemed an investment manager or adviser in respect of any selection of investments hereunder. It is understood and agreed that the Trustee, the Collateral Custodian or their respective affiliates are permitted to receive additional compensation that could be deemed to be in the Trustee’s or the Collateral Custodian’s economic self-interest for (1) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub custodian with respect to certain of the investments, (2) using affiliates to effect transactions in certain investments and (3) effecting transactions in investments. All income from such Cash Equivalents shall be retained in the Notes Reserve Account, subject to release as permitted by this Indenture. All investments in such Cash Equivalents shall be at the risk of the Issuers. All income from Investments in the Notes Reserve Account shall be taxable to the Issuers (or their regarded parent entity), and the Collateral Custodian shall prepare and timely distribute to the Issuers, as required, Form 1099 or other appropriate U.S. federal and state income tax forms with respect to such income.
(c)    As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations, each Issuer hereby grants to the Trustee for the benefit of the Notes Secured Parties a security interest in and lien upon, all of the Issuers’ right, title and interest in and to (i) the Notes Reserve Account, (ii) all funds held in the Notes Reserve Account, and all certificates and instruments, if any, from time to time representing or evidencing any account or such funds, (iii) all Investments from time to time of amounts in the Notes Reserve Account and all certificates and instruments, if any, from time to time representing or evidencing such Investments, (iv) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Trustee or any Notes Secured Party or any assignee or agent on behalf of the Trustee or any Notes Secured Party in substitution for or in addition to any of the then existing Collateral in the Notes Reserve Account, and (v) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Collateral in the Notes Reserve Account.
(d)    The Issuers hereby acknowledge and agree that the Trustee shall be the only Person that has a right to withdraw from the Notes Reserve Account. The funds on deposit in the Notes Reserve Account shall at all times continue to be Collateral security for the benefit of the Notes Secured Parties.
(e)    If, at any time, the Notes Reserve Account shall no longer be an Eligible Account, the Issuers shall provide prompt written notice to the Trustee and, within sixty (60) days, move the Notes Reserve Account to a new depositary institution pursuant to Section 7.11.
(f)    If, on any Determination Date, the amount on deposit in the Notes Reserve Account would exceed the then applicable Notes Reserve Account Required Balance for the related Payment Date, the Issuers shall be entitled to request the Trustee by notice in writing (which may be the Payment Date Statement) to transfer such excess amounts in the Notes Reserve Account to a Collection Account. In such circumstances, the Trustee shall promptly direct the Collateral Custodian to wire such excess amounts from the Notes Reserve Account to the Collection Account specified by the Issuers.
(g)    If, on any Determination Date, the Available Funds for the related Payment Date will not be sufficient to pay the amounts due in accordance with Section 4.01(a) through Section 4.01(c) on the related Payment Date, the Issuers shall request by notice in writing (which may be the Payment Date Statement) to the Trustee that the Trustee, on or prior to the related Payment Date, transfer amounts in the Notes Reserve Account to the Notes Payment Account to the extent necessary so that the Available Funds on the related Payment Date will be sufficient to pay such amounts. In such circumstances, the Trustee shall promptly direct the Collateral Custodian to wire such amounts from the Notes Reserve Account to the Notes Payment Account.
Section 4.06    Operation of the HawaiianMiles Program.
(a)    Each Issuer and Guarantor (as applicable) agrees to honor Miles according to the policies and procedure of the HawaiianMiles Program, subject to cure, except to the extent that would not be reasonably expected to cause a Material Adverse Effect, and shall take any action permitted under the HawaiianMiles Agreements and applicable law that it, in its reasonable business judgment, determines is advisable, in order to diligently and promptly (i) enforce its rights and any remedies available to it under the HawaiianMiles Agreements, (ii) perform its obligations under the HawaiianMiles Agreements and (iii) cause the applicable counterparties to perform their obligations under the related HawaiianMiles Agreements, including such counterparties’ obligations to make payments to and indemnify the applicable Issuer or Guarantor in accordance with the terms thereof, in each case except as would not reasonably be expected to result in a Material Adverse Effect.
(b)    Neither any Issuer nor Hawaiian shall substantially reduce the HawaiianMiles Program business or modify the terms of the HawaiianMiles Program in any manner that would reasonably be expected to result in a Material Adverse Effect.
(c)    Hawaiian shall not and shall not permit any of its Subsidiaries to change the policies and procedures of the HawaiianMiles Program except to the extent that such change would not be reasonably expected to cause a Material Adverse Effect.
(d)    Each of the Issuers and the Guarantors shall not, and shall not permit any of their respective Subsidiaries to, establish, create or operate any Loyalty Program, other than a Permitted Acquisition Loyalty Program, unless substantially all such Loyalty Program cash proceeds (which excludes, for the avoidance of doubt, airline revenues such as ticket sales and non-loyalty ancillary revenue), accounts in which such cash receipts are deposited, Intellectual Property and member data (but solely to the extent that such Intellectual Property and member data would be included in the definition of Loyalty Program Intellectual Property, substituting references to the HawaiianMiles Program with references to such other Loyalty Program) are pledged as Collateral on a first lien basis, subject to Third-Party Rights and other Permitted Liens; provided that, for the avoidance of doubt, nothing will prohibit the Issuers or the Guarantors or any of their respective Subsidiaries from offering and providing discounts or other incentives (other than any Currency) for travel or carriage on Hawaiian.
With respect to any Permitted Acquisition Loyalty Program, the Issuers and the Guarantors will be permitted to undertake the following actions at any time after such actions are permitted under the Material HawaiianMiles Agreements, such Permitted Acquisition Loyalty Program’s co-branding, partnering or similar agreements and debt obligations and applicable law: (i) terminate the Permitted Acquisition Loyalty Program; (ii) merge and consolidate the Permitted Acquisition Loyalty Program into the HawaiianMiles Program; or (iii) cause the Permitted Acquisition Loyalty Program’s cash receipts (which excludes airline revenues such as ticket sales and non-loyalty ancillary revenue), accounts in which such cash receipts are deposited, Intellectual Property and member data to be pledged as Collateral.

Until it is merged into or consolidated with the HawaiianMiles Program, any Permitted Acquisition Loyalty Program shall not constitute a HawaiianMiles Program and its co-branding, partnering or similar agreements shall not constitute HawaiianMiles Agreements.
(e)    On each Determination Date, the Loyalty Issuer shall deliver or cause to be delivered to the Trustee an updated Schedule 4.06(e), attached as Annex I to the corresponding Payment Date Statement, to the extent necessary to cause the Material HawaiianMiles Agreements listed on such updated schedule, in the aggregate, to represent at least 85% of the HawaiianMiles Program Revenues in the prior twelve (12) months.
(f)    If, as of any Determination Date, the aggregate amount of Retained Agreement Revenues for the preceding four Quarterly Reporting Periods (or, in the case of the first three Quarterly Reporting Periods, since the Closing Date) are greater than or equal to 5.0% of the HawaiianMiles Program Revenues for such period, (i) Hawaiian shall promptly assign its rights to receive payment under the relevant Retained Agreements to the Loyalty Issuer. Upon the effectiveness of such assignment, such Retained Agreement(s) shall become HawaiianMiles Agreement(s).
(g)    Each Issuer and Guarantor shall maintain in effect commercially reasonable privacy and data security policies. Without limiting the generality of the foregoing, except as would not reasonably be expected to result in a Material Adverse Effect, each applicable Issuer and Guarantor shall comply in all material respects, and shall cause each of its Subsidiaries and each of its Third Party Processors to be in compliance in all material respects with (i) all internal privacy policies and privacy policies contained on any websites maintained by or on behalf of such Issuer or Guarantor or such Subsidiary and such policies are accurate, not misleading and consistent with the actual practices of such Issuer or Guarantor, (ii) all Data Protection Laws with respect to Personal Data of the United States, the United Kingdom, the Cayman Islands, and the European Union and (iii) its contractual commitments and obligations regarding Personal Data.
Section 4.07    Maintenance of Rating.
The Issuers and the Guarantors shall cooperate with the Rating Agencies in obtaining a rating for the Notes from both of the Rating Agencies and shall use commercially reasonable efforts to cause the Notes to be continuously rated by such Rating Agencies but shall not be required to obtain any specific rating. The Issuers and the Guarantors shall make commercially reasonable efforts to provide the Rating Agencies (at Hawaiian’s sole expense) such reports, records and documents as each shall reasonably request to monitor or affirm such ratings (including notification of any amendments to this Indenture or the Notes Documents, or of the replacement of an Independent Director for cause), except to the extent the disclosure of any such document or any such discussion would result in the violation of any Issuer’s or Guarantor’s contractual (including all confidentiality obligations set forth in the HawaiianMiles Agreements) or legal obligations; provided that the Issuers’ or Guarantors’ failure to obtain such a rating after using commercially reasonable efforts shall not constitute an Event of Default.
Section 4.08    Restricted Payments.
(a)    The SPV Parties shall not, directly or indirectly:

(i)    declare or pay any dividend or make any other payment or distribution on account of any SPV Party’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation) or to the direct or indirect holders of any SPV Party’s Equity Interests in their capacity as such;
(ii)    purchase, redeem or otherwise acquire or retire for value any Equity Interests of any SPV Party;
(iii)    make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness other than the Senior Secured Debt; or
(iv)    make any Restricted Investment,
(all such payments and other actions set forth in this Section 4.08(a)(i) through (iv) being collectively referred to as “Restricted Payments”), other than solely with respect to:
(A)    Restricted Payments (including the making of any intercompany loans and any payments in respect of intercompany debt or Junior Lien Debt) with amounts released to the Issuers under Section 4.01(i), Section 4.22(e) or pursuant to the terms of the Collateral Agency and Accounts Agreement; and
(B)    the making of the Hawaiian Intercompany Loan on the Closing Date;
provided that notwithstanding anything to the contrary herein, no SPV Party shall be permitted to make any Restricted Payment at any time when an Event of Default has occurred and is continuing.
(b)    Hawaiian will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Investment to create or acquire, or in furtherance or support of, any Loyalty Program (for the avoidance of doubt, other than the HawaiianMiles Program) other than any Loyalty Program which Hawaiian and its Subsidiaries are expressly permitted to operate under the Transaction Documents, including a Permitted Acquisition Loyalty Program.
Section 4.09    Incurrence of Indebtedness and Issuance of Preferred Stock.
The SPV Parties shall not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness other than the following (and Hawaiian shall not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness with respect to any Pre-paid Miles Purchase other than as set forth in Section 4.09(b)):
(a)    Junior Lien Debt; provided that (i) prior to the incurrence of such Indebtedness, the Rating Agency Condition shall have been satisfied, (ii) no Event of Default or Cash Trap Event shall have occurred and be continuing or would result from the issuance of such

Junior Lien Debt and (iii) the pro forma Total DSCR immediately after giving effect to the issuance of such Indebtedness shall be more than 2.50 to 1:00;
(b)    Pre-paid Miles Purchases, so long as (i) the aggregate amount of Miles purchased or other Indebtedness incurred in connection with such Pre-paid Miles Purchases during any fiscal year does not exceed $40.0 million, (ii) the proceeds of such Pre-paid Miles Purchases are deposited to the Loyalty Collection Account (iii) such sale is non-refundable and non-recourse to the SPV Parties, (iv) the Indebtedness related thereto is unsecured or secured by assets of Hawaiian or its Subsidiaries (other than the SPV Parties) that do not constitute Collateral and (v) the Indebtedness related thereto is unsecured and subordinated to the Obligations pursuant to an agreement in form and substance reasonably satisfactory to the Trustee;
(c)    (x) Indebtedness represented by the Notes issued and outstanding on the Closing Date, and the Note Guarantees related thereto; and (y) Additional Notes or other secured first lien Indebtedness incurred on or after the two (2) year anniversary of the Closing Date; provided that (i) any such Indebtedness (A) shall have a maturity date not earlier than the latest maturity date for the Notes, (B) shall have a Weighted Average Life to Maturity thereof no shorter than the Weighted Average Life to Maturity of the Notes (determined at the time of the issuance of such Indebtedness), and (C) shall not be subject to or benefit from any Guarantee by any Person other than an Obligor, (ii) the pro forma Total DSCR immediately after giving effect to the issuance of such Indebtedness shall be more than 4.00 to 1:00, (iii) prior to the issuance of any such Indebtedness after the initial incurrence on the Closing Date the Rating Agency Condition shall have been satisfied, (iv) the terms and conditions governing such Indebtedness shall be substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by Hawaiian) to the investors or holders providing such Indebtedness than those applicable to the then-outstanding Notes (except for (1) terms that are conformed (or added) in the Transaction Documents for the benefit of the Holders holding then-outstanding Notes pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of Hawaiian, (2) covenants, events of default and guarantees applicable only to periods after the latest maturity date then in effect for any Notes (as of the date of the incurrence of such Indebtedness) and (3) pricing, fees, rate floors, premiums, optional prepayment or redemption terms), (v) in no event shall such Additional Senior Secured Debt be subject to events of default, mandatory prepayment or acceleration resulting (either directly or through a cross-default or cross-acceleration provision) from a Bankruptcy Case by Hawaiian or any of its Subsidiaries (other than the SPV Parties) except on the same terms as the Notes, (vi) no Event of Default or Cash Trap Event shall have occurred and be continuing or would result from the issuance of such Indebtedness, (vii) the liens on the Collateral securing such Indebtedness are pari passu to the liens on the Collateral securing the Notes, (viii) the collateral agent, administrative agent or trustee in respect of such Indebtedness (on behalf of the holders of such Indebtedness) becomes party to the Collateral Agency and Accounts Agreement as a Senior Secured Debt Representative and (ix) any such Indebtedness shall include separateness provisions regarding the SPV Parties substantially similar to the provisions set forth in Section 4.13;
(d)    Indebtedness arising from customary indemnification or other similar obligations under the Transaction Documents and the other agreements entered into on the Closing Date in connection therewith (or permitted replacements or amendments thereto).

Section 4.10    Liens.
Neither Hawaiian nor Hawaiian Holdings will directly or indirectly create, incur, assume or suffer to exist any Lien of any kind on any property or asset that constitutes Collateral, except Permitted Liens. No SPV Party will directly or indirectly create, incur, assume or suffer to exist any Lien of any kind on any of its property or assets other than Permitted Liens.
Section 4.11    Restrictions on Disposition of Collateral.
(a) Neither Hawaiian nor Hawaiian Holdings shall sell or otherwise Dispose of any Collateral (including by way of any Sale of a Grantor) and (b) no SPV Party shall sell or otherwise Dispose of any of its property or assets (including the Collateral, and including by way of any Sale of a Grantor), in each case except for a Permitted Disposition.
Section 4.12    ECF Account.
(a)    The Issuers shall establish and maintain or cause to be maintained at the Collateral Custodian, a segregated non-interest bearing trust account in the name of one or both Issuers (as specified in the applicable Account Control Agreement), for the purpose of holding Required Excess Cash Flow amounts deposited therein from time to time pursuant to Section 4.01 (such account, the “ECF Account”). Amounts on deposit in the ECF Account shall be applied to offer to repurchase Notes as set forth under Section 4.22. Only Required Excess Cash Flow deposited into the ECF Account pursuant to Section 4.01 will be permitted to be deposited in the ECF Account. The ECF Account shall be subject at all times to an Account Control Agreement. Amounts on deposit in the ECF Account shall remain uninvested.
(b)    As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations, the Issuers hereby grants to the Trustee for the benefit of the Notes Secured Parties a security interest in and lien upon, all of the Issuers’ right, title and interest in and to (i) the ECF Account, (ii) all funds held in the ECF Account, and all certificates and instruments, if any, from time to time representing or evidencing any account or such funds, (iii) all Investments from time to time of amounts in the ECF Account and all certificates and instruments, if any, from time to time representing or evidencing such Investments, (iv) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Trustee or any Notes Secured Party or any assignee or agent on behalf of the Trustee or any Notes Secured Party in substitution for or in addition to any of the then existing Collateral in the ECF Account, and (v) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Collateral in the ECF Account.
(c)    Each Issuer and Guarantor hereby acknowledges and agrees that at all times, the Trustee shall be the only Person that has a right to withdraw from the ECF Account and, so long as such funds remain on deposit in the ECF Account, such funds shall at all times continue to be Collateral security for all of the Obligations.

(d)    If, at any time, the ECF Account shall no longer be an Eligible Account, the Issuers shall provide prompt written notice to the Trustee and, within sixty (60) days, move the ECF Account to a new depositary institution pursuant to Section 7.11.
Section 4.13    Restrictions on Business Activities.
(a)    Neither Hawaiian nor Hawaiian Holdings will, and will not permit any of its Subsidiaries (other than the SPV Parties) to, engage in any business other than the Permitted Airline Business, except to such extent as would not reasonably be expected to have a Material Adverse Effect on Hawaiian and its Subsidiaries (other than the SPV Parties) taken as a whole.
(b)    The SPV Parties will not engage in any business other than the Permitted SPV Business.
(c)    Other than as required or permitted by the Transaction Documents, the SPV Parties have not and shall not:
(i)    engage in any business or activity other than (A) the purchase, receipt, management and sale of Collateral and Excluded Property; provided that in no event shall any SPV Party purchase, receive, manage or sell real property, (B) the transfer and pledge of Collateral pursuant to the terms of the Collateral Documents and the Senior Secured Debt Documents and the Junior Lien Debt Documents, (C) the entry into and the performance under the Transaction Documents to which it is a party and (D) such other activities as are incidental thereto;
(ii)    acquire or own any material assets other than (A) the Collateral and Excluded Property; provided that in no event shall any SPV Party acquire or own real property, or (B) incidental property as may be necessary or desirable for the operation of any SPV Party and the performance of its obligations under the Transaction Documents to which it is a party and the Senior Secured Debt Documents and the Junior Lien Debt Documents;
(iii)    except as permitted by this Indenture (A) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets, or (B) change its legal structure, or jurisdiction of incorporation, unless, in connection with any of the foregoing, such action shall result in the substantially contemporaneous occurrence of the Discharge of Senior Secured Debt Obligations;
(iv)    except as otherwise permitted under Section 4.13(c)(iii), fail to preserve its existence as an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation;
(v)    form, acquire or own any Subsidiary (other than another SPV Party that is a wholly-owned Subsidiary of such SPV Party), own any Equity Interests in any other entity, or make any Investment in any Person other than to the extent permitted in its memorandum and articles;

(vi)    except as contemplated in the Senior Secured Debt Documents, commingle its assets with the assets of any of its Affiliates, or of any other Person;
(vii)    incur any Indebtedness other than (A) Senior Secured Debt, (B) Junior Lien Debt and (C) ordinary course contingent obligations under or any terms thereof related to the HawaiianMiles Agreements (such as customary indemnities to fronting banks, administrative agents, collateral agents, depository banks, escrow agents, etc.);
(viii)    become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due in the ordinary course of business;
(ix)    fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;
(x)    enter into any contract or agreement with any Person, except (A) the Transaction Documents to which it is a party and the Senior Secured Debt Documents and the Junior Lien Debt Documents, (B) the Specified Organizational Documents and (C) other contracts or agreements that (x) are upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties other than such Person and (y) contain non-recourse and non-petition covenants with respect to any SPV Party consistent with the provisions set forth in this Indenture;
(xi)    seek its dissolution or winding up in whole or in part;
(xii)    fail to use commercially reasonable efforts to correct promptly any material known misunderstandings regarding the separate identities of any SPV Party, on the one hand, and any Affiliate or any principal thereof or any other Person, on the other hand;
(xiii)    except pursuant to the Transaction Documents, the Senior Secured Debt Documents and the Junior Lien Debt Documents, guarantee, become obligated for, or hold itself out to be responsible for the Indebtedness of another Person;
(xiv)    fail, in any material respect, either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business, solely in its own name in order not (A) to mislead others as to the identity of the Person with which such other party is transacting business, or (B) to suggest that it is responsible for the Indebtedness of any third party (including any of its principals or Affiliates (other than as contemplated or required pursuant to the Transaction Documents));
(xv)    fail, to the extent of its own funds (taking into account the requirements in the Transaction Documents), to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xvi)    except as may be required or permitted by the Code and regulations thereunder or other applicable state or local tax law, hold itself out as or be considered as a department or division of (A) any of its principals or Affiliates, (B) any Affiliate of a principal or (C) any other Person;
(xvii)    fail to maintain adequate books and records; provided that the SPV Parties’ assets may be included in a consolidated financial statement of its Affiliates so long as appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the SPV Parties from such Person and to indicate that the SPV Parties’ assets and credit are not available to satisfy the Indebtedness and other obligations of such Person or any other Person except for Indebtedness incurred and other obligations pursuant to the Transaction Documents, the Senior Secured Debt Documents and the Junior Lien Debt Documents;
(xix)    fail to pay its own separate liabilities and expenses only out of its own funds;
(xx)    maintain, hire or employ any individuals as employees;
(xxi)    acquire the obligations or securities issued by its Affiliates or members (other than any equity interests of another SPV Party that is a wholly-owned Subsidiary of such SPV Party and the Hawaiian Intercompany Note);
(xxii)    fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;
(xxii)    pledge its assets to secure the obligations of any other Person other than pursuant to the Transaction Documents, the Senior Secured Debt Documents and the Junior Lien Debt Documents;
(xxiii)    fail to have such Independent Directors as are required under Section 4.14;
(xxiv)    (A) institute proceedings to be adjudicated bankrupt or insolvent, (B) institute or consent to the institution of bankruptcy, winding up or insolvency proceedings against it, (C) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (D) seek or consent to the appointment of a receiver, liquidator, provisional liquidator, assignee, trustee, sequestrator, collateral agent or any similar official for any SPV Party, (E) make any general assignment for the benefit of any SPV Party’s creditors, (F) admit in writing its inability to pay its debts generally as they become due, or (G) take any corporate action to approve any of the foregoing; or
(xxv)    fail to file its own tax returns separate from those of any other Person, except to the extent that any SPV Party is treated as a disregarded entity for U.S. federal and applicable state and local income tax purposes.

Section 4.14    Independent Directors of the SPV Parties; Special Shareholder of the SPV Parties.
(a)    No SPV Party shall fail for seven (7) consecutive Business Days to have at least one (1) Independent Director. Pursuant to this Indenture and each SPV Party’s Specified Organizational Document, (a) no SPV Party shall be permitted to vote upon, or hold any vote on, any “Material Action” (as defined in such SPV Party’s Specified Organizational Document) unless such SPV Party has one (1) Independent Director at such time and such Independent Director is present for such vote and (b) any “Material Action” (as defined in such SPV Party’s Specified Organizational Document) shall require the affirmative vote of such Independent Director for such SPV Party.
(b)    No SPV Party shall fail to have a Special Shareholder, and no Extraordinary Resolution shall be passed by, or with respect to, any SPV Party without the unanimous vote of all shareholders thereof, including the affirmative vote of the Special Shareholder of such SPV Party.
Section 4.15    Liquidity.
Hawaiian will not permit the aggregate amount of Liquidity to be less than $300,000,000 at the end of any Business Day following the Closing Date.
Section 4.16    Appraisals.
Hawaiian shall be required to deliver an Appraisal of the value of the Collateral to the Trustee on an annual basis. Hawaiian shall deliver such Appraisal on the Determination Date occurring on April of each year (commencing in April 2022), and such Appraisal shall be determined no earlier than 10 days prior to such Determination Date. The value of the Collateral determined in such Appraisal will be used to test the LTV Ratio on such Determination Date. Hawaiian may also elect (at its sole discretion) to deliver an Appraisal to the Trustee on any other Determination Date on which no Appraisal was required (which Appraisal shall be determined no earlier than 10 days prior to such Determination Date) and shall be permitted to re-test the LTV Ratio on such Determination Date using such updated Appraisal. All Appraisals delivered to the Trustee must be performed by an Approved Appraisal Firm. If at any time the LTV Ratio exceeds 62.5% on a Determination Date, the interest rate on the Notes for subsequent Interest Periods shall increase by 2.0% until such time as the LTV Ratio does not exceed 62.5%.
Section 4.17    Financial Statements and Other Reports.
(a)    From and after the Closing Date, Hawaiian shall furnish or cause to be furnished to the Trustee:
(i)    within ninety (90) days after the end of each fiscal year, Hawaiian’s consolidated balance sheet and related statement of income and cash flows, showing the financial condition of Hawaiian and its Subsidiaries on a consolidated basis as of the close of such fiscal year and the results of their respective operations during such year, the consolidated statement of Hawaiian to be audited for Hawaiian by independent public accountants of recognized national standing and to be accompanied by an opinion of such accountants (which opinion shall be without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Hawaiian and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that the foregoing delivery requirement shall be satisfied if Hawaiian shall have filed with the SEC its Annual Report on Form 10-K for such fiscal year, which is available to the public via EDGAR or any similar successor system;
(ii)    within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, Hawaiian’s consolidated balance sheets and related statements of income and cash flows, showing the financial condition of Hawaiian and its Subsidiaries on a consolidated basis as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, each certified by a Responsible Officer of Hawaiian as fairly presenting in all material respects the financial condition and results of operations of Hawaiian and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided that the foregoing delivery requirement shall be satisfied if Hawaiian shall have filed with the SEC its Quarterly Report on Form 10-Q for such fiscal quarter, which is available to the public via EDGAR or any similar successor system; and
(iii)    within ninety (90) days after the end of the fiscal year, a certificate of a Responsible Officer of Hawaiian certifying that, to the knowledge of such Responsible Officer, no Cash Trap Event or Event of Default has occurred and is continuing, or, if, to the knowledge of such Responsible Officer, such a Cash Trap Event or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;
(iv)    within (A) ninety (90) days after the end of each fiscal year, and (B) forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year thereafter, a certificate of a Responsible Officer demonstrating in reasonable detail compliance with Section 4.15 as of the end of such preceding fiscal quarter;
(v)    no later than each Determination Date with respect to each Quarterly Reporting Period, a certificate of a Responsible Officer of the Loyalty Issuer, (i) setting forth the name of each new Material HawaiianMiles Agreement entered into as of such date and each of the parties thereto, (ii) certifying compliance with deposit requirements under the Transaction Documents with respect to such HawaiianMiles Agreements, (iii) verifying that 85% of all HawaiianMiles Program Revenues for such Quarterly Reporting Period were deposited directly into the Loyalty Collection Account, and (iv) certifying whether there has been any Material Modification to any Material HawaiianMiles Agreement and, if there has been, specifying the date of such Material Modification and the Material HawaiianMiles Agreement to which such Material Modification applied and certifying that the Material Modification was made in compliance with this Indenture;

(vi)    on each Determination Date, a Payment Date Statement to the Trustee. The Trustee may, prior to the related Payment Date, provide notice to the Issuers of any information contained in the Payment Date Statement that the Trustee believes to be incorrect. If the Trustee provides such a notice, the Issuers shall use their reasonable efforts to resolve the discrepancy and provide an updated Payment Date Statement on or prior to the related Payment Date. If the discrepancy is not resolved and a replacement Payment Date Statement is not received by the Trustee prior to the payment of Available Funds on the related Payment Date pursuant to Section 4.01 and it is later determined that the information identified by the Trustee as incorrect was in fact incorrect and such error resulted in a party receiving a smaller distribution on the Payment Date than they would have received had there not been such an error, then the Issuers shall indemnify such party for such shortfall. For the avoidance of doubt and, notwithstanding anything to the contrary in this Indenture or in any Collateral Document, the Trustee shall have no obligation to inquire into, investigate, verify or perform any calculations in connection with a Payment Date Statement or notice from the Trustee in respect of the same; it being understood and agreed that the Trustee shall be entitled to conclusively rely, and shall not be liable for so relying, on the Payment Date Statement last received by it on or prior to each Payment Date and the Trustee shall have no obligation, responsibility or liability in connection with any indemnification payment of the Issuers pursuant to the immediately preceding sentence;
(vii)    promptly after the occurrence thereof, written notice of the termination of a Plan of Hawaiian pursuant to Section 4042 of ERISA to the extent such termination would constitute an Event of Default; and
(viii)    promptly after the Chief Financial Officer or the Treasurer of Hawaiian becoming aware of the occurrence of a Default, a Cash Trap Event or an Event of Default that is continuing, an Officer’s Certificate specifying such Default, Cash Trap Event or Event of Default and what action Hawaiian and its Subsidiaries are taking or propose to take with respect thereto.
(b)    [Reserved].
(c)    In no event shall the Trustee be entitled to inspect, receive and make copies of materials (except in connection with any enforcement or exercise of remedies in the case of clause (i)) (i) that constitute non registered Intellectual Property, Excluded Intellectual Property, non-financial Trade Secrets (including the HawaiianMiles Customer Data) or non-financial proprietary information, (ii) in respect of which disclosure to the Trustee, the Collateral Agent or any Holder (or their respective representatives or contractors) is prohibited by law or any binding agreement (or would otherwise cause a breach or default thereunder) or (iii) that are subject to attorney client or similar privilege or constitute attorney work product.
(d)    Information required to be delivered pursuant to this Indenture to the Trustee pursuant to Section 4.17(a)(i) through Section 4.17(a)(viii) may be made available by the Trustee to the Holders by posting such information on the Trustee’s website on the Internet at http://wilmingtontrustconnect.com. Information required to be delivered pursuant to this Indenture shall be deemed to have been delivered to the Trustee on the date on which Hawaiian provides written notice to the Trustee that such information has been posted on Hawaiian’s general commercial website on the Internet (to the extent such information has been posted or is available as described in such notice), as such website may be specified by Hawaiian to the Trustee from time to time, and shall be in a format which is suitable for transmission.
(e)    Delivery of reports, information, appraisals, and documents to the Trustee is for informational purposes only and its receipt of such reports, information, appraisals, and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including compliance by any Issuer, Guarantor or any other Person with any of its covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no liability or responsibility for the content, filing or timeliness of any report, appraisal, or other information delivered, filed or posted under or in connection with this Indenture, the other Transaction Documents or the transactions contemplated thereunder. The Trustee has no duty to monitor or confirm, on a continuing basis or otherwise, the Obligors’ compliance with this Article 4 or with respect to matters disclosed in any reports or other documents filed with the SEC or EDGAR or any website under this Indenture, or participate in any conference calls.
Section 4.18    Corporate Existence.
Each Obligor shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect:
(a)    its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of such Obligor or such Subsidiary; and
(b)    its and its Subsidiaries’ rights (charter and statutory) and material franchises; provided, however, that Hawaiian shall not be required to preserve any such right or franchise, or the corporate, partnership or other existence of it or any of its Subsidiaries (other than any SPV Party), if its Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of Hawaiian and its Subsidiaries, taken as a whole, and that the loss thereof would not, individually or in the aggregate, have a Material Adverse Effect.
For the avoidance of doubt, this Section 4.18 shall not prohibit any actions permitted by Article 5.
Section 4.19    Use of Proceeds.
Neither Hawaiian nor Hawaiian Holdings will use, and will not permit any of its Subsidiaries to use, the proceeds of the Notes (A) in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country (except to the extent permitted by applicable law), or (C) in any manner that would result in the violation of any Sanctions applicable to Hawaiian or Hawaiian Holdings or any of their Subsidiaries.
Section 4.20    Specified Organizational Documents

.
No Obligor shall amend, modify or waive any Special Purpose Provision in any Specified Organizational Document. No Obligor shall amend, modify or waive any other provision of any Specified Organizational Document in a manner adverse to the Holders.
Section 4.21    Intellectual Property.
(a)    The Obligors shall not terminate, amend, waive, supplement or otherwise modify any IP Agreement or any provision thereof or exercise any right or remedy under or pursuant to or under any IP Agreement, in each case without the prior written consent of the Required Debtholders if such termination, amendment, waiver, supplement or modification or exercise of remedies would reasonably be expected to result in a Material Adverse Effect; provided that (i) termination of any IP Agreement or any amendment to the termination provisions thereof, or (ii) any amendment to an IP Agreement that (A) materially and adversely affects rights to the Loyalty Program Intellectual Property, Brand Intellectual Property or, in the case of the Contribution Agreements, other applicable Collateral, or rights to use Loyalty Program Intellectual Property, Brand Intellectual Property or, in the case of the Contribution Agreements, other applicable Collateral, (B) shortens the scheduled term thereof, (C) in the case of any IP License, materially and adversely changes the amount or calculation of the termination payment, or the amount, calculation or rate of fees due and owing thereunder, (D) changes the contractual subordination of payments thereunder in a manner materially adverse to the Senior Secured Parties, (E) reduces the frequency of payments thereunder to an SPV Party or permits payments due to an SPV Party thereunder to be deposited to an account other than a Collection Account, (F) changes the amendment standards applicable to such IP Agreement (other than changes affecting rights of the Trustee or the Collateral Agent to consent to amendments, which is covered by clause (G)) in a manner that would reasonably be expected to result in a Material Adverse Effect or (G) materially impairs the rights of the Trustee or the Collateral Agent to enforce or consent to amendments to any provisions thereof in accordance therewith shall, in each case, be deemed to have a Material Adverse Effect.
(b)    Any assignment, pursuant to a Contribution Agreement, of Intellectual Property registered in the United States shall be filed in the applicable intellectual property office and applicable internet domain name registrars on or before the date that is thirty (30) days after the Closing Date (as extendable automatically without consent of the Trustee to the extent the Issuers are diligently pursuing satisfaction of the terms hereof, but such completion has been delayed as a result of the COVID-19 pandemic or other events and conditions (e.g., natural disaster), which are outside the control of the Obligors). Any assignment, pursuant to a Contribution Agreement, of Intellectual Property registered outside the United States shall be filed in the applicable intellectual property office and applicable internet domain name registrars on or before the date that is one hundred and eighty (180) days after the Closing Date (as extendable automatically without consent of the Trustee to the extent the Issuers are diligently pursuing satisfaction of the terms hereof, but such completion has been delayed as a result of the COVID-19 pandemic or other events and conditions (e.g., natural disaster) in a manner that is outside the control of the Obligors).

(c)    On or before the date that is six (6) months after the Closing Date, Hawaiian shall, or shall cause its third party vendor to, segregate, compile, host and maintain HawaiianMiles Customer Data on a database separate from the database containing any data owned or purported to be owned, or later developed or acquired and owned or purported to be owned, by Hawaiian Holdings or any of its Subsidiaries (other than the HawaiianMiles Customer Data).
Section 4.22    Required Excess Cash Flow Repurchase Offers.
(a)    On each Payment Date if a Cash Trap Period is in effect as of the last day of the related Quarterly Reporting Period and a Cash Trap Cure has not occurred on or prior to such Payment Date, then the Issuers, in the Payment Date Statement, shall direct the Trustee to deposit any Required Excess Cash Flow for such Payment Date to the ECF Account pursuant to Section 4.01. Within 30 days of any such Payment Date, the Issuers shall make an offer (an “ECF Repurchase Offer”) to all Holders to purchase the maximum principal amount of Notes on a pro rata basis that may be purchased out of such Required Excess Cash Flow at a repurchase price equal to 100.0% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest thereon to, but excluding, the ECF Repurchase Date (as defined below).
(b)    The ECF Repurchase Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “ECF Repurchase Offer Period”). Promptly after the expiration of the ECF Repurchase Offer Period (the “ECF Repurchase Date”), the Trustee shall apply all of the Required Excess Cash Flow to effect the repurchase by the Issuers of all of the Notes tendered in the ECF Repurchase Offer at a repurchase price equal to 100.0% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest thereon to, but excluding, the ECF Repurchase Date (the “ECF Offer Repurchase Price”); provided that if the aggregate ECF Offer Repurchase Price for all Notes tendered in such ECF Repurchase Offer exceeds the total amount of Required Excess Cash Flow, then such tendered Notes shall be repurchased pro rata up to the maximum amount of Notes that can be repurchased with such Required Excess Cash Flow.
(c)    If the ECF Repurchase Date is on or after a record date and on or before the related Payment Date, any accrued and unpaid interest up to but excluding the ECF Repurchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the ECF Repurchase Offer.
(d)    Notices of an ECF Repurchase Offer (“ECF Repurchase Offer Notices”) shall be sent by the Issuers by first class mail or sent electronically, no later than 30 days after the applicable Payment Date, to each Holder at such Holder’s registered address or otherwise in accordance with the applicable procedures of DTC. The ECF Repurchase Offer Notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the ECF Repurchase Offer. The ECF Repurchase Offer shall be made to all Holders. The ECF Repurchase Offer Notice, which shall govern the terms of the ECF Repurchase Offer, shall state:
(i)    that the ECF Repurchase Offer is being made pursuant to this Section 4.22 and the length of time the ECF Repurchase Offer shall remain open;

(ii)    the Required Excess Cash Flow for such Payment Date, the repurchase price and the ECF Repurchase Date;
(iii)    that any Note not tendered or accepted for payment shall continue to accrue interest;
(iv)    that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the ECF Repurchase Offer shall cease to accrue interest after the ECF Repurchase Date;
(v)    that Holders electing to have a Note purchased pursuant to an ECF Repurchase Offer may elect to have Notes purchased in minimum amounts of $1.00 or integral multiples of $1.00 in excess thereof only;
(vi)    that Holders electing to have a Note purchased pursuant to any ECF Repurchase Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuers, the Notes Depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least two (2) Business Days before the ECF Repurchase Date;
(vii)    that Holders shall be entitled to withdraw their election if the Issuers, the Notes Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the ECF Repurchase Offer Period, a facsimile or other electronic transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;
(viii)    that, if the aggregate principal amount of Notes surrendered by the Holders thereof exceeds the amount that can be repurchased with the Required Excess Cash Flow for such Payment Date, the Trustee shall select the Notes (while the Notes are in global form pursuant to the procedures of the Notes Depositary) to be purchased on a pro rata basis based on the principal amount of the Notes tendered (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $1.00, or integral multiples of $1.00 in excess thereof, shall remain outstanding after such purchase) to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as most nearly approximates a pro rata basis subject to customary procedures of the Notes Depositary; and
(ix)    that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.
(e)    To the extent that the aggregate principal amount of Notes validly tendered or otherwise surrendered in connection with an ECF Repurchase Offer is less than the Required Excess Cash Flow, the Issuers may, after purchasing all such Notes validly tendered and not withdrawn, use the remaining Required Excess Cash Flow for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of the Notes validly tendered pursuant to any ECF Repurchase Offer exceeds the Required Excess Cash Flow, the Issuers will allocate the Required Excess Cash Flow to purchase Notes on a pro rata basis on the basis of the aggregate principal amount of tendered Notes; provided that no Notes will be selected and purchased in an unauthorized denomination. Upon completion of any repurchase of Notes in an ECF Repurchase Offer, the amount of Required Excess Cash Flow shall be reset at zero.
(f)    On or before the ECF Repurchase Date, the Issuers shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Notes or portions thereof validly tendered pursuant to the ECF Repurchase Offer, or if the aggregate ECF Offer Repurchase Price for all Notes so tendered in such ECF Repurchase Offer does not exceed the total amount of Required Excess Cash Flow, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.
(g)    The Trustee, the Notes Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder from amounts held in the ECF Account an amount equal to the repurchase price of the Notes properly tendered by such Holder and accepted by the Issuers for repurchase, and the Issuers shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a minimum denomination of $1.00 or an integral multiple of $1.00 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers shall publicly announce the results of the ECF Repurchase Offer on or as soon as practicable after the ECF Repurchase Date.
(h)    The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a ECF Repurchase Offer. To the extent that the provisions of any securities laws or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Issuers shall not be deemed to have breached its obligations described in this Indenture by virtue of compliance therewith.
Section 4.23    Offer to Repurchase Upon Hawaiian Change of Control.
(a)    If a Hawaiian Change of Control occurs, each Holder of Notes will have the right to require the Issuers to repurchase all or any part of that Holder’s Notes pursuant to an offer (a “Hawaiian Change of Control Offer”) at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to the date of repurchase (the “Hawaiian Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Payment Date. Within thirty (30) days following any Hawaiian Change of Control, the Issuers will mail or send electronically pursuant to applicable DTC procedures a notice to each Holder and the Trustee describing the transaction or transactions that constitute the Hawaiian Change of Control and offering to repurchase Notes on the date specified in the notice (the “Hawaiian Change of Control Payment Date”), which date will be no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is mailed or sent, pursuant to the procedures required by this Indenture and described in such notice and stating:
(i)    that the Hawaiian Change of Control Offer is being made pursuant to this Section 4.23 and that all Notes tendered will be accepted for payment;
(ii)    the purchase price and the Hawaiian Change of Control Payment Date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent;
(iii)    that any Note not tendered will continue to accrue interest;
(iv)    that, unless the Issuers default in the payment of the Hawaiian Change of Control Payment, all Notes accepted for payment pursuant to the Hawaiian Change of Control Offer will cease to accrue interest after the Hawaiian Change of Control Payment Date;
(v)    that Holders of Notes electing to have any Notes purchased pursuant to a Hawaiian Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer such Notes by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Hawaiian Change of Control Payment Date; and
(vi)    that Holders of Notes will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Hawaiian Change of Control Payment Date, a facsimile or other electronic transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased.
The Issuers will provide a copy of such notice to the Trustee.
The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Hawaiian Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.23, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.23 by virtue of such compliance.
(b)    On the Hawaiian Change of Control Payment Date, the Issuers will, to the extent lawful:

(i)    accept for payment all Notes or portions of Notes properly tendered pursuant to the Hawaiian Change of Control Offer;
(ii)    deposit with the paying agent an amount equal to the Hawaiian Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
(iii)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers.
(c)    The paying agent will promptly mail or otherwise pay in accordance with this Indenture and applicable DTC procedures to each Holder of Notes properly tendered the Hawaiian Change of Control Payment for the Notes, and the Issuers will issue and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any.
(d)    The provisions of this Section 4.23 that require the Issuers to make a Hawaiian Change of Control Offer following a Hawaiian Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.
(e)    The Issuers will not be required to make a Hawaiian Change of Control Offer upon a Hawaiian Change of Control if (1) a third party makes the Hawaiian Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Hawaiian Change of Control Offer made by the Issuers and purchases all Notes properly tendered and not withdrawn under the Hawaiian Change of Control Offer, or (2) notice of redemption with respect to all Notes has been given pursuant to Section 3.07 unless and until there is a default in payment of the applicable redemption price; and a Hawaiian Change of Control Offer may be made in advance of a Hawaiian Change of Control, conditioned upon the consummation of such Hawaiian Change of Control, if a definitive agreement is in place for the Hawaiian Change of Control at the time the Hawaiian Change of Control Offer is made. If a Hawaiian Change of Control occurs at a time when the Issuers are prohibited, by the terms of any of their indebtedness, from purchasing the Notes, the Issuers may seek the consent of their lenders to the purchase of the Notes or may attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such a consent or repay such borrowings, they would remain prohibited from purchasing the Notes. In such case, the Issuers’ failure to offer to purchase the Notes shall constitute an Event of Default under this Indenture. For the avoidance of doubt, the Issuers’ failure to offer to purchase the Notes shall constitute an Event of Default under Section 6.02(a)(iii) and not Section 6.02(a)(i), but the failure of the Issuers to pay the Hawaiian Change of Control Payment when due shall constitute an Event of Default under Section 6.02(a)(i).
(f)    If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw the Notes in a Hawaiian Change of Control Offer and the Issuers, or any third party making a Hawaiian Change of Control Offer in lieu of the Issuers, purchase all of such Notes validly tendered and not withdrawn by such Holders, the Issuers will have the right, upon not less than twenty (20) nor more than sixty (60) days’ prior notice, given not more than thirty (30) days following such purchase pursuant to the

Hawaiian Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to but not including the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date).
Section 4.24    Maintenance of Office or Agency.
(a)    The Issuers shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made at the Corporate Trust Office of the Trustee.
(b)    The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
(c)    The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03 hereof; provided, that no service of legal process on the Issuers or any Guarantor may be made at any office of the Trustee.
Section 4.25    Taxes.
Each Obligor shall pay, and cause each of its Subsidiaries to pay, all material taxes, assessments, and governmental levies before the same shall become more than ninety (90) days delinquent, other than taxes, assessments and levies (i) being contested in good faith by appropriate proceedings and (ii) the failure to effect such payment of which are not reasonably expected to have a Material Adverse Effect.
Section 4.26    Stay, Extension and Usury Laws.
Each Obligor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants in or the performance of this Indenture; and each Obligor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee or the Collateral Agent, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.27    Compliance with Laws.
Hawaiian and Hawaiian Holdings shall comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, Hawaiian and Hawaiian Holdings will maintain in effect policies and procedures intended to ensure compliance by Hawaiian, Hawaiian Holdings, their Subsidiaries and, when acting in such capacity, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 4.28    Regulatory Matters; Citizenship, Utilization; Collateral Requirements.
Hawaiian will:
(a)    maintain at all times its status as an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49;
(b)    be a United States Citizen;
(c)    maintain at all times its status at the FAA as an “air carrier” and hold an air carrier operating certificate under Section 447 of Title 49 and operations specifications issued by the FAA pursuant to Part 121 of Title 14 as currently in effect or as may be amended or recodified from time to time; and
(d)    possess and maintain all necessary certificates, exemptions, franchises, licenses, permits, designations, rights, concessions, authorizations, frequencies and consents that are material to the operation of the HawaiianMiles Program, and to the conduct of its business and operations as currently conducted, except to the extent that any failure to possess or maintain would not reasonably be expected to result in a Material Adverse Effect.
Section 4.29    [Reserved].
Section 4.30    Further Assurances.
(a)    In each case, subject to the terms, conditions and limitations in the Notes Documents, each Issuer and other Guarantor shall execute any and all further documents and instruments, and take all further actions, that may be required or advisable under applicable law or that the Collateral Agent may reasonably request, in order to create, grant, establish, preserve, protect and perfect the validity, perfection and priority of the Liens and security interests created or intended to be created by the Collateral Documents, including but not limited to making entries in the registers of mortgages and charges of each Issuer and Cayman Guarantor maintained at its registered office, in each case to the extent required under this Indenture or the Collateral Documents.
(b)    [Reserved.]
(c)    Pursuant to the Notes Documents, and subject to certain limitations herein and therein, Hawaiian may identify one or more co-branding, partnering or similar agreements related to or entered into in connection with the HawaiianMiles Program to constitute “Retained Agreements,” provided that the aggregate amount of Retained Agreement Revenues over the preceding four Quarterly Reporting Periods (or, in the case of the first three Quarterly Reporting Periods, since the Closing Date) must be less than 5.0% of the HawaiianMiles Program Revenues over the same period. If the aggregate amount of Retained Agreement Revenues in any applicable test period (determined on each Determination Date) is greater than or equal to 5.0% of the HawaiianMiles Program Revenues over such period, Hawaiian shall promptly assign the payment rights under the relevant Retained Agreements to the Loyalty Issuer. All of the Loyalty Issuer’s rights under the Retained Agreements assigned to it shall be pledged as Collateral on a first lien basis and each such assigned Retained Agreement shall thereafter be a HawaiianMiles Agreement and not a Retained Agreement. The terms of each HawaiianMiles Agreement entered into following the Closing Date will provide that (i) the counterparty thereto will deposit all payments directly into the Loyalty Collection Account, (ii) acknowledge and agree to the assignment of all payment rights thereunder to the Loyalty Issuer and (iii) consent to the pledge of the Obligors’ rights, title and interest in such agreement as the Collateral.
(d)    Promptly after the date upon which it is permissible to transfer and assign any Specified IP, Hawaiian and the Cayman Guarantors shall, if such Specified IP is not transferred and assigned pursuant to an existing Contribution Agreement, execute and deliver one or more Contribution Agreements together with all further documents and instruments that may be required and advisable, and take all further actions that may be required or advisable under applicable law or that the Collateral Agent may reasonably request, to transfer and assign all of such Guarantors’ right, title and interest in and to such Specified IP to the applicable Issuer, and shall promptly provide the Trustee and the Collateral Agent copies of any such documents.
Section 4.31    Collateral Ownership.
Subject to the provisions of (including the actions permitted under) Section 4.11 and Article 5, the Contribution Agreements and the IP Licenses, each Grantor will continue to maintain its interest in and right to use all property and assets so long as such property and assets constitute Collateral.
Section 4.32    Mandatory Prepayments
To the extent not applied in accordance with Section 3.08 and Section 3.09, the Issuers shall, cause an amount equal to (a) in the case of Section 3.08, the applicable Applied Mandatory Prepayment Amount and/or (b) in the case of Section 3.09, the relevant Applicable Mandatory Repurchase Offer Proceeds, to be deposited promptly into a Collection Account, which amounts shall be applied in accordance with the terms of the Collateral Agency and Accounts Agreement.
ARTICLE 5
SUCCESSORS
Section 5.01    Merger, Consolidation and Sale of Assets.

(a)    Neither Hawaiian nor Hawaiian Holdings shall directly or indirectly: (i) consolidate or merge with or into another Person (whether or not Hawaiian or Hawaiian Holdings is the surviving corporation) or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Hawaiian or Hawaiian Holdings, as applicable, and its Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:
(i)    either: (A) Hawaiian or Hawaiian Holdings, as applicable, is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than Hawaiian or Hawaiian Holdings, as applicable,) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws;
(ii)    the Person formed by or surviving any such consolidation or merger (if other than Hawaiian or Hawaiian Holdings, as applicable,) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Hawaiian or Hawaiian Holdings, as applicable, under the Transaction Documents pursuant to agreements reasonably satisfactory to the Trustee;
(iii)    immediately after such transaction, no Event of Default exists; and
(iv)    Hawaiian or Hawaiian Holdings, as applicable, shall have delivered to the Trustee an Officer’s Certificate stating that such consolidation, merger or transfer complies with this Indenture and the other Collateral Documents.
(b)    Neither Hawaiian nor Hawaiian Holdings will not, directly or indirectly, lease all or substantially all of the properties and assets of Hawaiian or Hawaiian Holdings, as applicable, and its Subsidiaries taken as a whole, in one or more related transactions, to any other Person.
(c)    The requirements set forth in Section 5.01(a) will not apply to any Permitted Hawaiian Reorganization or to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Hawaiian or Hawaiian Holdings, as applicable, and/or any Subsidiary of Hawaiian that, immediately following such transaction, guarantees the Notes on a senior unsubordinated basis pursuant to the applicable Transaction Documents and assume all other obligations pursuant to the Transaction Documents.
(d)    No SPV Party shall: (i) consolidate or merge with or into another Person, or permit any other Person to merge into or consolidate with it, or (ii) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties, in one or more related transactions, to another Person.
Section 5.02    Successor Corporation Substituted.
Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of Hawaiian or Hawaiian Holdings, as applicable, in a transaction that is subject to, and that complies with the provisions of Section 5.01(a), the successor Person formed by such consolidation or into or with which Hawaiian or Hawaiian Holdings, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to Hawaiian or Hawaiian Holdings, as applicable, shall refer instead to the successor Person and not to Hawaiian or Hawaiian Holdings, as applicable,), and may exercise every right and power of Hawaiian or Hawaiian Holdings, as applicable, under this Indenture with the same effect as if such successor Person had been named as Parent Guarantor herein; provided, however, that Hawaiian or Hawaiian Holdings, as applicable, shall not be relieved from the obligation to pay the principal of, and interest, if any, on the Notes except in the case of a sale of all of the assets of Hawaiian or Hawaiian Holdings, as applicable, in a transaction that is subject to, and that complies with the provisions of Section 5.01(a).
ARTICLE 6
CASH TRAP, DEFAULTS AND REMEDIES
Section 6.01    Cash Trap.
(a)    The occurrence of any of the following shall constitute a “Cash Trap Event”:.
(i)    the Debt Service Coverage Ratio Test as set forth in the related Payment Date Statement is not satisfied on any Determination Date;
(ii)    the balance in the Notes Reserve Account is less than the Notes Reserve Account Required Balance on any Payment Date after giving effect to the deposits set forth in Section 4.01 on such Payment Date; or
(iii)    the Issuers have received written notice from the Trustee, or an Issuer has actual knowledge, that an Event of Default shall have occurred and is continuing.
(b)    In the case of the occurrence of any Cash Trap Event, the Trustee may, and at the direction of the Permitted Noteholders shall, provide written notice to the Issuers that a Cash Trap Event has occurred.
Section 6.02    Events of Default.
(a)    Each of the following is an “Event of Default”:
(i)    default in any payment of:
(A)    any principal amount or premium, if any, on any of the Notes when such amount becomes due and payable;

(B)    any interest on the Notes and such default shall have continued for a period of more than 30 days (or, upon the occurrence of a Hawaiian Bankruptcy Case, the earlier of (x) 60 days after the date of such failure to pay and (y) fifteen days after the date on which a Brand Assumption Order is entered); or
(C)    any other amount payable under this Indenture when due and such default shall have continued unremedied for more than thirty (30) days after the earlier of (x) a Responsible Officer of an Obligor obtaining knowledge of such default or (y) receipt by an Obligor of notice from the Trustee of such default; provided that, if any default shall have been made by any Obligor in the due observance or performance of the covenants set forth in Article 4 hereof it shall not constitute a default under this Section 6.02(a)(i)(C); or
(ii)    default shall have been made by any Obligor in the due observance or performance of any of the covenants in Section 4.02(a), Section 4.03(a), Section 4.04, Section 4.05 or Section 4.15 and such default shall continue unremedied for more than ten (10) Business Days after the earlier of (i) a Responsible Officer of an Obligor obtaining knowledge of such default or (ii) receipt by an Obligor of notice from the Trustee of such default; or
(iii)    default by any Obligor in the due observance or performance of any other covenant, condition or agreement to be observed or performed by it pursuant to the terms of this Indenture or any of the other Notes Documents and such default continues unremedied or uncured for more than forty-five (45) days after the earlier of (i) a Responsible Officer of an Obligor obtaining knowledge of such default or (ii) receipt by an Obligor of notice from the Trustee of such default; provided that, if such Person is proceeding with diligence and good faith to cure or remedy such default and such default is susceptible to cure or remedy, such forty-five (45) day period shall be extended to sixty (60) days in the aggregate (inclusive of the original forty-five (45) day period); or
(iv)    (A) any material provision of this Indenture or of any Notes Document to which any Obligor is a party ceases to be a valid and binding obligation of such party, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Notes Document, (B) the Lien on any material portion of the Collateral intended to be created by the Collateral Documents shall cease to be or shall not be a valid and perfected Lien having the priorities contemplated in this Indenture (subject to Permitted Liens, and except as permitted by the terms of this Indenture and the other Collateral Documents or other than as a result of the action, delay or inaction of the Trustee) or (C) the Note Guarantee set forth in Article 10 shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of such Note Guarantee, or any Guarantor shall fail to comply with any of the terms or provisions of such Note Guarantee, or any Guarantor shall deny that it has any further liability under such Note Guarantee, provided that, in each case, unless Hawaiian or any of its Subsidiaries shall have contested or challenged, other than good faith disputes regarding interpretation of contractual provisions, the validity, perfection or priority of, or attempted to invalidate, such liens or the validity or enforceability of a material provision of any Collateral Document or material portion of any Collateral or Guarantee document, such breach shall not be an Event of Default unless such breach continues unremedied or uncured for more than twenty (20) Business Days after the earlier of (x) a Responsible Officer of Hawaiian or any Issuer obtaining knowledge of such default or (y) receipt by any Issuer of written notice from the Trustee of such default; provided that, if such Person is proceeding with diligence and good faith to cure or remedy such default and such default is susceptible to cure, such twenty (20) Business Days shall be extended as may be necessary to cure such failure, such extended period not to exceed thirty (30) Business Days in the aggregate (inclusive of the original twenty (20) Business Day period); or
(v)    any SPV Party (A) commences a voluntary case or procedure, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, (E) admits in writing its inability generally to pay its debts as they become due, or (F) proposes or passes a resolution for its voluntary winding up or liquidation; or
(vi)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A)    is for relief against any SPV Party;
(B)    appoints a receiver, trustee, liquidator, provisional liquidator, custodian, conservator or other similar official of any SPV Party or for all or substantially all of the property of any SPV Party; or
(C)    orders the liquidation of any SPV Party, in each case, the order or decree remains unstayed and in effect for sixty (60) consecutive days; or
(vii)    failure by any SPV Party, Hawaiian, Hawaiian Holdings, or any of Hawaiian’s Material Subsidiaries to pay one or more final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $100.0 million (determined net of amounts covered by insurance policies issued by creditworthy insurance companies or by third party indemnities or a combination thereof), which judgments are not paid, discharged, bonded, satisfied or stayed for a period of sixty (60) days; or
(viii)    (A) any Obligor shall default in the performance of any obligation relating to Material Indebtedness and any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders shall have caused such Material Indebtedness to become due prior to its scheduled final maturity date or (B) any Obligor shall default in the payment of the outstanding principal amount due on the scheduled final maturity date of any Indebtedness outstanding under one or more agreements of such Obligor, any applicable grace periods shall have expired and such failure to make payment when due shall be continuing for a period of more than five (5) consecutive Business Days following the applicable scheduled final maturity date thereunder, in an aggregate principal amount at any time unpaid exceeding $100.0 million; provided that any such payment default or acceleration resulting from any Hawaiian Bankruptcy Case shall not constitute a default under this Section 6.02(a)(viii); or
(ix)    (A) any SPV Party shall default in the performance of any obligation relating to Material Indebtedness and any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders shall have caused, or shall be entitled or have the right to cause, such Material Indebtedness to become due prior to its scheduled final maturity date or (B) any SPV Party shall default in the payment of the outstanding principal amount due on the scheduled final maturity date of any Indebtedness outstanding under one or more agreements of such party, any applicable grace periods shall have expired following the applicable scheduled final maturity date thereunder, in an aggregate principal amount at any time unpaid exceeding $100.0 million; or
(x)    a termination of a Plan of any Obligor pursuant to Section 4042 of ERISA that would reasonably be expected to result in a Material Adverse Effect (in excess of insurance and third party indemnities); or
(xi)    (A) an exit from, or a termination or cancellation of, the HawaiianMiles Program or (B) any termination, expiration or cancellation of (1) any IP Agreement, (2) the Hawaiian Intercompany Loan or (3) a Significant HawaiianMiles Agreement for which, solely in the case of this clause (3), a Permitted Replacement HawaiianMiles Agreement is not entered into as of the effective date of such termination, expiration or cancellation; or
(xii)    any Obligor makes a Material Modification to any Significant HawaiianMiles Agreement, any IP Agreement, or the Hawaiian Intercompany Loan without the prior written consent of the Collateral Agent (acting at the direction of the Required Debtholders); or
(xiii)    [reserved]; or
(xiv)    (A) the occurrence of a Hawaiian Bankruptcy Case, and any of the Hawaiian Case Milestones shall cease to be met or complied with, as applicable; or (B) the occurrence of a Brand IP Case Milestones Termination Event; or
(xv)    an Issuer Change of Control; or
(xvi)    (A) failure of any SPV Party to maintain at least one Independent Director for more than seven (7) consecutive Business Days or (B) the removal of any Independent Director of any SPV Party without “Cause” (as such term is defined in the Specified Organizational Documents of such SPV Party) or without giving prior written notice to the Trustee, each as required in the Specified Organizational Documents of such SPV Party.

(b)    Subject to the terms of the Collateral Agency and Accounts Agreement, after (i) the occurrence and continuance of an Issuer Bankruptcy Event or (ii) the occurrence and continuance of any other Event of Default of which the Collateral Agent (at the direction of the Required Debtholders) or the Trustee (at the direction of the Permitted Noteholders) has provided the Issuers (with a copy to the Collateral Agent, or the Trustee, as applicable) with at least two (2) Business Days’ prior written notice that the Available Funds will be distributed pursuant to the priority set forth below, any payments, recoveries or distributions received in any proceeding under any Bankruptcy Laws, including adequate protection and Chapter 11 plan distributions, to the extent received by the Trustee from the Collateral Agent as the Notes’ Allocable Share thereof shall be applied by the Trustee together with any Available Funds, as follows:
(i)    first, (x) to the Trustee and the Collateral Custodian, Fees, costs, expenses, reimbursements and indemnification amounts due and payable to such Agents pursuant to the terms of the Collateral Documents and then (y) ratably, to the Trustee and the Collateral Custodian, Fees, costs, expenses, reimbursements and indemnification amounts due and payable to such Agents pursuant to the terms of this Indenture or the Collateral Documents and then (z) ratably, for the Notes’ Allocable Share of the fees, expenses and other amounts due and owing to the Administrator and any Independent Director (or any such service provider providing the services of an Independent Director) of any SPV Party (to the extent not otherwise paid);
(ii)    second, to the Trustee, on behalf of the Holders, in the amount necessary to pay any due and unpaid interest on the Notes;
(iii)    third, to the Trustee, on behalf of the Holders, in an amount equal to the amount necessary to pay the outstanding principal balance of the Notes in full;
(iv)    fourth, to pay to the Trustee on behalf of the Holders, any additional Obligations then due and payable, including any premium; and
(v)    fifth, all remaining amounts shall be deposited into a Collection Account as directed by the Issuers (provided that the Trustee shall have no obligation to make the distribution in this clause (v) in the absence of such direction by the Issuers).
Section 6.03    Remedies Exercisable by the Trustee.
(a)    Upon the occurrence of an Event of Default and at any time during the continuance thereof, the Trustee shall, at the request of the Permitted Noteholders, by written notice to the Obligors and Holders (with a copy to the Collateral Agent and the Collateral Custodian), take or direct, as applicable, one or more of the following actions, at the same or different times:
(i)    declare the Notes or any portion thereof then outstanding to be forthwith due and payable, whereupon the principal of the Notes and other Obligations and all other liabilities of the Obligors accrued under this Indenture and under any other Collateral Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived by the

Obligors, anything contained herein or in any other Collateral Document to the contrary notwithstanding;
(ii)    provide notice to the Issuers that any funds, payments, recoveries, distributions or Available Funds received shall be applied as set forth in Section 6.02(b) rather than as set forth in Section 4.01;
(iii)    subject to the terms of the Intercreditor Agreements and any limitations therein (including the limitation in Section 4.4 of the Collateral Agency and Accounts Agreement), set-off amounts in any Controlled Account or any other collateral accounts maintained with the Trustee, the Collateral Custodian, the Collateral Agent or the Depositary (or any of their respective affiliates) and apply such amounts to the obligations of the Obligors under this Indenture and the Collateral Documents; and
(iv)    subject to the terms of the Collateral Documents and any limitations therein (including the limitation in Section 4.4 of the Collateral Agency and Accounts Agreement), exercise any and all remedies under the Collateral Documents and under applicable law available to the Trustee, the Collateral Agent and the Holders.
(b)    In case of any Event of Default in Section 6.02(a)(v) or Section 6.02(a)(vi) hereof, the actions and events in Section 6.03(a)(i) and Section 6.03(a)(ii) hereof shall be required or taken automatically, without presentment, demand, protest or other notice of any kind, all of which will be waived by the Obligors.
Section 6.04    Waiver of Past Defaults.
The Permitted Noteholders by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Indenture, except a continuing Default in the payment of interest, principal and premium, if any, on any Note held by a non-consenting Holder; provided, that subject to Section 6.03 hereof, the Permitted Noteholders may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.05    Control by Majority.
The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that, subject to Section 7.01, the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would subject the Trustee to personal liability; provided, however that the Trustee has no duty to determine whether any such action is prejudicial to any Holder or beneficial owner of the Notes.
Section 6.06    Limitation on Suits.

(a)    Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:
(i)    such Holder has previously given the Trustee written notice that an Event of Default is continuing;
(ii)    Holders of at least 25.0% in aggregate principal amount of the total outstanding Notes have made a written request to the Trustee to pursue the remedy;
(iii)    Holders of the Notes have offered and, if requested, provide to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense;
(iv)    the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and
(v)    the Permitted Noteholders have not given the Trustee a direction inconsistent with such request within such 60-day period.
(b)    A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.
Section 6.07    Rights of Holders of Notes to Receive Payment.
Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, interest and premium, if any, on the Notes, on or after the respective due dates expressed in the Note (including in connection with a Mandatory Repurchase Offer, ECF Repurchase Offer, or a Hawaiian Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.08    Collection Suit by Trustee.
If an Event of Default specified in Section 6.02(a)(i) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of interest remaining unpaid, principal and premium, if any, on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09    Restoration of Rights and Remedies.
If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuers, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.
Section 6.10    Rights and Remedies Cumulative.
Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
Section 6.11    Delay or Omission Not Waiver.
No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.
Section 6.12    Trustee May File Proofs of Claim.
The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel), the Collateral Custodian (including any claim for the reasonable compensation, expenses, disbursements and advances of the Collateral Custodian, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Custodian, their agents and counsel, and any other amounts due the Trustee or Collateral Custodian under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Collateral Custodian, their agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.13    Undertaking for Costs.
In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.13 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.
ARTICLE 7
TRUSTEE
Section 7.01    Duties of Trustee.
(a)    If an Event of Default has occurred and is continuing (which is known to the Trustee), the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)    Except during the continuance of an Event of Default:
(i)    the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(ii)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(c)    the Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(i)    this Section 7.01(c) does not limit the effect of Section 7.01(b);
(ii)    the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.06 hereof.
(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to the provisions of this Article 7.
(e)    The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes, unless the Holders have offered, and if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.
(f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
Section 7.02    Rights of Trustee and Collateral Custodian.
(a)    The Trustee and the Collateral Custodian may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person and upon any order or decree of a court of competent jurisdiction. The Trustee and the Collateral Custodian need not investigate any fact or matter stated in the document, but the Trustee and the Collateral Custodian, in their discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or the Collateral Custodian shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney at the sole cost of Hawaiian and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
(b)    Before the Trustee or the Collateral Custodian acts or refrains from acting, they may require an Officer’s Certificate or an Opinion of Counsel or both. Neither the Trustee nor the Collateral Custodian shall be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee and the Collateral Custodian may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel or both shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(c)    The Trustee and the Collateral Custodian may act through their attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.
(d)    The Trustee and the Collateral Custodian shall not be liable for any action they take or omit to take in good faith that they believe to be authorized or within the rights or powers conferred upon it by this Indenture.
(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by a Responsible Officer of the Issuers.

(f)    None of the provisions of this Indenture shall require the Trustee or the Collateral Custodian to expend or risk their own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of their duties hereunder, or in the exercise of any of their rights or powers if they shall have reasonable grounds for believing that repayment of such funds or security or indemnity satisfactory to them against such risk or liability is not assured to them.
(g)    Neither the Trustee nor the Collateral Custodian shall be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee or the Collateral Custodian, as applicable, has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by a Responsible Officer of the Trustee or the Collateral Custodian, as applicable, at the Corporate Trust Office of the Trustee or Collateral Custodian, respectively, and such notice references the Notes and this Indenture. Neither the Trustee nor the Collateral Custodian shall be responsible for knowledge of the terms and conditions of any other agreement, instrument or document other than this Indenture and the other Collateral Documents to which it is party.
(h)    In no event shall the Trustee or the Collateral Custodian be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.
(i)    The rights, privileges, protections, immunities and benefits given to the Trustee and the Collateral Custodian, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee and the Collateral Custodian in each of its capacities hereunder and under the Collateral Documents, and each agent, custodian and other Person employed to act hereunder.
(j)    The Trustee and the Collateral Custodian may request that the Issuers and any Guarantor deliver an Officer’s Certificate (upon which the Trustee and the Collateral Custodian may conclusively rely) setting forth the names of the individuals and/or titles of Responsible Officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person specified as so authorized in any certificate previously delivered and not superseded.
(k)    The Trustee and the Collateral Custodian shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.
(l)    The permissive right of the Trustee and the Collateral Custodian to take or refrain from taking any actions enumerated herein shall not be construed as a duty.
(m)    The Trustee shall not be bound to make any investigation into (i) the performance or observance by the Issuers or any other Person of any of the covenants, agreements or other terms or conditions set forth in this Indenture or in any related document, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture, any related document or any other agreement, instrument or document, (iii) the creation, perfection or priority of any Lien purported to be created by this Indenture or any related document or (iv) the value or the sufficiency of any Collateral.
(n)    The Trustee shall not have any duty or responsibility in respect of (i) any recording, filing, or depositing of this Indenture or any other agreement or instrument, monitoring or filing any financing statement or continuation statement evidencing a security interest, the maintenance of any such recording, filing or depositing or to any re-recording, re-filing or re-depositing of any thereof, or otherwise monitoring the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Collateral, (ii) the acquisition or maintenance of any insurance or (iii) the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral.
(o)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or to institute, conduct or defend any litigation hereunder or in relation hereto, at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture or any related document, unless such Holders shall have offered to the Trustee security, indemnity or prefunding satisfactory to the Trustee, in its sole discretion, against the losses, costs, expenses (including attorneys’ fees and expenses) and liabilities that might be incurred by the Trustee in compliance with such request, order or direction.
(p)    Each Holder, by its acceptance of a Note hereunder, represents that it has, independently and without reliance upon the Trustee or any other Person, and based on such documents and information as it has deemed appropriate, made its own investment decision in respect of the Notes. Each Holder also represents that it will, independently and without reliance upon the Trustee or any other Person, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Indenture and in connection with the Notes. Except for notices, reports and other documents expressly required to be furnished to the Holders by the Trustee hereunder, the Trustee shall not have any duty or responsibility to provide any Holder with any other information concerning the Issuers, the servicer or any other parties to any related documents which may come into the possession of the Trustee or any of its officers, directors, employees, agents, representatives or attorneys-in-fact.
(q)    If the Trustee requests instructions from the Issuers or the Holders with respect to any action or omission in connection with this Indenture, the Trustee shall be entitled (without incurring any liability therefor) to refrain from taking such action and continue to refrain from acting unless and until the Trustee shall have received written instructions from the Issuers or the Holders, as applicable, with respect to such request.
(r)    In no event shall the Trustee be liable for any failure or delay in the performance of its obligations under this Indenture or any related documents because of circumstances beyond the Trustee’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, pandemics, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Indenture or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Trustee’s control whether or not of the same class or kind as specified above; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
(s)    The Trustee shall not be liable for failing to comply with its obligations under this Indenture in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other person which are not received or not received by the time required.
(t)    The Trustee shall be fully justified in failing or refusing to take any action under this Indenture or any other related document if such action (A) would, in the reasonable opinion of the Trustee, in good faith (which may be based on the advice or opinion of counsel), be contrary to applicable law, this Indenture or any other related document, or (B) is not provided for in this Indenture or any other related document.
Section 7.03    Individual Rights of Trustee.
The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee. The Collateral Custodian and any Agent may do the same with like rights.
Section 7.04    Trustee’s Disclaimer.
The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
Section7.05    Notice of Defaults.
If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall send to Holders of Notes a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of interest, principal and premium, if any, on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes. The Trustee shall not be deemed to know of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee.
Section 7.06    [Reserved.]
Section 7.07    Compensation and Indemnity.
(a)    The Issuers shall pay to the Trustee and Collateral Custodian from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. Neither the Trustee’s nor Collateral Custodian’s compensation shall be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee and Collateral Custodian promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and Collateral Custodian’s agents and counsel.
(b)    The Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee and the Collateral Custodian, each of their officers, directors, employees and agents for, and hold the Trustee and Collateral Custodian harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuers and the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuers or any Guarantors, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee or Collateral Custodian, as applicable, shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee or Collateral Custodian, as applicable, to so notify the Issuers shall not relieve the Issuers of their obligations hereunder. The Issuers shall defend the claim and the Trustee and Collateral Custodian may have separate counsel and the Issuers shall pay the fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or Collateral Custodian through the Trustee’s or Collateral Custodian’s, respectively, own willful misconduct or gross negligence.
(c)    The obligations of the Issuers and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee or Collateral Custodian.
(d)    To secure the payment obligations of the Issuers and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.
(e)    When the Trustee or Collateral Custodian incurs expenses or renders services after an Event of Default specified in Section 6.02(a)(v) or Section 6.02(a)(vi) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08    Replacement of Trustee.
(a)    A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:
(i)    the Trustee fails to comply with Section 7.10 hereof;
(ii)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(iii)    a custodian or public officer takes charge of the Trustee or its property; or
(iv)    the Trustee becomes incapable of acting.
(b)    If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.
(c)    If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuers’ expense), the Issuers or the Holders of at least 10.0% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
(d)    If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
(e)    A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided, all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.
Section 7.09    Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another entity, the successor entity without any further act shall be the successor Trustee.
Section 7.10    Eligibility; Disqualification.
There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.
Section 7.11    Replacement of Collateral Custodian.
In the event that the Collateral Custodian shall no longer have the deposit rating necessary for the Notes Payment Account, Notes Reserve Account and the ECF Account to be Eligible Accounts, the Loyalty Issuer and Brand Issuer, or if any such account is not jointly held, either Loyalty Issuer or Brand Issuer, as applicable, as the sole accountholder, shall be permitted to and shall promptly, and in any event within 60 days, move the Notes Payment Account, the Notes Reserve Account and the ECF Account, as applicable, to another depository institution selected by the applicable Issuer that has the deposit rating necessary for the Notes Payment Account, Notes Reserve Account and ECF Account to be Eligible Accounts, and will cause such depositary institution to execute an Account Control Agreement.
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance.
The Issuers may, at their option and at any time, elect to have either Section 8.02 or Section 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
Section 8.02    Legal Defeasance and Discharge.
(a)    Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in this Section 8.02(a) and Section 8.02(b), and to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuers, shall execute such instruments reasonably requested by the Issuers acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:
(i)    the rights of Holders of Notes to receive payments in respect of the interest, principal and premium, if any, on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;
(ii)    the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(iii)    the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and
(iv)    this Article 8.
(b)    Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.
Section 8.03    Covenant Defeasance.
Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under Section 4.06 through Section 4.17, Section 4.19 through Section 4.21, Section 4.27 through Section 4.31 and Section 5.01 (except for Section 5.01(a)(i) and (ii) and Section 5.01(d)) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes may not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.02 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.02(a)(ii) (solely with respect to the defeased covenants listed above), Section 6.02(a)(iii) (solely with respect to the defeased covenants listed above) or Section 6.02(a)(iv) (solely with respect to the defeased covenants listed above) hereof shall not constitute Events of Default.
Section 8.04    Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or Section 8.03 hereof to the outstanding Notes:
(a)    the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized independent registered public accounting firm, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;
(b)    in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that,
(i)    the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or
(ii)    since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that the beneficial owners of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(c)    in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that the Holders of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(d)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which any Issuer is a party or by which any Issuer is bound;
(e)    the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of preferring Holders over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others;
(f)    the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and
(g)    no Event of Default shall have occurred and be continuing either: (x) on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit); or (y) insofar as the Events of Default under Section 6.02(a)(v) or Section 6.02(a)(vi) or Section 6.02(a)(xiv) are concerned, at any time in the period ending on the 91st day after the date of deposit.
Section 8.05    Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.
(a)    Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of interest, principal and premium, if any, on the Note, but such money need not be segregated from other funds except to the extent required by law.
(b)    The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
(c)    Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04 hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.06    Repayment to Issuers.
Subject to applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the interest, principal and premium, if any, on any Note and remaining unclaimed for two years after such interest, principal and premium, if any, on such Note has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease.
Section 8.07    Reinstatement.
If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or Section 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ obligations under the

Notes Documents shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03 hereof, as the case may be; provided, however, that if the Issuers make any payment of interest, principal and premium, if any, on any Note following the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
Section 8.08    Application of Trust Money.
Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to this Article 8 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including either of the Issuers acting as Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the interest, principal and premium, if any, on the Notes for whose payment such money has been deposited with or received by the Trustee; but such money need not be segregated from other funds except to the extent required by law. Money so held in trust is subject to the Trustee’s rights under Section 7.07.
ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01    Without Consent of Holders of Notes.
(a)    Notwithstanding anything to the contrary in Section 9.02 hereof, the Issuers, any Guarantor (with respect to a Note Guarantee or this Indenture) and the Trustee, subject to the restrictions in the Collateral Agency and Accounts Agreement and, in the case of any Collateral Document, the restrictions in such Collateral Document, may amend or supplement this Indenture, any other Notes Documents and any Intercreditor Agreement (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Notes Document or Intercreditor Agreement) without the consent of any Holder and the Issuers may direct the Trustee, and the Trustee shall (upon receipt of the documents required by the last paragraph of this Section 9.01), enter into an amendment to this Indenture, any other Notes Documents or any Intercreditor Agreement, as applicable, to:
(i)    effect the issuance of additional Notes or any other Series of Senior Secured Debt permitted under the Notes Documents in accordance with the terms of this Indenture and the other Collateral Documents or the terms thereof; or amend or supplement any Intercreditor Agreement; provided, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Trustee under this Indenture, any other Notes Document or Intercreditor Agreement without its prior written consent;
(ii)    evidence the succession of another Person to Hawaiian pursuant to a consolidation, merger or conveyance, transfer or lease of assets permitted under this Indenture;

(iii)    surrender any right or power conferred upon any Obligor;
(iv)    add to the covenants herein or in any Collateral Document such further covenants, restrictions, conditions or provisions for the protection of the Holders of the Notes, and to add any additional Events of Default for the Notes;
(v)    (x) cure any ambiguity, omission, mistake, defect or inconsistency, (y) effect administrative changes of a technical or immaterial nature and (z) correct or cure any incorrect cross references or similar inaccuracies and such amendment shall be deemed approved by the Holders if the Holders shall have received at least five (5) Business Days’ prior written notice of such change and the Trustee shall not have received, within five (5) Business Days of the date of such notice to the Holders, a written notice from the Permitted Noteholders stating that the Permitted Noteholders object to such amendment;
(vi)    convey, transfer, assign, mortgage or pledge any property to or with the Trustee or the Collateral Agent or to make such other provisions in regard to matters or questions arising under this Indenture, any other Notes Documents or any Intercreditor Agreement as shall not adversely affect the interests of any Holders;
(vii)    modify or amend this Indenture in such a manner as to permit the qualification of this Indenture or any supplemental Indenture under the Trust Indenture Act as then in effect;
(viii)    add to or change any provisions of this Indenture to such extent as necessary to permit or facilitate the issuance of the Notes in bearer or uncertificated form, provided that any such action shall not adversely affect the interests of the Holders of Notes in any material respect;
(ix)    (A) effect the granting, perfection, protection, expansion or enhancement of any security interest for the benefit of the Senior Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Senior Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cause such guarantee, collateral or security document or other document to be consistent with this Indenture and the other Notes Documents;
(x)    provide additional guarantees for the Notes;
(xi)    evidence the release of liens in favor of the Trustee or the Collateral Agent in the Collateral in accordance with the terms of this Indenture, the other Collateral Documents and the Intercreditor Agreements;
(xii)    evidence and provide for the acceptance of appointment of a separate or successor Trustee and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of this Indenture by more than one Trustee; or

(xiii)    conform the text of the Notes, the Note Guarantees or any of the Notes Documents to any provision of the section “Description of Notes” in the Offering Memorandum to the extent that such provision in the Offering Memorandum was intended to be a verbatim recitation of a provision of the Notes, the Note Guarantees or any of the Notes Documents, as set forth in an Officer’s Certificate delivered to the Trustee.
(b)    Upon the request of the Issuers and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon (i) execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto and (ii) delivery of an Officer’s Certificate complying with the provisions of Section 9.06, Section 12.04 and Section 12.05 hereof.
Section 9.02    With Consent of Holders of Notes.
(a)    Except as otherwise provided in this Section 9.02, the Issuers and the Trustee may amend or supplement this Indenture and any other Notes Document with the consent of the Permitted Noteholders voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.
(b)    Upon the request of the Issuers and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee and Collateral Agent, if applicable, of the documents described in Section 9.06 hereof, the Trustee shall join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture or amendment or supplement to the Collateral Documents unless such amended or supplemental indenture or amendment or supplement to any Collateral Document affects the Trustee’s own rights, duties or immunities under this Indenture, any Collateral Document or otherwise, in which case the Trustee, may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture or amendment or supplement to any Collateral Document.
(c)    It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver. It shall be sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.
(d)    After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers shall send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. The failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of any such amendment, supplement or waiver. Furthermore, by its acceptance of the Notes, each Holder of the Notes is deemed to have consented to the terms of the Intercreditor Agreements and the Collateral Documents and to have authorized and directed each of the Trustee and Collateral Agent to execute, deliver and perform each of the Intercreditor Agreements and Collateral Documents to which it is a party, binding the Holders to the terms thereof.
(e)    Except as provided in Section 9.01, no modification, amendment or waiver of any provision of this Indenture or any other Notes Document (other than any Account Control Agreement), and no consent to any departure by any Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Permitted Noteholders (or signed by the Trustee with the written consent of the Permitted Noteholders); and, with respect to any Collateral Document, subject to the restrictions contained therein, provided that no such modification, amendment or supplement shall without the prior written consent of:
(i)    each Holder directly and adversely affected thereby, (A) reduce the principal amount of, premium, if any, or interest if any, on, or (B) extend the Stated Maturity or interest payment periods, of the Notes or (C) modify such Holder’s ability to vote its obligations pursuant to the Collateral Agency and Accounts Agreement;
(ii)    all of the Holders, (A) amend or modify any provision of this Indenture which provides for the unanimous consent or approval of the Holders to reduce the percentage of principal amount of Notes of the Holders required thereunder or (B) release all or substantially all of the Liens granted to the Collateral Agent or the Trustee under this Indenture or under any Collateral Document (other than as permitted under this Indenture and by the terms of the applicable Collateral Document and the Junior Lien Intercreditor Agreement);
(iii)    all of the Holders, except as referred to under Article 8, release all or substantially all of the Guarantors;
(iv)    the Holders holding no less than 66.67% of the outstanding principal amount of the Notes, (A) release any of the Collateral (other than as otherwise permitted under this Indenture and the Collateral Documents), (B) release any Note Guarantees of the Notes, (C) amend, modify or waive any provision of Section 4.20 or (D) effect any shortening or subordination of term or reduction in liquidated damages under any IP License;
(v)    the Permitted Noteholders, to make the Notes of such holder payable in money or securities other than that as stated in the Notes;
(vi)    the Permitted Noteholders, to impair the right of such holder to institute suit for the enforcement of any payment with respect to the Notes;
(vii)    all Holders, to reduce the percentage specified in the definition of “Permitted Noteholders;” and

(viii)    all Holders, to modify any of the foregoing Section 9.02(e)(i) through (vii).
Section 9.03    [Reserved].
Section 9.04    Revocation and Effect of Consents.
(a)    Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
(b)    The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.
Section 9.05    Notation on or Exchange of Notes.
(a)    The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
(b)    Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
Section 9.06    Trustee to Sign Amendments, Etc.
The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and an Opinion of Counsel stating that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and any Guarantors party thereto, enforceable against them in accordance with its terms, and complies with the provisions hereof. Notwithstanding the foregoing and upon satisfaction of the requirements set forth in the last sentence of Section 9.01 hereof, no Opinion of Counsel shall be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.
ARTICLE 10
GUARANTEES
Section 10.01    Guarantee.
(a)    Subject to this Article 10, each of the Guarantors hereby, jointly and severally irrevocably and unconditionally guarantees (the “Note Guarantees”), to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, the Collateral Custodian, the Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, the due and punctual payment of the unpaid principal and interest on (including defaulted interest, if any, and interest accruing after the Stated Maturity of after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Issuer, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) each Note, whether at the Stated Maturity, upon redemption, upon required prepayment, upon acceleration, upon required repurchase at the option of the holder or otherwise according to the terms thereof and of this Indenture and all other obligations of the Issuers to the Holders, the Trustee or the Collateral Custodian hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
(b)    The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to or any amendment of any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except pursuant to Article 8 or Article 10 or by complete performance of the obligations contained in the Notes and this Indenture.
(c)    If any Holder, the Trustee or the Collateral Custodian is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid either to the Trustee, the Collateral Custodian or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
(d)    Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Collateral Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.
(e)    Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuers for liquidation or reorganization, should the Issuers become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuers’ assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
Section 10.02    Limitation on Guarantor Liability.
Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law or to comply with corporate benefit, financial assistance and other laws.
Section 10.03    Execution and Delivery.
(a)    To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by one of its Responsible Officers.
(b)    Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(c)    If a Responsible Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.
(d)    The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.
Section 10.04    Benefits Acknowledged.
Each Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.
Section 10.05    Release of Note Guarantees.
A Note Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuers or the Trustee is required for the release of such Guarantor’s Note Guarantee, upon the Issuers’ exercising their Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 hereof or the satisfaction and discharge of the Issuers’ obligations under this Indenture in accordance with the terms of this Indenture, so long as (i) no Event of Default shall have occurred and be continuing or shall result therefrom, (ii) the Issuers shall have delivered a certificate of a Responsible Officer certifying that such conditions to the release of such Note Guarantee have been satisfied together with such information relating thereto as the Trustee may reasonably request and (iii) the Trustee shall execute and deliver, at the Issuers’ expense, such documents as any Issuer or Guarantor may reasonably request and prepare to evidence the release of the Note Guarantee of such Guarantor provided herein.
ARTICLE 11
SATISFACTION AND DISCHARGE
Section 11.01    Satisfaction and Discharge.
This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when:
(a)    either
(i)    all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or
(ii)    all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, shall become due and payable at their maturity within one year or are to be called for redemption within one year, and, at the expense of the Issuers, the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities or a combination thereof, in such amounts sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest, if any, to the date of such deposit (in the case of Notes which have become due and payable) or to the final maturity date or redemption date, as the case may be;
(b)    the Issuers have paid or caused to be paid all sums payable by it under this Indenture; and
(c)    the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Notwithstanding the satisfaction and discharge of this Indenture, the provisions of Section 7.07 hereof shall survive and, if money shall have been deposited with the Trustee pursuant to subclause (i) of clause (a) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive.
Section 11.02    Application of Trust Money.
(a)    Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as their own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the interest, principal and premium, if any on the Notes for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
(b)    If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided, that if the Issuers have made any payment of interest, principal and premium, if any, on any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

MISCELLANEOUS
Section 12.01    [Reserved].
Section 12.02    Notices.
(a)    Any notice or communication shall be in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or other electronic transmission or overnight air courier guaranteeing next day delivery addressed as follows:
If to the Issuers and/or any Guarantor:
c/o Hawaiian Airlines, Inc.
3375 Koapaka Street
Suite G-350
Honolulu, Hawai‘i 96819
Attention: Executive Vice President, Chief Legal Officer and Corporate Secretary
Email: Aaron.Alter@HawaiianAir.com
If to the Trustee or the Collateral Custodian:
1100 North Market Street
Wilmington, DE 19890
Attention: Jacqueline Solone
Email: JSolone@WilmingtonTrust.com
The Issuers, any Guarantor, the Trustee or the Collateral Custodian, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
(b)    The Issuers or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.
(c)    Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.
(d)    Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
(e)    Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Notes Depositary pursuant to the standing instructions from the Notes Depositary.

(f)    If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
(g)    If the Issuers mail a notice or communication to Holders, they shall mail a copy to the Trustee, the Collateral Custodian and each Agent at the same time.
(h)    The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the Issuers, any Guarantor or any Holder elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.
Section 12.03    [Reserved].
Section 12.04    Certificate and Opinion as to Conditions Precedent.
Upon any request or application by the Issuers or any of the Guarantors to the Trustee to take or refrain from taking any action under this Indenture, the Issuers or such Guarantor, as the case may be, shall furnish to the Trustee:
(a)    An Officer’s Certificate in form and substance satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
(b)    An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied.
Section 12.05    Statements Required in Certificate or Opinion.
Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.17 hereof) shall include:
(a)    a statement that the individual making such certificate or opinion has read such covenant or condition;

(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(c)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and
(d)    a statement as to whether or not, in the opinion of such individual, such condition or covenant has been complied with; provided, that with respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.
Section 12.06    Rules by Trustee and Agents.
The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
Section 12.07    No Personal Liability of Directors, Officers, Employees and Stockholders.
No past, present or future director, officer, employee, incorporator, member, partner or stockholder of Hawaiian or any Guarantor or any of their direct or indirect parent companies shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
Section 12.08    Governing Law.
THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Section 12.09    Waiver of Jury Trial.
EACH OF THE ISSUERS, THE GUARANTORS, THE TRUSTEE, COLLATERAL CUSTODIAN AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 12.10    No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or Guarantors or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 12.11    Successors.
All agreements of the Issuers and the Guarantors in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors.
Section 12.12    Severability.
In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 12.13    Counterpart Originals.
The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of like import in this Indenture or any related document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Neither the Trustee nor the Collateral Custodian shall have a duty to inquire into or investigate the authenticity or authorization of any electronic signature and both shall be entitled to conclusively rely on any electronic signature without any liability with respect thereto.
Section 12.14    Table of Contents, Headings, Etc.
The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
Section 12.15    U.S.A. PATRIOT Act.
The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee and Collateral Custodian are required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or Collateral Custodian. The parties to this Indenture agree that they will provide the Trustee and Collateral Custodian with such information as the Trustee or Collateral Custodian may reasonably request in order for the Trustee and Collateral Custodian to satisfy the requirements of the U.S.A. PATRIOT Act.
Section 12.16    Jurisdiction.
The Issuers and each Guarantor agree that any suit, action or proceeding against the Issuers or any Guarantor brought by any Holder, the Trustee or the Collateral Custodian arising out of or based upon this Indenture, the Note Guarantees or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuers and each Guarantor irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantees or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuers and each Guarantor agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuers or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuers or the Guarantors, as the case may be, are subject by a suit upon such judgment. The Issuers and each Guarantor hereby designate and appoint Hawaiian as their authorized agent upon which process may be served in any such action or proceeding that may be instituted in any such court, and agree that service of any process, summons, notice or document by U.S. registered mail addressed to Hawaiian, with written notice of said service to such Person at the address of Hawaiian set forth in Section 12.02 hereof, shall be effective service of process for any such legal action or proceeding brought in any such court.
Section 12.17    Legal Holidays.
If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a record date is a Legal Holiday, the record date shall not be affected.
Section 12.18    Currency Indemnity.
Dollars are the sole currency (the “Required Currency”) of account and payment for all sums payable by the Issuers or any Guarantor under or in connection with the Notes, this Indenture and the Note Guarantees, including damages. Any amount with respect to the Notes, this Indenture the Note Guarantees or the other Notes Documents received or recovered in a currency other than the Required Currency, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuers or any Guarantor or otherwise by any Holder or by the Trustee or Paying Agent or Collateral Agent, in respect of any sum expressed to be due to it from the Issuers or any Guarantor will only constitute a discharge to the Issuers or any Guarantor to the extent of the Required Currency amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

If the Required Currency amount is less than the Required Currency amount expressed to be due to the recipient or the Trustee or Paying Agent or Collateral Custodian under the Notes, each of the Issuers and each Guarantor will indemnify such recipient and/or the Trustee or Paying Agent or Collateral Custodian against any loss sustained by it as a result. In any event, the Issuers and each Guarantor will indemnify the recipient against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein, for the Holder of a Note or the Trustee or Paying Agent or Collateral Custodian to certify in a manner satisfactory to the Issuers (indicating the sources of information used) the loss it incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Issuers’ and each Guarantor’s other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee or Paying Agent or Collateral Custodian (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or to the Trustee or Collateral Custodian. For the purposes of determining the amount in a currency other than the Required Currency, such amount shall be determined using the Exchange Rate then in effect.
Section 12.19    Waiver of Immunity.
With respect to any proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in any court of competent jurisdiction, and with respect to any judgment, each party waives any such immunity in any court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such proceeding or judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.
ARTICLE 13
COLLATERAL
Section 13.01    Collateral Documents.
The due and punctual payment of the interest, principal and premium, if any, on the Notes and Note Guarantees when and as the same shall be due and payable, whether on a Payment Date, at maturity, by acceleration, repurchase, redemption, prepayment or otherwise, and interest on the overdue principal of and interest on the Notes and Note Guarantees and performance of all other Obligations of the Issuers and the Guarantors to the Notes Secured Parties under this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Obligations, subject to the terms of the Intercreditor Agreements. The Trustee, the Collateral Custodian, the Issuers and the Guarantors hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Notes Secured Parties pursuant to the terms of the Collateral Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreements as each may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements, and authorizes and directs the Trustee, Collateral Custodian and the Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreements and authorizes and directs the Trustee to enter into the Collateral Agency and Accounts Agreement and any Junior Lien Intercreditor Agreement and authorizes and directs each of the Collateral Agent, the Collateral Custodian and the Trustee to perform its respective obligations and exercise its respective rights under and in accordance with the Collateral Documents and Intercreditor Agreements to which it is a party. The Issuers and the Guarantors shall deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents, and will do or cause to be done all such acts and things as required by the next sentence of this Section 13.01, to assure and confirm to the Collateral Agent a first-priority security interest in the Collateral, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuers, Hawaiian and Hawaiian Holdings shall, in each case at their own expense, (A) promptly execute and deliver (or cause such Subsidiary to execute and deliver) to the Collateral Agent such documents and take such actions to create, grant, establish, preserve and perfect the applicable priority Liens (subject to Permitted Liens) (including to obtain any release or termination of Liens not permitted under Section 4.10 and the filing of UCC financing statements, as applicable) in favor of the Collateral Agent for the benefit of the Senior Secured Parties on such assets of such Issuer or such other Guarantor, as applicable, to secure the Obligations to the extent required under the applicable Collateral Documents, and to ensure that such Collateral shall be subject to no other Liens other than any Permitted Liens and (B) if reasonably requested by the Trustee or the Collateral Agent, deliver to the Trustee, for the benefit of the Trustee, the Notes Secured Parties, the Collateral Agent and the Collateral Custodian, a customary written opinion of counsel to such Issuer or such other Guarantor, as applicable, with respect to the matters described in clause (A) of this Section 13.01, in each case within twenty (20) Business Days after the addition of such Collateral.
Section 13.02    Non-Impairment of Liens.
Any release of Collateral permitted by Section 13.03 will be deemed not to impair the Liens under this Indenture and the other Collateral Documents in contravention thereof.
Section 13.03    Release of Collateral.
The Liens granted to the Trustee or the Collateral Agent, as applicable, by the Issuers and the other Guarantors on any Collateral shall be automatically and unconditionally released with respect to the Notes:
(a)    upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted under this Indenture) to any Person other than another Guarantor or Issuer, to the extent such sale or other disposition is made in compliance with the terms of this Indenture and the other Collateral Documents (and the Trustee or Collateral Agent, as applicable, shall, without further inquiry, rely conclusively on an

Officer’s Certificate and/or Opinion of Counsel to that effect provided to it by any Issuer or other Guarantor, including upon its reasonable request);
(b)    to the extent such Collateral is comprised of property leased to an Issuer or a Guarantor, upon termination or expiration of such lease;
(c)    if the release of such Lien is approved, authorized or ratified in writing by the Holders holding more than 66.67% of the aggregate outstanding principal amount of the Notes;
(d)    to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under its Note Guarantee (in accordance with this Indenture);
(e)    as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents; and
(f)    if such assets constitute Excluded Property.
Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Issuers and the other Guarantors in respect of) all interests retained by the Issuers and the other Guarantors, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of this Indenture or the Collateral Documents.
The terms of the Collateral Agency and Accounts Agreement shall provide that, during the continuance of an Event of Default under any Senior Secured Debt Document, the Collateral Agent shall not release any Lien permitted to be released under the Collateral Agency and Accounts Agreement and the other Senior Secured Debt Documents unless the Required Debtholders have consented to such release pursuant to an Act of Required Debtholders.
Section 13.04    Release upon Termination of the Issuers’ Obligations.
Upon any Discharge of Senior Secured Debt Obligations with respect to any Series of Senior Secured Debt, (i) the application of the provisions of the Collateral Agency and Accounts Agreement to such Senior Secured Debt shall automatically cease, (ii) such Senior Secured Debt shall automatically no longer be secured by the Liens granted in favor of the Collateral Agent and (iii) the Collateral Agent, at the request and sole expense of the Grantors, shall, upon its receipt of the deliverables required by the Collateral Agency and Accounts Agreement, execute and deliver to the Grantors all releases or other documents reasonably necessary or desirable to evidence the foregoing.

Section 13.05    Suits to Protect the Collateral.
(a)    Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct the Collateral Agent to take all actions it determines in order to:
(i)    enforce any of the terms of the Collateral Documents; and
(ii)    collect and receive any and all amounts payable in respect of the Obligations hereunder.
(b)    Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, the Trustee and the Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee and/or the Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 13.05 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.
Section 13.06    Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.
Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.
Section 13.07    Lien Sharing and Priority Confirmation.
Each Holder hereby agrees (i) that all Obligations will be and are secured equally and ratably by all Priority Liens (as defined in the Collateral Agency and Account Agreement) at any time granted by any Grantor to the Collateral Agent to secure any obligations in respect of any other Series of Senior Secured Debt (as defined in the Collateral Agency and Account Agreement), whether or not upon property otherwise constituting Collateral, and that all such Priority Liens will be enforceable by the Collateral Agent for the benefit of all holders of Senior Secured Debt Obligations (as defined in the Collateral Agency and Account Agreement) equally and ratably; and (ii) that each Holder is bound by the provisions of the Collateral Agency and Account Agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from enforcement of Priority Liens; and each Holder consents to the terms of the Collateral Agency and Account Agreement and the Collateral Agent’s performance of, and directing the Collateral Agent to enter into and perform its obligations under, the Collateral Agency and Account Agreement and the other Senior Secured Debt Documents.
Section 13.08    Limited Recourse; Non-Petition.

Notwithstanding any other provision of this Indenture or any other document to which it may be a party, the obligations of each SPV Party from time to time and at any time hereunder are limited recourse obligations of such SPV Party and are payable solely from the assets thereof available at such time and amounts derived therefrom and following realization of the assets of such SPV Party, and application of the Proceeds (including proceeds of assets upon which a Lien was purported to be granted) thereof in accordance with this Indenture and the other Collateral Documents, all obligations of and any remaining claims against such SPV Party hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, or incorporator of the SPV Parties, their respective Affiliates or their respective successors or assigns for any amounts payable hereunder other than any guaranty by such shareholder expressly provided in the Transaction Documents. Notwithstanding any other provision of this Indenture, no Person may, prior to the date which is one year (or if longer, any applicable preference period) and one day after the Discharge of Senior Secured Debt Obligations, institute against, or join any other Person in instituting against, any SPV Party any insolvency or liquidation proceeding, or other proceedings under Cayman Islands, U.S. federal or state bankruptcy or similar laws. Nothing in this Section 13.08 shall preclude, or be deemed to estop, the parties hereto (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or insolvency or liquidation proceeding voluntarily filed or commenced by any SPV Party or (B) any involuntary insolvency or liquidation proceeding filed or commenced by any non-affiliated Person, or (ii) from commencing against any SPV Party or any of their respective property any legal action which is not an insolvency or liquidation proceeding. It is understood that the foregoing provisions of this Section shall not (x) prevent recourse to the assets of the SPV Parties (including the Collateral) or (y) constitute a waiver, release or discharge of any Indebtedness or obligation secured hereby until all assets of SPV Parties (including the Collateral) have been realized. It is further understood that the foregoing provisions of this Section 13.08 shall not limit the right of any Person to name any SPV Party as a party defendant in any proceeding or in the exercise of any other remedy hereunder, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Persons.
[Signature pages follow]

HAWAIIAN HOLDINGS, INC.

By:	/s/ Shannon L. Okinaka
Name: Shannon L. Okinaka
Title: Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Indenture]

HAWAIIAN AIRLINES, INC.

By:	/s/ Shannon L. Okinaka
Name: Shannon L. Okinaka
Title: Executive Vice President & Chief Financial Officer

[Signature Page to Indenture]

EXECUTED AS DEED ON BEHALF OF:
HAWAIIAN BRAND INTELLECTUAL PROPERTY, LTD.

By:	/s/ Shannon L. Okinaka
Name: Shannon L. Okinaka
Title: Director

EXECUTED AS DEED ON BEHALF OF:
HAWAIIANMILES LOYALTY, LTD.

By:	/s/ Shannon L. Okinaka
Name: Shannon L. Okinaka
Title: Director

EXECUTED AS DEED ON BEHALF OF:
HAWAIIAN FINANCE 1, LTD.

By:	/s/ Shannon L. Okinaka
Name: Shannon L. Okinaka
Title: Director

EXECUTED AS DEED ON BEHALF OF:
HAWAIIAN FINANCE 2, LTD.

By:	/s/ Shannon L. Okinaka
Name: Shannon L. Okinaka
Title: Director

[Signature Page to Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee and as Collateral Custodian

By:	/s/ Anita Rosell Woolery
Name: Anita Rosell Woolery
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]
[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]
[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]
[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [ ]
ISIN [ ]1

[[RULE 144A][REGULATION S] GLOBAL NOTE
representing up to
$______________]
5.750% Senior Secured Notes due 2026

No. ___ [$______________]

HAWAIIAN BRAND INTELLECTUAL PROPERTY, LTD. and
HAWAIIANMILES LOYALTY, LTD.

promise to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] of ________________________ United States Dollars on [________], 2026.

Payment Dates: 20th calendar day of January, April, July, and October, or if such day is not a Business Day, the next succeeding Business Day
Record Dates: Each Business Day immediately preceding each Payment Date
1 Rule 144A Note CUSIP: [_________]
Rule 144A Note ISIN: [_________]
Regulation S Note CUSIP: [_________]
Regulation S Note ISIN: [_________]

IN WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.

Dated:
HAWAIIAN BRAND INTELLECTUAL PROPERTY, LTD.
By: ____________________________________
Name:
Title:

HAWAIIANMILES LOYALTY, LTD.
By: ____________________________________
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee
Dated:

By: Authorized Signatory

[Back of Note]
5.750% Senior Secured Notes due 2026
Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
1. INTEREST AND PRINCIPAL. The Issuers promise to pay the outstanding principal amount on the Notes in full on January 20, 2026. The Notes will bear interest at a rate of 5.750% per annum on the outstanding principal amount thereof, provided that if the LTV Ratio (as defined in the Indenture) exceeds 62.50%, the interest rate on the Notes for each subsequent interest period will increase by 2.00% until such time as the LTV Ratio does not exceed 62.5%. Interest on the Notes is payable quarterly in arrears on each Payment Date and will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance, to but excluding such Payment Date, calculated on the basis of a 360-day year composed of twelve 30-day months. Interest will also be paid on each prepayment date, redemption date or repurchase date, as the case may be, as provided in the Indenture on the amount of principal so paid for the period from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance to but excluding such date of payment.
2. METHOD OF PAYMENT. The Issuers will pay interest, principal and premium, if any, on the Notes to the Persons who are registered Holders of Notes at the close of business on the Business Day immediately preceding the Payment Date, even if such Notes are canceled after such record date and on or before such Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided, that payment by wire transfer of immediately available funds will be required with respect to interest, principal and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuers or the Paying Agent. U.S. Dollars are the sole currency of account and payment for all sums payable by the Issuers or any Guarantor under or in connection with the Notes, the Indenture and the Guarantees.
3. PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to the Holders. Either Issuer may act in any such capacity.
4. INDENTURE. The Issuers issued the Notes under an Indenture, dated as of February 4, 2021 (the “Indenture”), among the Issuers, the Guarantors from time to time party thereto, the Trustee and Wilmington Trust, National Association, as Collateral Custodian. This Note is one of a duly authorized issue of Notes of the Issuers designated as its 5.750% Senior Secured Notes due 2026. The Issuers shall be entitled to issue Additional Notes pursuant to Section 2.01 and Section 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
5. REDEMPTION, PREPAYMENT AND REPURCHASE. The Notes may be redeemed at the option of the Issuers and may be the subject of a Mandatory Prepayment Event, ECF Repurchase Offer, Hawaiian Change of Control Offer, and a Mandatory Repurchase Offer, as further provided in the Indenture. Except as provided in the Indenture, the Issuers shall not be required to make any mandatory prepayments, redemptions, repurchases or sinking fund payments with respect to the Notes.
6. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for prepayment, redemption or tendered (and not withdrawn) for repurchase in connection with a Mandatory Prepayment Event, ECF Repurchase Offer, Hawaiian Change of Control Offer, a Mandatory Repurchase Offer, or other tender offer, respectively, in whole or in part, except for the unredeemed portion of any Note being redeemed in part.
7. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.
8. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.
9. CASH TRAP, DEFAULTS AND REMEDIES. The Cash Trap Events and Events of Default relating to the Notes are defined in Section 6.01 and Section 6.02 of the Indenture, respectively. Upon the occurrence of a Cash Trap Event or Event of Default, as applicable, the rights and obligations of the Issuers, the Guarantors, the Trustee and the Holders shall be set forth in the applicable provisions of the Indenture.
10. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid for any purpose until authenticated by the manual signature of the Trustee or an authenticating agent.
11. Limited Recourse and Non-petition. The provisions of Section 13.08 of the Indenture are incorporated herein mutatis mutandis.
12. GOVERNING LAW. THE INDENTURE, the notes and the guarantees SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
13. NOTICES. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or other electronic transmission or overnight air courier guaranteeing next day delivery addressed as follows:
Hawaiian Airlines, Inc.
3375 Koapaka Street
Suite G-350
Honolulu, Hawai‘i 96819
Attention: Chief Legal Officer
Email: Aaron.Alter@HawaiianAir.com

If to the Trustee or the Collateral Custodian:
1100 North Market Street
Wilmington, DE 19890
Attention: Jacqueline Solone
Email: JSolone@WilmingtonTrust.com
The Issuers, any Guarantor, the Trustee or the Collateral Custodian, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.
Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
Notwithstanding any other provision of the Indenture or this Note, where the Indenture or this Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Notes Depositary pursuant to the standing instructions from the Notes Depositary.
If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
The Trustee agrees to accept and act upon instructions or directions pursuant to the Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the Issuers, any Guarantor or any Holder elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

ASSIGNMENT FORM
To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)
(Insert assignee’s soc. sec. or tax I.D. no.)
(Print or type assignee’s name, address and zip code)
and irrevocably appoint
to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.
Date: _____________________
Your Signature:
(Sign exactly as your name appears on     the face of this Note)
Signature Guarantee:* __________________________________
* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Issuers pursuant to Section 3.09, Section 4.22, or Section 4.23 of the Indenture, check the appropriate box below:
[ ] Section 3.09 [ ] Section 4.22 [ ] Section 4.23
If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 3.09, Section 4.22, or Section 4.23 of the Indenture, state the amount you elect to have purchased:
$_______________
Date: _____________________
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:
Signature Guarantee:* __________________________________
* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*
The initial outstanding principal amount of this Global Note is $__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Note Custodian

__________________
* This schedule should be included only if the Note is issued in global form.